Exhibit 10.2

CREDIT AND GUARANTY AGREEMENT

dated as of May 26, 2011

among

XERIUM TECHNOLOGIES, INC. and XERIUM TECHNOLOGIES LIMITED,

as Borrowers,

CERTAIN SUBSIDIARIES OF THE BORROWERS,

as Guarantors,

VARIOUS BANKS,

CITIBANK, N.A.,

as Administrative Agent

and

CITICORP NORTH AMERICA, INC.,

as Collateral Agent

***

CITIGROUP GLOBAL MARKETS INC.,

as Joint Lead Arranger and Joint Bookrunner,

and

JEFFERIES FINANCE LLC,

as Joint Lead Arranger and Joint Bookrunner

and as Syndication Agent

U.S. Dollars $155,000,000

EUR 87,000,000

NOTE: THE TAKING OF THIS DOCUMENT OR ANY CERTIFIED COPY OR ANY DOCUMENT WHICH CONSTITUTES SUBSTITUTE DOCUMENTATION THEREOF, INCLUDING WRITTEN CONFIRMATIONS OR REFERENCES THERETO, INTO AUSTRIA AS WELL AS PRINTING OUT ANY E-MAIL COMMUNICATION WHICH REFERS TO THIS DOCUMENT IN AUSTRIA OR SENDING ANY E-MAIL COMMUNICATION TO WHICH A PDF SCAN OF THIS DOCUMENT IS ATTACHED TO AN AUSTRIAN ADDRESSEE OR SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO THIS DOCUMENT TO AN AUSTRIAN ADDRESSEE MAY CAUSE THE IMPOSITION OF AUSTRIAN STAMP DUTY. ACCORDINGLY, IN PARTICULAR KEEP THE ORIGINAL DOCUMENT AS WELL AS ALL CERTIFIED COPIES THEREOF AND WRITTEN AND SIGNED REFERENCES THERETO OUTSIDE OF AUSTRIA AND AVOID PRINTING OUT ANY EMAIL COMMUNICATION WHICH REFERS TO THIS DOCUMENT IN AUSTRIA OR SENDING ANY E-MAIL COMMUNICATION TO WHICH A PDF SCAN OF THIS DOCUMENT IS ATTACHED TO AN AUSTRIAN ADDRESSEE OR SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO THIS DOCUMENT TO AN AUSTRIAN ADDRESSEE.

i

(continued)

(continued)

(continued)

(continued)

v

(continued)

APPENDICES:
	A-1	Initial U.S. Term Loan Amounts
	A-2	Initial Euro Term Loan Amounts
	B	Initial Revolving Commitments
	C	Notice Addresses
	D	Mandatory Cost Formula

SCHEDULES:
	1.1(a)	Factoring Agreements
	1.1(b)	Guarantors
	2.4(c)	Existing Letters of Credit
	2.6	Intercompany Loans
	3.1(i)	Closing Date Mortgaged Property
	4.1	Jurisdictions of Organization
	4.2	Capital Stock and Ownership
	4.13(b)	Real Estate Assets
	4.14	Environmental Matters
	4.16	Material Contracts
	6.1(i)	Certain Indebtedness
	6.2(l)	Certain Liens
	6.7(i)	Certain Investments
	6.12	Certain Affiliate Transactions

EXHIBITS:
	A-1	Funding Notice
	A-2	Conversion/Continuation Notice
	A-3	Issuance Notice
	A-4	Swing Loan Request
	B	Compliance Certificate
	C	Assignment Agreement
	D	Certificate Re Non-Bank Status
	E	Closing Date Certificate
	F	Counterpart Agreement
	G	Pledge and Security Agreement
	H	Mortgage
	I	Landlord Waiver and Consent Agreement
	J	Affiliate Subordination Agreement
	K	Formalities Certificate
	L	Solvency Certificate

CREDIT AND GUARANTY AGREEMENT

This CREDIT AND GUARANTY AGREEMENT, dated as of May 26, 2011, is entered into by and among XERIUM TECHNOLOGIES, INC., a Delaware corporation (“Xerium”), and XERIUM TECHNOLOGIES LIMITED, a private limited company organized under the laws of England and Wales (the “Euro Borrower”, and together with Xerium, each individually, a “Borrower” and, collectively, the “Borrowers”), CERTAIN SUBSIDIARIES OF THE BORROWERS, as Guarantors, the Banks party hereto from time to time, CITIGROUP GLOBAL MARKETS INC., as Joint Lead Arranger and Joint Bookrunner, JEFFERIES FINANCE LLC, as Joint Lead Arranger and Joint Bookrunner and as Syndication Agent, CITIBANK, N.A., as Administrative Agent (together with its permitted successors, in such capacity, “Administrative Agent”) and CITICORP NORTH AMERICA, INC., as Collateral Agent (together with its permitted successors, in such capacity, “Collateral Agent”).

RECITALS:

WHEREAS, capitalized terms used in these Recitals and not otherwise defined herein shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, the Borrowers and certain of their subsidiaries are party to (a) that certain Credit and Guaranty Agreement (First Lien), dated as of May 25, 2010 (as amended, restated, supplemented or otherwise modified through the date hereof, the “Existing First Lien Credit Agreement”), with the lenders from time to time party thereto and Citicorp North America, Inc., as administrative agent and collateral agent, and (b) that certain Second Amended and Restated Credit and Guaranty Agreement (Second Lien), dated as of May 25, 2010 (as amended, restated, supplemented or otherwise modified through the date hereof, the “Existing Second Lien Credit Agreement” and together with the Existing First Lien Credit Agreement, the “Existing Credit Agreements”), with the lenders from time to time party thereto and Citicorp North America, Inc., as administrative agent and collateral agent;

WHEREAS, on or prior to the Closing Date, Xerium will issue and sell $240,000,000 in aggregate principal amount of 8.875% senior unsecured notes due 2018 (the “Senior Notes”) pursuant to the Senior Notes Documents (the “Senior Notes Issuance”);

WHEREAS, on the Closing Date, the proceeds of the Senior Notes and the Term Loans hereunder will be used to repay in full all obligations outstanding under the Existing Credit Agreements and to pay related transaction costs, fees and expenses (the “Refinancing” and together with the Senior Notes Issuance, the “Transactions”);

WHEREAS, the Borrowers have requested that the Banks and Issuing Banks make available for the purposes specified in this Agreement, term loans, a revolving credit facility and a letter of credit facility;

WHEREAS, the Banks and Issuing Banks are willing to make available to the Borrowers such term loans, and to Xerium, such revolving credit facility and letter of credit facility, in each case, upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1. DEFINITIONS AND INTERPRETATION

1.1 Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“ABR Loan” means a Loan or any portion thereof bearing interest by reference to the Alternate Base Rate.

“Accepting Banks” as defined in Section 10.6(f).

“Additional Bank” as defined in Section 2.26(c)(i).

“Additional Revolving Bank” means, at any time, any Bank that has an Additional Revolving Commitment or Additional Revolving Loan at such time.

“Additional Revolving Commitments” as defined in Section 2.26(a).

“Additional Revolving Loan” means a revolving loan made under a Bank’s Additional Revolving Commitment.

“Additional Term Loan Amount” means the principal amount of the Additional Term Loans made by a Bank on the applicable Facility Increase Effective Date as set forth in the applicable Facility Increase Amendment.

“Additional Term Loan Bank” means a Bank having an Additional Term Loan at such time.

“Additional Term Loans” as defined in Section 2.26(a).

“Adjusted EBITDA” means, with respect to any Person for any period, the total of (A) the Consolidated Net Income of such Person and its Subsidiaries for such period, plus (B) without duplication, to the extent that any of the following were deducted in computing such Consolidated Net Income for such period: (i) provision for taxes based on income or profits, including, without limitation, federal, state, provincial, franchise and similar taxes, including any penalties and interest relating to any tax examinations, (ii) Consolidated Interest Expense, (iii) Consolidated Depreciation and Amortization Expense, including depreciation and amortization expenses relating to Capital Leases, (iv) reserves for inventory in connection with plant closures, (v) Consolidated Operational Restructuring Costs, (vi) non-cash charges or gains resulting from the application of purchase accounting, including push-down accounting, (vii) non-cash expenses resulting from the granting of Common Stock, stock options, restricted stock or restricted stock unit awards under equity compensation programs solely with respect to Common Stock, and cash expenses for compensation mandatorily applied to purchase Common Stock, (viii) non-cash items relating to a change in or adoption of accounting policies, (ix) non-cash expenses relating to pension or benefit arrangements, (x) expenses incurred as a result of the repurchase, redemption or retention by Xerium of Common Stock earned under equity compensation programs solely in order to make withholding tax payments, (xi) amortization or write-offs of deferred financing costs, (xii) any non-cash losses resulting from marking to market Hedging Obligations (to the extent the cash impact resulting from such loss has not been realized in such period) and (xiii) other non-cash losses or charges (excluding, however, any non-cash loss or charge which represents an accrual of, or a reserve for, a cash disbursement in a future period), minus (C) without duplication, to the extent any of the following were included in computing Consolidated Net Income for such period, (i) non-cash gains with respect to the items described in clauses (vi), (vii), (ix), (xi), (xii) and (xiii) (other than, in the case of clause (xiii), any such gain to the extent that it represents a reversal of an accrual of, or reserve for, a cash disbursement in a future period) of clause (B) above and (ii) provisions for tax benefits based on income or profits. Notwithstanding the foregoing, taxes paid and provision for taxes based on the income or profits of, and the Consolidated Depreciation and Amortization Expense of, a Subsidiary of such Person shall be added to Consolidated Net Income of such Person to compute Adjusted EBITDA only to the extent (and in the same proportion) that the Consolidated Net Income of such Subsidiary was included in calculating Consolidated Net Income of such Person. Notwithstanding the foregoing, Adjusted EBITDA for the Fiscal Quarters ended September 30, 2010, December 31, 2010, and March 31, 2011 shall be $29,093,000, $35,250,000, and $26,146,000, respectively.

“Administrative Agent” as defined in the preamble hereto.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Xerium or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of Xerium or any of its Subsidiaries, threatened against or affecting Xerium or any of its Subsidiaries or any property of Xerium or any of its Subsidiaries.

“Affected Bank” as defined in Section 2.18(b).

“Affected Loans” as defined in Section 2.18(b).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 20% or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Affiliate Bank” means American Securities LLC, on behalf of its affiliated funds and Carl Marks Strategic Investments, L.P.

“Affiliate Subordination Agreement” means the Affiliate Subordination Agreement, dated the date hereof, among the Credit Parties and the Administrative Agent, substantially in the form of Exhibit J, as amended, supplemented or otherwise modified from time to time.

“Agent” means each of the Administrative Agent, the Collateral Agent, and the Syndication Agent.

“Agent Parties” as defined in Section 9.11(b).

“Aggregate Amounts Due” as defined in Section 2.17.

“Agreement” means this Credit and Guaranty Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Alternate Base Rate” means, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the greater of (i) LIBOR for a one month Interest Period beginning on such day (or if such day is not a Business Day, the immediately preceding Business Day), plus 1 % and (ii) 2.25%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or LIBOR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or LIBOR, respectively. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability of the Administrative Agent to obtain sufficient quotations in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist.

“Alternative Currency” means Euros, Canadian dollars, Australian dollars and Swedish krona and any other currency approved by the Issuing Bank in its sole discretion.

“Applicable EC Percentage” as defined in Section 2.14(e).

“Applicable Margin” means (a) as of any date during the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, (i) with respect to Term Loans, (A) for Term Loans maintained as LIBOR Loans, 4.25%, (B) for Term Loans maintained as ABR Loans, 3.25% and (C) for Term Loans maintained as Euribor Loans, 4.25% and (ii) with respect to Revolving Loans and Swing Loans, (A) for Revolving Loans maintained as LIBOR Loans, 4. 25% and (B) for Revolving Loans and Swing Loans maintained as ABR Loans, 3.25%, and (b) thereafter, as of any date of determination, a per annum rate equal to the rate set forth in the grid below under the applicable Type of Loan and Class of Loan opposite the then applicable Senior Secured Leverage Ratio (determined as of the last day of the most recent Fiscal Quarter for which Financial Statements have been delivered pursuant to Section 5.1(b) or (c) (Financial Statements)):

Senior Secured Leverage Ratio	ABR Loans		LIBOR Loans		Euribor Loans
	U.S. Term Loans	Revolving Loans and Swing Loans	U.S. Term Loans	Revolving Loans	Euro Term Loans
Greater than or equal to 1.75 to 1.00	3.25%	3.25%	4.25%	4.25%	4.25%
Less than 1.75 to 1.00	3.00%	3.00%	4.00%	4.00%	4.00%

Changes in the Applicable Margin resulting from a change in the Senior Secured Leverage Ratio on the last day of any subsequent Fiscal Quarter shall become effective as to all Loans on the first Business Day following the date of delivery by the Borrowers to the Administrative Agent of new financial statements pursuant to Section 5.1(b) or (c), as applicable. Notwithstanding anything to the contrary set forth in this Agreement (including the determination of the Applicable Margin based on the above grid), if Xerium shall fail to deliver such Financial Statements within any of the time periods specified in Section 5.1(b) or (c), during the period from and including the 46th day after the end of such Fiscal Quarter or the 91st day after the end of such Fiscal Year, as the case may be, to but not including the date the Borrowers deliver to the Administrative Agent such Financial Statements, the Applicable Margin shall equal the highest possible Applicable Margin set forth in the grid above for such Type of Loan and Class of Loan.

“Applicable Revolving Commitment Fee Percentage” means 0.75%.

“Approved Deposit Account” means a Deposit Account that is the subject of an effective Deposit Account Control Agreement and that is maintained by any U.S. Credit Party with a Deposit Account Bank. “Approved Deposit Account” includes all monies on deposit in such Deposit Account and all certificates and instruments, if any, representing or evidencing such Deposit Account.

“Approved Securities Intermediary” means a Securities Intermediary reasonably acceptable to the Collateral Agent.

“Asset Sale” means a sale, lease or sublease (as lessor or sub-lessor), sale and leaseback, assignment, conveyance, transfer or other disposition to, or any exchange of property with, any Person (other than Xerium or any other Credit Party), in one transaction or a series of transactions, of all or any part of Xerium’s or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including, without limitation, the Capital Stock of any of Xerium’s Subsidiaries, other than (i) inventory (or other assets) sold or leased in the Ordinary Course (excluding any such sales by operations or divisions discontinued or to be discontinued), (ii) substantially worn, damaged or obsolete property disposed of in the Ordinary Course, (iii) returns of inventory in the Ordinary Course, (iv) the use of cash and Cash Equivalents in a manner not inconsistent with the provisions of this Agreement and the other Credit Documents, (v) leases of real property in the Ordinary Course, (vi) non-exclusive licenses or non-exclusive sublicenses of patents, trademarks, copyrights and other intellectual property in the Ordinary Course, (vii) sales of other assets for gross consideration of less than $100,000 with respect to any transaction or series of related transactions and (viii) transactions entered into in connection with Factoring Agreements permitted pursuant to Section 6.1(l).

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit C, with such amendments or modifications as may be approved by the Administrative Agent.

“Attributable Indebtedness” in respect of a Sale and Lease Back Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Lease Back Transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such Sale and Lease Back Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Auction” as defined in the definition of “Dutch Auction”.

“Auction Amount” as defined in the definition of “Dutch Auction”.

“Auction Notice” as defined in the definition of “Dutch Auction”.

“Australia Asset Sales” means Asset Sales relating to the business, assets or properties of Huyck.Wangner Australia Pty Limited.

“Australian Obligor” means Huyck.Wangner Australia Pty Limited (ACN 004 624 015).

“Austria GmbH” means Huyck.Wangner Austria GmbH, a limited liability company duly organized under the laws of Austria.

“Austrian Guarantor” as defined in Section 7.4(g).

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), and such Person’s chief financial officer or treasurer.

“Bank” means each financial institution listed on Appendix A-1, A-2, or B, the Issuing Banks, the Swing Loan Lender and any other Person that becomes a Bank party hereto pursuant to an Assignment Agreement.

“Bank Counterparty” means each Bank, or any Affiliate of a Bank, counterparty to the applicable documentation creating Hedging Obligations (including any Person who was a Bank (or any Affiliate thereof) at the time of entering into the applicable documentation creating Hedging Obligations, even if such Person (or its Affiliate, as the case may be) subsequently ceases to be a Bank) including, without limitation, each such Affiliate that enters into a joinder agreement with the Collateral Agent.

“Bank Insolvency Event” means that (i) a Bank or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Bank or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor, or sequestrator or the like has been appointed for such Bank or its Parent Company, or such Bank or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Base Currency” means U.S. Dollars.

“Beneficiary” means each Agent, the Issuing Bank, each Bank, the Swing Loan Lender and each Bank Counterparty.

“Borrower” as defined in the preamble hereto.

“Brazil” means the Federative Republic of Brazil.

“Brazilian Guarantor” means each Guarantor incorporated in Brazil.

“Business Day” means (i) with respect to all matters except those addressed in clause (ii), any day, excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state or jurisdiction are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with LIBOR Loans or Euribor Loans, means any such day that is a Business Day described in clause (i) and (A) in connection with LIBOR Loans, that is also a day on which banks in the City of London are generally open for interbank or foreign exchange and (B) in connection with Euribor Loans, that is also a TARGET Day.

“Business Plan” as defined in Section 5.1(o).

“CAM Exchange” means the exchange of the Banks’ interests provided for in Section 8.2.

“CAM Exchange Date” means the date on which any Event of Default referred to in Section 8.1(f) or (g) shall occur.

“CAM Percentage” means, as to each Bank, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate outstanding principal amount in Base Currency of the Designated Obligations owed to such Bank (whether or not at the time due and payable) on the date immediately prior to the CAM Exchange Date and (b) the denominator shall be the aggregate amount in Base Currency of the Designated Obligations owed to all the Banks (whether or not at the time due and payable) on the date immediately prior to the CAM Exchange Date.

“Canada Title Policy” as defined in Section 3.1(h).

“Canadian Guarantor” as defined in Section 7.14(e).

“Canadian Pension Plan Event” means (i) the failure by Xerium Canada, or any Affiliate of Xerium Canada to make any required contribution or premium payment to a Canadian Registered Pension Plan in a timely manner in accordance with the terms of the applicable Canadian Registered Pension Plan and all applicable laws; (ii) the withdrawal by Xerium Canada or any Affiliate of Xerium Canada as a participating employer under any multi-employer pension plan, as defined under applicable laws; (iii) the termination, in whole or in part, of any Canadian Registered Pension Plan; (iv) the institution of proceedings by a pension regulator which has jurisdiction over a Canadian Registered Pension Plan to terminate the Canadian Registered Pension Plan in whole or in part; or (v) the occurrence of any event or condition which could reasonably be expected to result in the institution of proceedings by the applicable pension regulator to terminate a Canadian Registered Pension Plan, in whole or in part.

“Canadian Registered Pension Plan” means a “registered pension plan” (as defined in subsection 248(1) of the Income Tax Act (Canada)) which is a defined benefit pension plan, which is or, within the preceding six years, was sponsored, maintained or contributed to by, or required to be contributed to by, Xerium Canada or any Affiliate of Xerium Canada.

“Capital Expenditures” means, with respect to any Person, all expenditures that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items reflected in the cash flows of such Person.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests, membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Capitalized Lease Obligation” means, as applied to any Person, any obligation incurred or arising out of or in connection with a Capital Lease.

“Cash” means money, currency or a credit balance in any Deposit Account.

“Cash Collateralize” means, in respect of an obligation, to provide and pledge (as a First Priority perfected security interest) cash collateral in Dollars, at a location and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, the Issuing Bank and the Swing Loan Lender (and each of “Cash Collateral” and “Cash Collateralization” has a corresponding meaning).

“Cash Equivalents” means (i) Dollars or any foreign currency freely exchangeable into Dollars and, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the Ordinary Course, (ii) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof, (iii) certificates of deposit, time deposits and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250 million and whose long-term debt is rated at least “A-1” or the equivalent thereof by S&P or Moody’s, (iv) repurchase obligations for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in the immediately preceding clause, (v) commercial paper issued by a corporation (other than an Affiliate of Xerium) rated at least “A-2” or the equivalent thereof by Moody’s or S&P and in each case maturing within one year after the date of acquisition, (vi) investment funds investing substantially all of their assets in securities of the types described in clauses (i) through (v) above, (vii) readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P, (viii) instruments equivalent to those referred to above denominated in Euros or any other foreign currency that are comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States and (ix) money market funds as defined in Rule 2a-7 of the General Rules and Regulations as promulgated under the Investment Company Act of 1940.

“Certificate re Non-Bank Status” means a certificate substantially in the form of Exhibit D.

“Change in Law” as defined in Section 2.19(a).

“Change of Control” means, at any time, (i) any Person or “group” (within the meaning of section 13(d) and 14(d) under the Exchange Act) shall have acquired beneficial ownership (as defined in Rule13d-3 under the Exchange Act), directly or indirectly, of 35% or more on a fully diluted basis of the voting and/or economic interest in the Capital Stock of Xerium; (ii) Xerium shall cease to directly or indirectly beneficially own and control 100% on a fully diluted basis of the economic and voting interest in the Capital Stock of the Euro Borrower, including, but not limited to, if a Person shall attain the right, even if not exercised, by contract, share ownership or otherwise, to appoint the majority of the board of directors of the Euro Borrower or to direct the manner in which the board of directors of the Euro Borrower conducts its affairs; (iii) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of Xerium cease to be occupied by Persons who either (a) were members of the board of directors of Xerium on the Closing Date or (b) were nominated for election by the board of directors of Xerium, a majority of whom were directors on the Closing Date or whose election or nomination for election was previously approved by a majority of such directors; or (iv) any “change of control” or similar event shall occur under the documents governing any Indebtedness incurred pursuant to Section 6.1(c), Section 6.1(o) or any Permitted Refinancing Indebtedness with respect thereto, in each case, in an aggregate principal amount of not less than $15,000,000.

“Class” means (i) with respect to Banks, each of the following classes of Banks: (a) Banks having U.S. Term Loan Exposure, (b) Banks having Euro Term Loan Exposure, (c) Banks having Revolving Exposure, and (ii) with respect to Loans, each of the following classes of Loans: (a) U.S. Term Loans, (b) Euro Term Loans, and (c) Revolving Loans.

“Closing Date” means the date on which all conditions precedent set forth in Section 3.1 are satisfied or waived in accordance with the terms of this Agreement.

“Closing Date Certificate” means the Closing Date Certificate substantially in the form of Exhibit E.

“Closing Date Mortgaged Property” means, each Real Estate Asset listed in Schedule 3.1(i) and which has been encumbered by fully executed and notarized Mortgages, and recorded in all appropriate places in all applicable jurisdictions.

“Code” means the United State Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means, collectively, all of the real, personal and mixed property (including Capital Stock) and interests therein and proceeds and products thereof, whether now or hereafter acquired, in or upon which Liens are purported to be granted and/or confirmed pursuant to the Collateral Documents as security for the Obligations.

“Collateral Agent” as defined in the preamble hereto.

“Collateral Documents” means the Pledge and Security Agreements, the Mortgages, the Landlord Personal Property Collateral Access Agreements, if any, and all other instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant and/or confirm to the Collateral Agent, for the benefit of the Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.

“Collateral Questionnaire” means a certificate in form satisfactory to the Collateral Agent that provides information with respect to the personal, real and mixed property of each Credit Party.

“Common Stock” means the common stock of Xerium, par value $0.001 per share.

“Communications” as defined in Section 5.1(n)(i).

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit B.

“Consolidated Capital Expenditures” means, with respect to any Person for any period, the aggregate of all Capital Expenditures of such Person and its Subsidiaries during such period determined on a consolidated basis.

“Consolidated Current Assets” means, at any date of the determination, the total assets (other than cash and Cash Equivalents) of Xerium and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding the current portion of current and deferred income taxes, deferred debt expense and property held for sale so long as any future changes in the balance sheet values of such property held for sale are non-cash events, and the proceeds from the sale of such property is intended to be applied to prepay the Loans in accordance with Section 2.14(a).

“Consolidated Current Liabilities” means, at any date of determination, the total liabilities of Xerium and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of any long-term Debt, accruals of interest expense, and the current portion of current and deferred income taxes.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation non-cash impairment charges resulting from the application of Statements of Financial Accounting Standards No. 142 and No. 144 and any amortization of intangibles arising pursuant to Statement of Financial Accounting Standards No. 141.

“Consolidated Interest Expense” means, with respect to any Person for any period, consolidated interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided, however, that for the purpose of calculating the Interest Coverage Ratio only, amortization of deferred financing fees, amortization of premium or discount on the incurrence of Indebtedness in the form of the Senior Notes or the Term Loans, and any non-cash gains and losses resulting from marking to market Hedging Obligations shall be excluded from the calculation of Consolidated Interest Expense. For purposes of clarifying the intention of the parties, the calculation of Consolidated Interest Expense shall be net of interest income and the effect of all interest rate Hedging Obligations.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the net income (loss) of such Person and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided, however, that the following, without duplication, shall be excluded in determining Consolidated Net Income: (i) any net after-tax extraordinary or non-recurring gains, losses or expenses (less all fees and expenses relating thereto), (ii) the cumulative effect of changes in accounting principles, (iii) any fees and expenses incurred during such period in connection with the issuance or repayment of Indebtedness, any refinancing transaction or amendment or modification of any debt instrument, in each case, as permitted under this Agreement, and (iv) any cancellation of indebtedness income, including as a result of any assignments of Term Loans pursuant to Section 10.7(j); provided, further that, without duplication, (x) the net income for such period of any Person that is not a Subsidiary of such Person or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to such Person or a wholly-owned Subsidiary thereof in respect of such period (and if such net income is a loss it will be included only to the extent such loss has been funded with cash by such Person or a wholly-owned Subsidiary thereof in respect of such period), and (y) the net income (loss) for such period of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of its net income is not at the date of determination permitted without any prior governmental approval (which has not been obtained and which is not expected by Xerium to be obtained in the Ordinary Course) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders (other than a covenant in any loan agreement or similar agreement which restricts the payment of dividends or similar distributions upon the occurrence of or during the existence or continuance of a default or event of default), unless such restrictions with respect to the payment of dividends or in similar distributions have been legally waived and except that this clause (y) shall not apply to any Subsidiary that is also a Guarantor in the calculation of the Leverage Ratio or Senior Secured Leverage Ratio.

“Consolidated Operational Restructuring Costs” means, with respect to any Person for any period, any restructuring or related impairment costs for such Person and its Subsidiaries resulting from the restructuring activities of such Person and its Subsidiaries; provided, that the amount of such costs for the applicable Fiscal Year shall not exceed the Maximum Consolidated Operational Restructuring Costs.

“Consolidated Total Assets” of any Person means, at any date, the total assets of such Person and its Subsidiaries at such date determined on a consolidated basis in conformity with GAAP minus (a) any minority interest in any Person that would be reflected on a consolidated balance sheet of such Person and its Subsidiaries at such date prepared in conformity with GAAP and (b) any Securities issued by such Person held as treasury securities.

“Consolidated Working Capital” means, at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control Account” means a Securities Account that is the subject of an effective Securities Account Control Agreement and that is maintained by Xerium or any of its Domestic Subsidiaries with an Approved Securities Intermediary. “Control Account” includes all Financial Assets held in a Securities Account and all certificates and instruments, if any, representing or evidencing the Financial Assets contained therein.

“Conversion/Continuation Date” means the effective date of a continuation or conversion of a Loan, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit F delivered by a Credit Party pursuant to Section 5.10.

“Credit Date” means the date of a Credit Extension.

“Credit Document” means any of this Agreement, the Letters of Credit, the Collateral Documents, the Affiliate Subordination Agreement, the Fee Letters, the Post-Closing Letter Agreement, any documents or certificates executed by any Borrower in favor of the Issuing Bank relating to any Letters of Credit, and all other documents, instruments or agreements executed and delivered by a Credit Party for the benefit of any Agent, the Issuing Bank or any Bank in connection herewith.

“Credit Extension” means the making, or deemed making, of a Loan or the issuance, or deemed issuance, of a Letter of Credit.

“Credit Party” means each U.S. Credit Party and Non-U.S. Credit Party.

“CTA” means the United Kingdom Corporation Tax Act 2009.

“Debt” means, with respect to Xerium, on a consolidated basis on any date, the actual outstanding amount of funded Indebtedness of Xerium and its Subsidiaries, plus, without duplication, the principal component of all Capitalized Lease Obligations and, without duplication, other Indebtedness of Xerium and its Subsidiaries on such date. For purposes of computing Debt, Indebtedness which is payable in any currency other than Dollars shall be converted into Dollars using the average of the foreign exchange rates quoted on each day during the most recently ended four Fiscal Quarters for which Xerium’s financial statements are available by the source used by Xerium to translate items appearing in its statement of income during such Fiscal Quarters.

“Default” means a condition or event that, after notice or expiry of an applicable grace period, or the making of any determination under the Credit Documents, or any combination of any of the foregoing, would constitute an Event of Default.

“Defaulting Bank” means at any time, subject to Section 2.23(e), (i) any Bank that has failed for two or more Business Days to comply with its obligations under this Agreement to make a Loan, make a payment to the Issuing Bank in respect of a Letter of Credit, make a payment to the Swing Loan Lender in respect of a Swing Loans or make any other payment due hereunder (each, a “funding obligation”), (ii) any Bank that has notified the Administrative Agent, the Borrowers, the Issuing Bank or the Swing Loan Lender in writing, or has stated publicly, that it does not intend to comply with its funding obligations hereunder, (iii) any Bank that has defaulted on its funding obligations under any other loan agreement or credit agreement or other similar/other financing agreement, (iv) any Bank that has, for three or more Business Days after written request of the Administrative Agent or the Borrowers, failed to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Bank will cease to be a Defaulting Bank pursuant to this clause (iv) upon the Administrative Agent’s and the Borrowers’ receipt of such written confirmation), or (v) any Bank with respect to which a Bank Insolvency Event has occurred and is continuing with respect to such Bank or its Parent Company (provided, in each case, that neither the reallocation of funding obligations provided for in Section 2.24(a) as a result of a Bank’s being a Defaulting Bank nor the performance by Non-Defaulting Banks of such reallocated funding obligations will by themselves cause the relevant Defaulting Bank to become a Non-Defaulting Bank). Any determination by the Administrative Agent that a Bank is a Defaulting Bank under any of clauses (i) through (v) above will be conclusive and binding absent manifest error, and such Bank will be deemed to be a Defaulting Bank (subject to Section 2.23(e)) upon notification of such determination by the Administrative Agent to the Borrowers, the Issuing Bank, the Swing Loan Lender and the Banks; provided that, as of any date of determination, the determination of whether any Bank is a Defaulting Bank hereunder shall not take into account, and shall not otherwise impair, any amounts funded by such Bank which have been assigned by such Bank to a Special Purpose Vehicle pursuant to Section 10.7(k).

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Deposit Account Bank” means a financial institution reasonably acceptable to the Collateral Agent.

“Deposit Account Control Agreement” means a letter agreement, in form and substance satisfactory to the Collateral Agent, executed by the relevant Domestic Subsidiary, the Collateral Agent and the relevant financial institution.

“Designated Obligations” means all obligations of the Borrowers with respect to (a) principal of and interest on the Loans and (b) accrued and unpaid fees under the Credit Documents.

“Discount Range” as defined in the definition of “Dutch Auction”.

“Disregarded Domestic Subsidiary” means any Domestic Subsidiary treated as a disregarded entity for U.S. federal income tax purposes and the sole assets of which are Capital Stock in one or more controlled foreign corporations within the meaning of section 957 of the Code.

“Dollar Equivalent” means (i) with respect to all matters other than the Letters of Credit, with respect to any amount denominated in Dollars, such amount and (y) with respect to any amount denominated in an Alternative Currency, the amount converted into Dollars using the 12:00 p.m. New York CitiFx Benchmark exchange rate for such Alternative Currency on such day or, if such day is not a Business Day, on the immediately preceding Business Day and (ii) with respect to the Letters of Credit issued (x) in Dollars, such amount on any Determination Date and in an Alternative Currency, the amount converted into Dollars using the 12:00 p.m. New York CitiFx Benchmark exchange rate for such Alternative Currency on such Determination Date or, if such day is not a Business Day, on the immediately preceding Business Day.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Dutch Auction” means an auction (an “Auction”) conducted by one of the Borrowers or their respective Subsidiaries (the “Purchaser”) in order to purchase Term Loans in accordance with the following procedures or such other procedures as may be agreed to between Administrative Agent and the Borrowers:

(a) Notice Procedures. In connection with an Auction, the Borrowers will provide notification to the Administrative Agent (for distribution to the applicable Banks) of the Term Loans that will be the subject of the Auction (an “Auction Notice”). Each Auction Notice shall be in a form reasonably acceptable to the Administrative Agent and shall contain (i) the total cash value of the bid, in a minimum amount of $5,000,000 with minimum increments of $1,000,000 (the “Auction Amount”), and (ii) the discount to par, which shall be a range, (the “Discount Range”) of percentages of the par principal amount of the Term Loans at issue that represents the range of purchase prices that could be paid in the Auction.

(b) Reply Procedures. In connection with any Auction, each applicable Bank may, in its sole discretion, participate in such Auction and may provide the Administrative Agent with a notice of participation (the “Return Bid”) which shall be in a form reasonably acceptable to the Administrative Agent and shall specify (i) a discount to par that must be expressed as a price (the “Reply Discount”), which must be within the Discount Range, and (ii) a principal amount of the applicable Term Loans which must be in increments of $1,000,000 (the “Reply Amount”). A Bank may avoid the minimum increment amount condition solely when submitting a Reply Amount equal to the Bank’s entire remaining amount of the applicable Term Loans. Banks may only submit one Return Bid per Auction. In addition to the Return Bid, the participating Bank must execute and deliver, to be held in escrow by the Administrative Agent, an Assignment Agreement in a form reasonably acceptable to the Administrative Agent.

(c) Acceptance Procedures. Based on the Reply Discounts and Reply Amounts received by the Administrative Agent, the Administrative Agent, in consultation with the Borrowers, will determine the applicable discount (the “Applicable Discount”) for the Auction, which will be the lowest Reply Discount for which the Purchaser can complete the Auction at the Auction Amount; provided, that, in the event that the Reply Amounts are insufficient to allow the Purchaser to complete a purchase of the entire Auction Amount (any such Auction, a “Failed Auction”), the Purchaser shall either, at its election, (i) withdraw the Auction or (ii) complete the Auction at an Applicable Discount equal to the highest Reply Discount. The Purchaser shall purchase the applicable Term Loans (or the respective portions thereof) from each applicable Bank with a Reply Discount that is equal to or greater than the Applicable Discount (“Qualifying Bids”) at the Applicable Discount; provided, that if the aggregate proceeds required to purchase all applicable Term Loans subject to Qualifying Bids would exceed the Auction Amount for such Auction, the Purchaser shall purchase such Term Loans at the Applicable Discount ratably based on the principal amounts of such Qualifying Bids (subject to rounding requirements specified by the Administrative Agent). Each participating Bank will receive notice of a Qualifying Bid as soon as reasonably practicable but in no case later than ten (10) Business Days from the date the Return Bid was due.

(d) Additional Procedures. Once initiated by an Auction Notice, the Purchaser may not withdraw an Auction other than a Failed Auction. Furthermore, in connection with any Auction, upon submission by a Bank of a Qualifying Bid, such Bank (each, a “Qualifying Bank”) will be obligated to sell the entirety or its allocable portion of the Reply Amount, as the case may be, at the Applicable Discount.

“Eligible Assignee” means (i) (A)with respect to the assignment of Term Loans, any Bank, any Affiliate of any Bank and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof) and (B) with respect to the assignment of the Revolving Commitments and Revolving Loans, any Revolving Bank, any Affiliate of any Revolving Bank and any Related Fund of any Revolving Bank (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof); and (ii) any commercial bank, financial institution, trust fund, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans as one of its businesses or in the Ordinary Course or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets; provided, however, that neither Xerium nor any Affiliate of Xerium (other than an Affiliate Bank) shall be an Eligible Assignee, other than in respect of any assignment pursuant to Section 10.7(j) and provided, further, that no Defaulting Bank or Potential Defaulting Bank or any of their respective subsidiaries, or any Person who, upon becoming a Bank hereunder, would constitute any of the foregoing Persons described in this clause, shall be an Eligible Assignee.

“Employee Benefit Plan” means any “employee benefit plan” as defined in section 3(3) of ERISA which is or, within the preceding six years, was sponsored, maintained or contributed to by, or required to be contributed by, Xerium, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws “ means any and all current or future foreign or domestic, federal, provincial or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Xerium or any of its Subsidiaries or any Operating Facility.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of section 414(b) of the Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of section 414(c) of the Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of section 414(m) or (o) of the Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of Xerium or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Xerium or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Xerium or such Subsidiary and with respect to liabilities arising after such period for which Xerium or such Subsidiary could be liable under the Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30 day notice to the PBGC has been waived by regulation under subsections .21, .22, .23, .27, .28, .29, .31 and ..32); (ii) the failure to meet the minimum funding standard of or other requirements of section 412, 430 or 436 of the Code with respect to any Pension Plan (whether or not waived), the failure to meet the funding standards or other requirements of section 431 or 432 of the Code with respect to any Multiemployer Plan or the failure to make by its due date any required installment, contribution or premium payment to or in respect of any Pension Plan or Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to section 4041 (a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in section 4041 (c) of ERISA; (iv) the withdrawal by Xerium, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Xerium, any of its Subsidiaries or any of their respective Affiliates pursuant to section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Xerium, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to section 4062(e) or 4069 of ERISA or by reason of the application of section 4212(c) of ERISA; (vii) the withdrawal of Xerium, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Xerium, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to section 4241 or 4245 of ERISA, or that is in endangered, seriously endangered or critical status pursuant to section 432 of the Code or that it intends to terminate or has terminated under section 4041A or 4042 of ERISA; or (viii) the imposition of a Lien pursuant to section 401 (a)(29) or 412(n) of the Code or pursuant to ERISA with respect to any Pension Plan.

“Euribor” means, in relation to any Term Loan denominated in Euros:

(a) the applicable Screen Rate; or

(b)(if no Screen Rate is available for the Interest Period of that Term Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Administrative Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of approximately 11:00 a.m. (Brussels time) on the Interest Rate Determination Date for the offering of deposits in EUROS for a period comparable to the Interest Period of the relevant Term Loan.

“Euribor Loan” means a Term Loan or any portion thereof bearing interest by reference to the Euribor Rate.

“Euribor Rate” means the rate of interest for each Interest Period that is equal to the interest rate per annum which is the aggregate of the applicable Euribor determined interest rate and Mandatory Cost, if any; provided, that in no event shall the Euribor Rate be less than 1.25% per annum.

“EUROS” “Euro”, “euro”, “EUR”, “€” or “euros” means the single currency of Participating Member States.

“Euro Term Loan” means (i) an Initial Euro Term Loan and (ii) any Additional Term Loan or New Term Loan made in Euros to the Euro Borrower pursuant to Section 2.26.

“Euro Term Loan Exposure” means, with respect to any Bank, as of any date of determination, the outstanding principal amount of the Euro Term Loans of such Bank.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Excess Cash” means, commencing with Fiscal Year 2012, with respect to any period, the total of (A) the sum, without duplication, of (i) Adjusted EBITDA for such period plus (ii) the Consolidated Working Capital Adjustment minus (B) the sum, without duplication, for such period of: (i) Consolidated Interest Expense paid in cash, (ii) cash tax expenses as described in clause (i) of the definition of “Adjusted EBITDA”, (iii) Consolidated Capital Expenditures (except to the extent (I) financed or refinanced with an incurrence of Indebtedness, until such Indebtedness is repaid (other than through the refinancing thereof), (II) financed with insurance or condemnation proceeds or (III) financed with the cash proceeds from any Asset Sale) permitted under Section 6.8(d), (iv) Consolidated Operational Restructuring Costs paid in cash, (v) cash payments of withholding taxes from proceeds of the repurchase, redemption or retention of Common Stock permitted under Section 6.5(c), and (vi) scheduled amortization payments of Debt permitted under this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Taxes” means, with respect to any Agent, Bank, Issuing Bank, Swing Loan Lender, or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder or under any other Credit Document:

(a) any Taxes imposed on or measured by all or part of such Person’s net income or branch profits, (in each case, however denominated and whether worldwide, or only insofar as such income is, or branch profits are, considered to arise in or to relate to a particular jurisdiction, or otherwise) and franchise (and similar) Taxes imposed on it in lieu of net income taxes, by a jurisdiction in which that Person is organized or in which that Person’s applicable Principal Office (and/or, in the case of a Bank, its applicable lending office) is located, or with which that Person (and/or, in the case of a Bank, its applicable lending office) is deemed to have nexus, other than any such nexus arising from such Person having executed, delivered, or performed its obligations or received a payment under, or enforced this Agreement or any other Credit Document;

(b) any U.S. withholding tax that is imposed pursuant to any law in effect at the time that such recipient becomes a party to this Agreement, changes its applicable lending office or changes its place of organization, except to the extent that (i) such Person’s assignor (if any) was entitled, immediately prior to the assignment, or such Person was entitled, immediately prior to the change in lending office or change of place of organization, to payments in respect of such Tax under Section 2.20(a) or (ii) such change in such Person’s applicable lending office or place of organization or such assignment is pursuant to the written request of any Credit Party or Section 2.24;

(c) any U.S. withholding tax attributable to a recipient’s failure to comply with Section 2.20(c);

(d) any United States federal withholding taxes imposed under sections 1471 through 1474 of the Code (and any amended version or successor provision that is substantively comparable thereto) and, any Treasury Regulations promulgated thereunder (or any published guidance issued in connection therewith) other than by reason of a change in the relevant statutory provisions enacted after the date that such Person becomes a party to this Agreement;

(e) any U.S. federal backup withholding taxes imposed under section 3406 of the Code;

(f) any interest, additions to tax or penalties in respect of the foregoing; and

(g) the U.K. bank levy which is due to be enacted in the U.K. Finance Act 2011 and which will have effect from January 1, 2011.

“Existing Credit Agreements” as defined in the recitals.

“Existing First Lien Credit Agreement” as defined in the recitals.

“Existing Letters of Credit” as defined in Section 2.4(c).

“Existing Second Lien Credit Agreement” as defined in the recitals.

“Facility Increase” as defined in Section 2.26(a).

“Facility Increase Allowance” as defined in Section 2.26(a).

“Facility Increase Amendment” as defined in Section 2.26(c)(i).

“Facility Increase Effective Date” as defined in Section 2.26(c)(ii).

“Factoring Agreements” means agreements providing for Xerium or any of its Subsidiaries to sell or otherwise dispose of any receivable on arm’s length terms for cash payable at the time of the disposal to a third-party factor on a non-recourse basis, including those certain agreements set forth on Schedule 1.1(a) and provided to the Administrative Agent and its counsel, and all amendments, modifications, replacements, renewals and extensions thereof.

“Federal Funds Effective Rate” means, for any day, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1 / 100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate quoted to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means collectively, any fee letter between the Borrowers or any Credit Party on the one hand and any of the Agents or the Lead Arrangers on the other hand.

“Financial Assets” has the meaning specified in the UCC.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of Xerium that such financial statements fairly present, in all material respects, the financial condition of Xerium and its Subsidiaries as of the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year end adjustments.

“First Currency” as defined in Section 10.4(c).

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than Permitted Liens which are junior in priority to the Collateral Agent’s Lien on such Collateral.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Xerium and its Subsidiaries ending on December 31 of each calendar year.

“Flood Hazard Property” means any Real Estate Asset subject to a mortgage in favor of the Collateral Agent, for the benefit of the Banks, and located in an area designated by the Federal Emergency Management Agency or other Governmental Authority as having special flood or mud slide hazards.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Formalities Certificate” means a Formalities Certificate substantially in the form of Exhibit K.

“French Guarantor” as defined in Section 7.14(d).

“Funding Default” means a default by a Bank in its obligation to fund any Revolving Loan or its portion of any unreimbursed payment under Section 2.2(b)(iv) or 2.4(g).

“Funding Notice” means a notice substantially in the form of Exhibit A-1.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, for Xerium and its Subsidiaries, United States generally accepted accounting principles in effect as of the date of determination thereof.

“German Collateral” means any security interest granted in favor of, inter alios, the Collateral Agent under any German Law Collateral Document.

“German Entity” as defined in Section 6.18.

“German Guarantors” means Xerium Germany Holding GmbH, Robec Walzen GmbH, formerly known as Stowe Woodward Forschungs- und Entwicklungs GmbH (also as universal successor of Robec GmbH), Stowe Woodward Aktiengesellschaft, Huyck.Wangner Germany GmbH, formerly known as Wangner Beteiligungsgesellschaft mbH (also as universal successor of Wangner Service GmbH, Wangner Verwaltungsgesellschaft mbH and Wangner Finckh GmbH & Co. KG) and each other Guarantor incorporated in the Federal Republic of Germany.

“German Law Collateral Documents” means any and all German law governed Collateral Documents and any other German law agreements and documents related thereto.

“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

“Governmental Authority” means any federal, provincial, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or any foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Grantor” as defined in the Pledge and Security Agreement.

“Guaranteed Obligations” as defined in Section 7.1(b).

“Guarantor” means each Non-U.S. Guarantor and each U.S. Guarantor.

“Guarantor Subsidiary” means each Guarantor other than Xerium.

“Guaranty” means the guaranty of each Guarantor set forth in Section 7 or any other guaranty which purports to guaranty all or a portion of the Obligations.

“Hazardous Materials” means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including petroleum and its by-products, asbestos and polychlorinated biphenyls.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under (i) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements entered into with a Bank Counterparty in Xerium’s or any of its Subsidiaries’ Ordinary Course and not for speculative purposes and (ii) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices entered into with a Bank Counterparty in Xerium’s or any of its Subsidiaries’ Ordinary Course and not for speculative purposes provided that the obligations owing to a Bank or an Affiliate of a Bank in connection with applicable documents creating the Hedging Obligations entered into by such Bank or an Affiliate of such Bank during any period in which such Bank was a Defaulting Bank (and the Borrowers have received notice of such determination by the Administrative Agent pursuant to the last sentence of the definition of “Defaulting Bank”) shall not be Hedging Obligations to the extent incurred or arising during such period.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Bank which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non- usurious interest rate than applicable laws now allow.

“Historical Financial Statements” means as of the Closing Date, (i) the audited financial statements of Xerium and its Subsidiaries, for the immediately preceding Fiscal Year, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Year, and (ii) the unaudited financial statements of Xerium and its Subsidiaries as at the most recently ended Fiscal Quarter, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for the three , six or nine month period, as applicable, ending on such date, and, in the case of clauses (i) and (ii), certified by the chief financial officer of Xerium that they fairly present, in all material respects, the financial condition of Xerium and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year end adjustments.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002.

“Immaterial Account” means any deposit, securities or investment account that is (i) a zero-balance account or (ii) an account having an average monthly balance of less than $1,500,000.

“Immaterial Subsidiary” means, subject to the proviso below, each direct or indirect Subsidiary of Xerium designated as such by Xerium to the Administrative Agent in writing that meets the criteria set forth in clauses (i) and (ii) below, in each case, as of the date of the most recent balance sheet required to be delivered pursuant to Section 5.1: (i) such Subsidiary has operations that generated Adjusted EBITDA not exceeding $1,000,000 for the most recently completed Fiscal Year and (ii) such Subsidiary had total assets as of the end of the most recently completed Fiscal Year the aggregate value of which was equal to or less than 1.0% of the Consolidated Total Assets of Xerium and its Subsidiaries, taken as a whole; provided, however, that at no time shall (x) the aggregate total amount of Adjusted EBITDA generated by all Immaterial Subsidiaries for the most recently completed Fiscal Year exceed $5,000,000 or (y) the aggregate value of the total assets of all Immaterial Subsidiaries as of the end of the most recently completed Fiscal Year exceed 5.0% of the Consolidated Total Assets of Xerium and its Subsidiaries, taken as a whole; in each case, calculated on a consolidated basis in accordance with GAAP on the basis of the financial information most recently delivered to the Administrative Agent by the Company pursuant to Section 5.1.

“Increased Cost Banks” as defined in Section 2.24.

“Indebtedness” means, with respect to any Person, the principal and premium (if any) of any indebtedness of such Person, whether or not contingent: (i) in respect of borrowed money, (ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (iii) representing the deferred and unpaid purchase price of any property, other than (A) trade payables incurred in the Ordinary Course, (B) any earn-out obligation until such obligation appears in the liabilities section of the balance sheet of such Person, and (C) liabilities associated with customer prepayments and deposits, (iv) in respect of Capitalized Lease Obligations, (v) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that any obligation constituting Indebtedness of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof, (vi) Attributable Indebtedness or (vii) representing any Hedging Obligations. To the extent not otherwise included, Indebtedness shall include (a) any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the Ordinary Course), and (b) Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness of such other Person.

Notwithstanding the foregoing, any obligation of such Person or any of its Subsidiaries in respect of (x) minimum guaranteed commissions, or other similar payments, to clients, minimum returns to clients or stop loss limits in favor of clients or indemnification obligations to clients, in each case pursuant to contracts to provide services to clients entered into in the Ordinary Course, and (y) account credits to participants under any compensation plan, shall be deemed not to constitute Indebtedness.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, provincial, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws and including any fees or expenses resulting from changes in laws in effect on the date of this Agreement), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Banks’ agreement to make a Credit Extension or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); or (ii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Xerium or any of its Subsidiaries.

“Indemnified Taxes” as defined in Section 2.20(a).

“Indemnitee” as defined in Section 10.4.

“Information” as defined in Section 10.18.

“Initial Business Plan” means the Business Plan of Xerium and its Subsidiaries delivered prior to the Closing Date to the Administrative Agent.

“Initial Euro Term Loan” means a term loan made in Euros by a Bank to the Euro Borrower pursuant to Section 2.1(a)(ii).

“Initial Euro Term Loan Amount” means the principal amount of the Initial Euro Term Loan made by a Bank on the Closing Date. The “Initial Euro Term Loan Amount” of each Bank, if any, is set forth on Appendix A-2 or in the applicable Assignment Agreement. The aggregate amount of the Initial Euro Term Loan Amounts as of the Closing Date is €87,000,000.

“Initial Revolving Commitment” means the commitment of a Bank to make or otherwise fund any Initial Revolving Loan and “Initial Revolving Commitments” means such commitments of all Banks in the aggregate. The amount of each Bank’s Initial Revolving Commitment is set forth on Appendix B or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Initial Revolving Commitments as of the Closing Date is $30,000,000.

“Initial Revolving Loan” as defined in Section 2.2(a)(i).

“Initial Term Loan” means any Initial Euro Term Loan and any Initial U.S. Term Loan.

“Initial U.S. Term Loan” means a term loan made in Dollars by a Bank to Xerium pursuant to Section 2.1(a)(i).

“Initial U.S. Term Loan Amount” means the principal amount of the Initial U.S. Term Loan made by a Bank on the Closing Date. The “Initial U.S. Term Loan Amount” of each Bank, if any, is set forth on Appendix A-1 or in the applicable Assignment Agreement. The aggregate amount of the Initial U.S. Term Loan Amounts as of the Closing Date is $125,000,000.

“Intercompany Borrower” as defined in Section 6.1(q).

“Interest Coverage Ratio” means, with respect to Xerium for any period, the ratio of (A) the Adjusted EBITDA for the four-Fiscal Quarters period then ending to (B) the Consolidated Interest Expense for the four-Fiscal Quarters then ending.

“Interest Payment Date” means (i) with respect to any LIBOR Loan or Euribor Loan, the last day of each Interest Period applicable to such LIBOR Loan or Euribor Loan, provided, in the case of each Interest Period of longer than three months “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period, (ii) with respect to any ABR Loan, each Reference Day, commencing on the first Reference Day following the making of such ABR Loan or conversion from a LIBOR Loan to an ABR Loan, and (iii) if any Term Loan bears interest at the Replacement Rate, then the Interest Payment Date shall be each Reference Day, commencing on the first Reference Day following the making of such Term Loan, and the date on which such Loan is converted to a Term Loan bearing interest at the LIBOR Rate or Euribor Rate, as applicable.

“Interest Period” means, in connection with a LIBOR Loan or a Euribor Loan, an interest period of one, two, three or six months, as selected by each Borrower in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless the result of such extension would be to extend such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day; (b) no Interest Period with respect to any portion of any Term Loans shall extend beyond such Term Loan Maturity Date; (c) no Interest Period with respect to any portion of Revolving Loans shall extend beyond the Revolving Commitment Termination Date; and (d) all interest periods of the same currency having the same commencing date and expiration date shall be considered one Interest Period.

“Interest Rate Determination Date” means, with respect to any Interest Period the date that is two Business Days prior to the first day of such Interest Period.

“Investment” means (i) any direct or indirect purchase or other acquisition by Xerium or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than Xerium, any other Borrower or a Guarantor Subsidiary); (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Xerium from any Person (other than Xerium, any other Borrower or a Guarantor Subsidiary), of any Capital Stock of such Person; and (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the Ordinary Course) or capital contribution by Xerium or any of its Subsidiaries to any other Person (other than Xerium, any other Borrower or a Guarantor Subsidiary), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the Ordinary Course. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write ups, write downs or write offs with respect to such Investment.

“Issuance Notice” means an Issuance Notice substantially in the form of Exhibit A-3.

“Issuing Bank” means Citicorp North America, Inc., together with its permitted successors and assigns in such capacity.

“ITA” means the United Kingdom Income Tax Act 2007.

“Italia SpA” means Xerium Italia SpA, an Italian società per azioni.

“Italian Guarantor” as defined in Section 7.14 (b).

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Landlord Consent and Estoppel” means, with respect to any Leasehold Property, a letter, certificate or other instrument in writing from the lessor under the related lease, pursuant to which, among other things, the landlord consents to the granting of a Mortgage on such Leasehold Property by the Credit Party tenant, such Landlord Consent and Estoppel to be in form and substance acceptable to the Collateral Agent in its reasonable discretion, but in any event sufficient for Collateral Agent to obtain a Title Policy with respect to such Mortgage.

“Landlord Personal Property Collateral Access Agreement” means a Landlord Waiver and Consent Agreement substantially in the form of Exhibit I with such amendments or modifications as may be approved by Collateral Agent.

“Lead Arrangers” means Citigroup Global Markets Inc. and Jefferies Finance LLC in their respective capacities as joint lead arrangers and joint bookrunners.

“Leasehold Property” means any leasehold interest of any Credit Party as lessee under any lease of real property, other than any such leasehold interest designated from time to time by Collateral Agent in its sole discretion as not being required to be included in the Collateral.

“Letter of Credit” means each commercial or standby letter of credit issued or to be issued by the Issuing Bank pursuant to Section 2.4(a) of this Agreement and in form and substance acceptable to the Issuing Bank and the Administrative Agent.

“Letter of Credit Exposure “ means, as at any date of determination, the sum of (i) the aggregate undrawn amount under all Letters of Credit then outstanding, and (ii) the aggregate amount of all Unpaid Drawings.

“Letter of Credit Sublimit” means $20,000,000.

“Letter of Credit Usage” means, as at any date of determination, the sum of (i) the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding, and (ii) the aggregate amount of all drawings under Letters of Credit honored by Issuing Bank and not theretofore reimbursed by or on behalf of Xerium.

“Leverage Ratio” means, with respect to Xerium on any date, the ratio of (a) the Debt of Xerium and its Subsidiaries as of such date to (b) the Adjusted EBITDA of Xerium and its Subsidiaries for the period of four consecutive Fiscal Quarters ending on such date (or if such date is not the last day of a Fiscal Quarter of Xerium, for the period of four consecutive Fiscal Quarters most recently ended); provided, that, for the purposes of calculating the Leverage Ratio required to be maintained under Section 6.8(b) only and not for any purpose for which the Leverage Ratio is applicable elsewhere in this Agreement, an amount equal to the lesser of (x) the aggregate amount of unrestricted cash and Cash Equivalents (in Dollars) in excess of $25,000,000 held by Xerium or any other U.S Credit Party on such date and not subject to a perfected Lien in favor of any Person (other than the Collateral Agent) and (y) $25,000,000 shall be subtracted from Debt in the foregoing clause (a).

“LIBOR” means, in relation to any LIBOR Loan, the greater of:

(i) (a) the applicable Screen Rate; or (b) (if no Screen Rate is available for the currency or Interest Period of that LIBOR Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Administrative Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of approximately 11:00 a.m. (London time) on the Interest Rate Determination Date for the offering of deposits in the currency of that LIBOR Loan and for a period comparable to the Interest Period for that LIBOR Loan; and

(ii) 1.25%.

“LIBOR Loan” means a Loan or any portion thereof bearing interest by reference to the LIBOR Rate.

“LIBOR Rate” means the rate of interest for each Interest Period that is equal to the interest rate per annum which is the aggregate of the applicable LIBOR determined interest rate and Mandatory Costs.

“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Loan” means a Term Loan, a Revolving Loan and a Swing Loan.

“Loan Modification Agreement” as defined in Section 10.6(f).

“Loan Modification Offer” as defined in Section 10.6(f).

“Mandatory Cost” means the percentage rate per annum calculated by the Administrative Agent in accordance with Appendix D (Mandatory Cost Formula).

“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means any effect, event, matter or circumstance which is materially adverse to the: (a) business, assets, or financial condition of Xerium and its Subsidiaries taken as a whole, (b) ability of the Credit Parties, taken as a whole, to perform the Obligations in accordance with the terms of the Credit Documents or (c) the rights and remedies of the Administrative Agent, the Collateral Agent, the Banks or the Issuing Banks under the Credit Documents, taken as a whole.

“Material Contract” means any Senior Note Document or any contract or other arrangement to which Xerium or any of its Subsidiaries is a party (other than the Credit Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Material Jurisdiction” means the United States, the United Kingdom, Austria, Australia, Brazil, Canada, France, Germany, Japan, and Italy.

“Material Real Estate Asset” means (a) any fee-owned Real Estate Asset having a fair market value in excess of $1,000,000 (or its currency equivalent) as of the date of the acquisition thereof and (b) all Leasehold Properties other than those with respect to which the aggregate payments under the terms of the lease are less than $500,000 (or its currency equivalent) per annum, in each case located in the United States, Canada and the United Kingdom.

“Material Subsidiary” means any Subsidiary of a Borrower that is organized in a Material Jurisdiction other than any Immaterial Subsidiary and Huyck Wagner Italia S.p.A.

“Maximum Consolidated Capital Expenditures” as defined in Section 6.8(d).

“Maximum Consolidated Operational Restructuring Costs” means the following amounts set forth below opposite the applicable Fiscal Year:

Fiscal Year	Maximum Consolidated Operational Restructuring Costs
2011	$10,000,000
2012	$10,000,000
2013 and each Fiscal Year thereafter	$5,000,000

provided, that the Maximum Consolidated Operational Restructuring Costs for any Fiscal Year shall be increased by an amount equal to 50% of the portion of Maximum Consolidated Operational Restructuring Costs not incurred in the immediately preceding Fiscal Year (the “Carry-Forward Amount”); provided, further, that any Carry-Forward Amount not incurred in the applicable Fiscal Year shall not be added to the amount of Maximum Consolidated Operational Restructuring Costs for the immediately succeeding Fiscal Year.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a Mortgage substantially in the form of Exhibit H, and each functionally similar agreement executed by a Non-U.S. Credit Party as it may be amended, supplemented or otherwise modified from time to time.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in section 3(37) or 4001(a)(3) of ERISA.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (i) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by Xerium or any of its Subsidiaries from such Asset Sale, minus (ii) any bona fide direct costs (including, without limitation, reasonable transaction costs) incurred in connection with such Asset Sale, including (a) Taxes payable by the seller directly as a result of any gain recognized in or otherwise directly resulting from such Asset Sale, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale and (c) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Xerium or any of its Subsidiaries in connection with such Asset Sale.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any Cash payments or proceeds received by Xerium or any of its Subsidiaries (a) under any casualty insurance policy in respect of a covered loss thereunder (excluding proceeds of business interruption insurance) or (b) as a result of the taking of any assets of Xerium or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by Xerium or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Xerium or such Subsidiary in respect thereof, and (b) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including income taxes payable as a result of any gain recognized in connection therewith.

“New Term Loan Amount” means the principal amount of the New Term Loans made by a Bank on the applicable Facility Increase Effective Date as set forth in the applicable Facility Increase Amendment.

“New Term Loan Bank” means a Bank having a New Term Loan at such time.

“New Term Loans” as defined in Section 2.26(a).

“No Undisclosed Information Representation” by a Person means a representation that such Person is not in possession of any material non-public information with respect to Xerium or any of its direct or indirect Subsidiaries that has not been disclosed to the Banks generally (other than those Banks who have elected to not receive any non-public information with respect to Xerium or any of its Subsidiaries), and if so disclosed could reasonably be expected to have a material effect upon, or otherwise be material to, the market price of the applicable Loan, or the decision of an assigning Bank to sell, or of an assignee to purchase, such Loan.

“Non-Consenting Bank” as defined in Section 2.24.

“Non-Defaulting Bank” means, at any time, a Bank that is not a Defaulting Bank or a Potential Defaulting Bank.

“Non-U.S. Aggregate Payments” as defined in Section 7.2(a).

“Non-U.S. Bank” as defined in Section 2.20(c).

“Non-U.S. Credit Party” means the Euro Borrower and each Non-U.S. Guarantor.

“Non-U.S. Contributing Guarantor” as defined in Section 7.2(a).

“Non-U.S. Fair Share” as defined in Section 7.2(a).

“Non-U.S. Fair Share Contribution Amount” as defined in Section 7.2(a).

“Non-U.S. Funding Guarantor” as defined in Section 7.2(a).

“Non-U.S. Guaranteed Obligations” as defined in Section 7. 1(a).

“Non-U.S. Guarantor” means (i) with respect to the Obligations of each Non-U.S. Credit Party other than the Euro Borrower, the Euro Borrower, (ii) each Guarantor listed as a Non-U.S. guarantor in Schedule 1.1(b) and (iii) any other Foreign Subsidiary that becomes a party to the Guaranty.

“Non-U.S. Obligations” mean the Obligations of the Euro Borrower and the Non-U.S. Guarantors.

“Notice” means a Funding Notice, an Issuance Notice, a Swing Loan Request or a Conversion/Continuation Notice.

“Obligations” means all obligations of every nature of a U.S. Credit Party or a Non-U.S. Credit Party, as the case may be, from time to time owed to the Agents (including former Agents), the Banks, or any of them, any Issuing Bank and Bank Counterparties, including Hedging Obligations, under any Credit Document or the applicable documents creating the Hedging Obligations (including, without limitation, with respect to Hedging Obligations, obligations owed to any person who was a Bank or an Affiliate of a Bank at the time such Hedging Obligation was incurred), whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, payments for early termination of Hedging Obligations, fees, expenses, indemnification or otherwise.

“Obligee Guarantor” as defined in Section 7.7.

“Officer’s Certificate” means a certificate signed on behalf of Xerium by the chief executive officer, the chief financial officer, the treasurer or the chief accounting officer of Xerium.

“Operating Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Xerium or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“Ordinary Course” means ordinary course of business or ordinary trade activities that are customary, typical and carried out in a manner consistent with past practice.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its bylaws, as amended, and with respect to a German stock corporation (Aktiengesellschaft) an excerpt from the commercial register (Handelsregisterauszug) (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, and with respect to a German limited partnership (Kommanditgesellschaft) an excerpt from the commercial register (Handelsregisterauszug), (iii) with respect to any general partnership, its partnership agreement, as amended, and with respect to a German general partnership (offene Handelsgesellschaft) an excerpt from the commercial register (Handelsregisterauszug), (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended, and with respect to a German limited liability company (Gesellschaft mit beschränkter Haftung) its articles of association (Satzung), as amended, a list of its shareholders (Gesellschafterliste) and an excerpt from the commercial register (Handelsregisterauszug), and (v) with respect to any other Foreign Subsidiary or entity, its memorandum or articles of association or other constitutional documents. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Original” as defined in Section 10.22.

“Parallel Obligations “ as defined in Section 7.13(a).

“Parent Company” means, with respect to a Bank, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Bank and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Bank.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Patriot Act” as defined in Section 10.23.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to section 412 of the Code or section 302 of ERISA which is or, within the preceding six years, was sponsored, maintained or contributed to by, or required to be contributed by, Xerium, any of its Subsidiaries or any of its ERISA Affiliates.

“Permitted Acquisition” means any acquisition by a Borrower or any of its wholly owned Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all or substantially all of the Capital Stock of, or a business line or unit or a division of, any Person; provided,

(i) immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(ii) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;

(iii) in the case of the acquisition of Capital Stock, all of the Capital Stock (except for any such Securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Subsidiary of a Borrower in connection with such acquisition shall be owned (directly or indirectly) 100% by a Borrower or a Guarantor Subsidiary thereof; provided that each Borrower shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of each Borrower, each of the actions set forth in Sections 5.10 and/or 5.11, as applicable;

(iv) Xerium and its Subsidiaries shall be in compliance with the financial covenants set forth in Sections 6.8(a) and (b) on a pro forma basis after giving effect to such acquisition as of the last day of the Fiscal Quarter most recently ended (as determined in accordance with Section 6.8(e));

(v) there are no material contingent liabilities (including, without limitation, Environmental Claims, but excluding for this purpose Ordinary Course Tax liabilities) relating to the company or business acquired;

(vi) Xerium shall have delivered to the Administrative Agent at least five (5) Business Days prior to such proposed acquisition, a Compliance Certificate evidencing compliance with Section 6.8 as required under clause (iv) above, together with all relevant financial information with respect to such acquired assets, including, without limitation, the aggregate consideration for such acquisition and any other information required to demonstrate compliance with Section 6.8; and

(vii) any Person or assets or division as acquired in accordance herewith (x) shall be in the same business or lines of business in which Xerium and/or any of its Subsidiaries are engaged as of the Closing Date or which are permitted by Section 6.13.

“Permitted Amendments” as defined in Section 10.6(f).

“Permitted Joint Venture” means a Person: (a) that is a corporation, limited liability company, joint venture or similar limited liability legal entity hereafter formed or entered into by Xerium or any of its Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person; (b) that is not a strategic alliance formed or entered into by Xerium or any of its Subsidiaries with any other Person for the purposes of joint research, product development, marketing, or other similar purposes that does not create a Person; and (c) that does not own any Capital Stock in a Credit Party nor at any time itself has been a Credit Party.

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.

“Permitted Refinancing Indebtedness” as defined in Section 6.1(p).

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Platform” as defined in Section 9.11.

“Pledge and Security Agreements” mean the Pledge and Security Agreement to be executed by each U.S. Credit Party substantially in the form of Exhibit G and each functionally similar agreement executed by any Non-U.S. Credit Party, as each may be amended, supplemented or otherwise modified from time to time.

“Post-Closing Letter Agreement” means the Post-Closing Letter Agreement, dated as of the date hereof, among the Borrowers and the Administrative Agent.

“Potential Defaulting Bank” means, at any time, (i) any Bank with respect to which an event of the kind referred to in the definition of “Bank Insolvency Event” has occurred and is continuing in respect of any financial institution affiliate of such Bank, (ii) any Bank that has notified, or whose Parent Company or a financial institution affiliate thereof has notified, the Administrative Agent, the Borrowers, the Issuing Bank or the Swing Loan Lender in writing, or has stated publicly, that it does not intend to comply with its funding obligations under any other loan agreement or credit agreement or other similar/other financing agreement, or (iii) any Bank that has, or whose Parent Company has, a non-investment grade rating from Moody’s or S&P or another nationally recognized rating agency. Any determination by the Administrative Agent that a Bank is a Potential Defaulting Bank under any of clauses (i) through (iii) above will be conclusive and binding absent manifest error, and such Bank will be deemed a Potential Defaulting Bank (subject to Section 2.23(e)) upon notification of such determination by the Administrative Agent to the Borrowers, the Issuing Bank, the Swing Loan Lender and the Banks.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its Principal Office in New York City; each change in the Prime Rate shall be effective on the date such change is publicly announced as effective.

“Principal Obligations” as defined in Section 7.13(a).

“Principal Office” means, for each of the Administrative Agent and Issuing Bank, such Person’s “Principal Office” as set forth on Appendix B, or such other office as such Person may from time to time designate in writing to each Borrower, the Administrative Agent and each Bank.

“Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to the U.S. Term Loan of any Bank, the percentage obtained by dividing (a) the U.S. Term Loan Exposure of that Bank by (b) the aggregate U.S. Term Loan Exposure of all Banks; (ii) with respect to all payments, computations and other matters relating to the Euro Term Loan of any Bank, the percentage obtained by dividing (a) the Euro Term Loan Exposure of that Bank by (b) the aggregate Euro Term Loan Exposure of all Banks; and (iii) with respect to all payments, computations and other matters relating to the Revolving Commitment or Revolving Loans of any Bank or any Letters of Credit issued or participations purchased therein by any Bank, the percentage obtained by dividing (a) the Revolving Exposure of that Bank by (b) the aggregate Revolving Exposure of all Banks. For all other purposes with respect to each Bank, “Pro Rata Share” means the percentage obtained by dividing (A) an amount equal to the sum of the U.S. Term Loan Exposure, the Euro Term Loan Exposure and the Revolving Exposure of that Bank, by (B) an amount equal to the sum of the aggregate U.S. Term Loan Exposure, the aggregate Euro Term Loan Exposure and the aggregate Revolving Exposure of all Banks.

“Proceedings” as defined in Section 10.22

“Qualifying Lender” means a Bank which is beneficially entitled to a payment under the Credit Documents and is:

(a) a Bank: (i) which is a bank (as defined for the purpose of section 879 of the ITA); or (ii) in respect of a Loan by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that the relevant advance was made, and which, in either case, is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(b) a Bank which: (i) a company resident in the United Kingdom for United Kingdom tax purposes; or (ii) a partnership each member of which is: (A) a company so resident in the United Kingdom; or (B) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of the relevant advance that falls to it by reason of Part 17 of the CTA; or (iii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company, and which, in each case, has provided to the Euro Borrower, and not retracted, a Tax Confirmation; or

(c) a bank in respect of which an order under section 991(2)(e) Income Tax Act 2007 designating it as a bank for the purposes of section 879 Income Tax Act 2007 of the United Kingdom provided that section 879 Income Tax Act 2007 shall apply to it as if the words from “if” to the end in that section were omitted if the order made under section 991(2)(e) Income Tax Act 2007 in respect of that bank provided for such amendment to section 879 Income Tax Act 2007; or

(d) a Treaty Lender.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined:

(a)(if the currency is euro) two TARGET Days before the first day of that period; or

(b)(for any other currency) two Business Days before the first day of that period,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Administrative Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by Reference Banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Credit Party in any real property.

“Reallocation Transaction” as defined in Section 2.26(c)(iii).

“Record Document” means, with respect to any Leasehold Property, (i) the lease evidencing such Leasehold Property or a memorandum thereof, executed and acknowledged by the owner of the affected real property, as lessor, or (ii) if such Leasehold Property was acquired or subleased from the holder of a Recorded Leasehold Interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form reasonably satisfactory to the Collateral Agent.

“Recorded Leasehold Interest” means a Leasehold Property with respect to which a Record Document has been recorded in all places necessary or desirable, in Administrative Agent’s reasonable judgment, to give constructive notice of such Leasehold Property to third party purchasers and encumbrancers of the affected real property.

“Reference Banks” means, in relation to LIBOR, Euribor and Mandatory Cost, the principal London offices of Citibank, N.A. and such two other banks as may be appointed by the Administrative Agent in consultation with Xerium.

“Reference Day” means each date that is three months, or an integral multiple thereof, after the Closing Date; provided, that, if any such date is not a Business Day, then the Reference Day shall be the next succeeding Business Day unless such next succeeding Business Day falls in the following calendar month, in which event the Reference Day shall be immediately preceding Business Day.

“Refinancing” as defined in the recitals.

“Register” as defined in Section 2.7(b).

“Reimbursement Date” as defined in Section 2.4(g).

“Related Fund” means, with respect to any Bank that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Bank or by an Affiliate of such investment advisor.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and such Person’s and such Person’s Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, fund managers and advisors.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Relevant Interbank Market” means in relation to EUROS, the European interbank market and, in relation to any other currency, the London interbank market.

“Relevant Restrictive Covenants” as defined in Section 6.18.

“Replacement Bank” as defined in Section 2.24.

“Replacement Rate” means the rate determined by the Administrative Agent as soon as practicable and in any event no later than 11:00 a.m. (New York City time) on the date that interest is due to be paid in respect of the applicable Interest Period to be that interest rate which expresses as a percentage rate per annum the cost to a Bank of funding its participation in the applicable Term Loan from whatever source the Administrative Agent may reasonably select.

“Repricing Transaction” means the prepayment or refinancing of all or a portion of the Term Loans with the incurrence by any Credit Party of any Debt having an effective interest cost or weighted average yield (with the comparative determinations to be made by the Administrative Agent consistent with generally accepted financial practices, after giving effect to, among other factors, margin, interest rate floors, upfront or similar fee or “original issue discount” shared with all lenders of such loans or Loans, as the case may be, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith, as the case may be, and without taking into account any fluctuations in the LIBOR Rate or the Euribor Rate) that is less than the interest rate for or weighted average yield (as determined by the Administrative Agent on the same basis) of the Term Loans, including without limitation, as may be effected through any amendment to this Agreement relating to the interest rate for, or weighted average yield of, the Term Loans.

“Required Prepayment Date” as defined in Section 2.15(c).

“Requirement of Law” means, with respect to any Person, the common law and all federal, state, provincial, local and foreign laws, rules and regulations, orders, judgments, decrees or other determinations of any Governmental Authority or arbitrator, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject; provided that the foregoing shall not apply to non-binding recommendations or guidance of any Governmental Authority.

“Requisite Banks” means, collectively (i) one or more Term Loan Banks having or holding Term Loans and representing more than 50.0% of the sum of the aggregate Term Loans of all Term Loan Banks and (ii) one or more Revolving Banks having or holding Revolving Exposure and representing more than 50.0% of the sum of the aggregate Revolving Exposure of all Revolving Banks.

“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, (whether in cash, securities or other property) on account of any shares of any class of stock of Xerium and its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Xerium and its Subsidiaries now or hereafter outstanding, except any payment made solely in shares of that class of stock to the holders of that class; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Xerium and its Subsidiaries now or hereafter outstanding; and (iv) any payment or prepayment of principal of or premium, if any, on, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment with respect to, any Indebtedness incurred pursuant to Section 6.1(c) or Section 6.1(o), excluding, in respect of this clause (iv), any Permitted Refinancing Indebtedness with respect thereto and payments in kind.

“Retained Amount” means, at any time, during any current Fiscal Year, commencing with Fiscal Year 2013:

(i) the amount of Excess Cash for the previous Fiscal Year, minus

(ii) the greater of (a) the amount of all voluntary prepayments of the Term Loans made during such previous Fiscal Year and the amount of all voluntary prepayments of Revolving Loans which are accompanied by a permanent reduction of the Revolving Commitments made during such previous Fiscal Year (the “Voluntary Payment Amount”) and (b) the product of Excess Cash for the previous Fiscal Year multiplied by the Applicable EC Percentage for such Fiscal Year (the “Sweep Reference”), plus

(iii) Fifty-percent (50%) of (a) the greater of (1) the Voluntary Payment Amount and (2) the Sweep Reference, minus (b) the Sweep Reference, minus

(iv) the amount of all Restricted Payments made under Section 6.5(d)(ii) during such current Fiscal Year, all Investments made under Section 6.7(b)(iii)(B) or Section 6.7(k)(ii) during such current Fiscal Year and all Consolidated Capital Expenditures made under clause (ii) of the proviso to Section 6.8(d) during such current Fiscal Year.

“Revolving Bank” means, at any time, any Bank that has a Revolving Commitment at such time.

“Revolving Commitment” means an Initial Revolving Commitment and any Additional Revolving Commitment.

“Revolving Commitment Period” means the period from the Closing Date to but excluding the Revolving Commitment Termination Date.

“Revolving Commitment Termination Date” means the earlier of (i) the date that is five (5) years after the Closing Date, (ii) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.13(b) or 2.14, and (iii) the date of the termination of the Revolving Commitments pursuant to Section 8.1.

“Revolving Exposure” means, with respect to any Bank as of any date of determination, (i) prior to the termination of the Revolving Commitments, that Bank’s Revolving Commitment; and (ii) after the termination of the Revolving Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Bank and (b) in the case of the Issuing Bank, the aggregate Letter of Credit Exposure in respect of all Letters of Credit issued by that Bank (net of any participations by other Revolving Banks in such Letters of Credit), and (c) the aggregate amount of all participations by that Bank in any outstanding Letters of Credit or any Unpaid Drawing under any Letter of Credit.

“Revolving Loans” means the Initial Revolving Loans and the Additional Revolving Loans.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Companies.

“Sale and Lease Back Transaction” as defined in Section 6.11.

“Scheduled Term Loan Maturity Date” means the date that is six (6) years after the Closing Date.

“Screen Rate” means:

(a) in relation to LIBOR, the offered rate for deposits in the currency in which a Loan is denominated for the applicable Interest Period appearing on Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on the Quotation Day for such Interest Period; and

(b) in relation to Euribor, the offered rate for deposits in Euros for the applicable Interest Period appearing on Reuters Screen EURIBOR01 Page as of 11:00 a.m., Brussels time, on the Quotation Day.

If such page is replaced or service ceases to be available, the Administrative Agent may specify another page or service displaying the appropriate rate after consultation with the Borrowers and the Banks.

“Second Currency” as defined in Section 10.4(c).

“Secured Parties” has the meaning assigned to that term in the Collateral Documents.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Account” has the meaning specified in the UCC.

“Securities Account Control Agreement” means a letter agreement, in form and substance satisfactory to the Collateral Agent, executed by the relevant Domestic Subsidiary, the Collateral Agent and the relevant Securities Intermediary.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Securities Intermediary” has the meaning specified in the UCC.

“Senior Notes” as defined in the recitals.

“Senior Notes Documents” means the Senior Notes, the Senior Notes Indenture and any other indenture and/or other agreement governing the Senior Notes and all documentation delivered pursuant thereto.

“Senior Notes Indenture” means the Indenture, dated as of May 26, 2011, by and among Xerium, certain subsidiaries of Xerium, as guarantors, and U.S. Bank National Association, as trustee, governing the Senior Notes.

“Senior Notes Issuance” as defined in the recitals.

“Senior Secured Debt” means, with respect to Xerium, on a consolidated basis on any date, the actual outstanding amount of Debt that is secured by a Lien on any asset or property of Xerium or any of its Subsidiaries.

“Senior Secured Leverage Ratio” means, with respect to Xerium on any date, the ratio of (A) the Senior Secured Debt of Xerium and its Subsidiaries as of such date to (B) the Adjusted EBITDA of Xerium and its Subsidiaries for the period of four consecutive Fiscal Quarters ending on such date (or if such date is not the last day of a Fiscal Quarter of Xerium, for the period of four consecutive Fiscal Quarters most recently ended).

“SLS” means the Syndicated Loan Scheme in respect of United Kingdom Tax as described in H.M. Revenue & Customs’ Guidelines dated September 2010.

“Solvency Certificate” means a Solvency Certificate of the chief financial officer of Xerium and an officer or the director of the Euro Borrower substantially in the form of Exhibit L.

“Solvent” means, that as of the date of determination, both (i) (a) the sum of such Credit Party’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Credit Party’s present assets; (b) such Credit Party’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the Initial Business Plan or with respect to any transaction contemplated or undertaken after the Closing Date; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances and by the laws of the jurisdiction where such Credit Party is incorporated, formed or organized. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Special Purpose Vehicle” means any special purpose funding vehicle identified as such in writing by any Bank to the Administrative Agent.

“Subject Transaction” as defined in Section 6.8(e).

“Subordinated Debt” means any unsecured subordinated Debt of any Credit Party which meets the requirements of Section 6.1(c), other than Debt incurred by a Credit Party, or for which a Credit Party could remain liable, in accordance with Section 6.1(b).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding; provided, further, that each Permitted Joint Venture shall be deemed not to be a Subsidiary of Xerium or its Subsidiaries for all purposes under this Agreement and the other Credit Documents.

“Sum” as defined in Section 10.4(c).

“Sweep Reference” as defined in the definition of “Retained Amount”.

“Swing Loan” as defined in Section 2.3.

“Swing Loan Lender” means Citibank, N.A. or any other Revolving Bank that becomes the Administrative Agent or agrees, with the approval of the Administrative Agent and the Borrowers, to act as the Swing Loan Lender hereunder, in each case in its capacity as the Swing Loan Lender hereunder.

“Swing Loan Request” as defined in Section 2.3(b).

“Swing Loan Sublimit” means $5,000,000.

“Syndication Agent” means Jefferies Finance LLC, in its capacity as the Syndication Agent.

“TARGET2” means Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shares platform and which was launched on November 19, 2007.

“TARGET Day” means a day in which TARGET2 is open for the settlement of payments in Euro.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed, whether disputed or not, including any interest, penalties or additions thereto and any installments in respect thereof.

“Tax Confirmation” means a confirmation by a Bank that the person beneficially entitled to interest payable to that Bank under the Credit Documents is a 991 Bank.

“Tax Credit” means a credit against, relief or remission for or repayment of any Tax.

“Term Loan” means, as applicable, a U.S. Term Loan or a Euro Term Loan.

“Term Loan Bank” means, at any time, any Bank that holds a Term Loan at such time.

“Term Loan Maturity Date” means the earlier of (i) Scheduled Term Loan Maturity Date, and (ii) the date that all Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Terminated Bank” as defined in Section 2.24.

“Title Policy” as defined in Section 3.1(h)(iv).

“Total Utilization of Revolving Commitments” means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of reimbursing Issuing Bank for any amount drawn under any Letter of Credit, but not yet so applied) and Swing Loans and (ii) the Letter of Credit Usage.

“Tranche” means (a) when used with respect to Term Loans, refers to whether such Term Loans are (i) Initial Term Loans, (ii) New Term Loans of the same Class with the same terms and conditions made on the same day or (iii) Term Loans extended pursuant to Section 10.6(f) and (b) when used with respect to Revolving Commitments, refers to whether such Revolving Commitments are (i) Revolving Commitments or (ii) Revolving Commitments extended pursuant to Section 10.6(f).

“Transactions” as defined in the recitals.

“Treasury Regulations” means the United Stated federal income tax regulations promulgated under the Code.

“Treaty” as defined in the definition of “Treaty State”.

“Treaty Lender” means a Bank which at the time the payment is made is beneficially entitled to all amounts payable to it under the Credit Documents and is treated as resident of a Treaty State pursuant to the interpretation of the taxation authorities of the jurisdiction from which the payment is made or deemed to be made under a Treaty in force at that date, and in relation to UK Source Interest a Bank which does not carry on a business in the UK through a permanent establishment with which that Bank’s participation in the Loan is effectively connected.

“Treaty State” means a jurisdiction having a double taxation agreement at the time the payment is made which makes provision to receive any payments of principal interest, fees or other amounts under the Credit Documents without deduction or withholding for or an account of a Tax (a “Treaty”).

“Type of Loan” means a LIBOR Loan, ABR Loan or a Euribor Loan.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“UK Source Interest” means interest payable to a Bank under the Credit Documents which arises in the United Kingdom for the purposes of section 874 of the ITA, including, for the avoidance of doubt, interest paid by the Euro Borrower.

“Unpaid Drawing” as defined in Section 2.4(g).

“U.K. Tax” as defined in Section 2.20(e).

“Unreallocated Portion” as defined in Section 2.23 (a).

“Unused Revolving Commitment” means, at any time, (a) the Revolving Commitments at such time minus (b) the sum of (i) the aggregate principal amount of outstanding Revolving Loans plus (ii) the Letter of Credit Usage.

“U.S. Aggregate Payments” as defined in Section 7.2(b).

“U.S. Contributing Guarantors” as defined in Section 7.2(b).

“U.S. Credit Party” means Xerium, and each U.S. Guarantor.

“U.S. Fair Share” as defined in Section 7.2(b).

“U.S. Fair Share Contribution Amount” as defined in Section 7.2(b).

“U.S. Funding Guarantor” as defined in Section 7.2(b).

“U.S. Guarantor” means (i) with respect to the Obligations of each Credit Party other than Xerium, Xerium, (ii) each Guarantor listed in Schedule 1.1(b) as a U.S. Guarantor and (iii) each other Domestic Subsidiary that becomes a party to the Guaranty.

“U.S. Term Loan” means (i) an Initial U.S. Term Loan and (ii) any Additional U.S. Term Loan or New Term Loan made in Dollars to Xerium pursuant to Section 2.26.

“U.S. Term Loan Exposure” means, with respect to any Bank, as of any date of determination, the outstanding principal amount of the U.S. Term Loans of such Bank.

“VAT” means value added tax, goods and services tax and any similar sales or turnover tax.

“Vietnam Asset Sales” means, Asset Sales relating to the business, assets or properties of Huyck Wangner Vietnam Co. Ltd.

“Voluntary Payment Amount” as defined in the definition of “Retained Amount”.

“Waivable Mandatory Prepayment” as defined in Section 2.15(c).

“Xerium” as defined in the preamble hereto.

“Xerium Canada” means Xerium Canada Inc., a New Brunswick (Canada) corporation.

“XTI” means XTI LLC, a Delaware limited liability company.

“991 Bank” means a Bank falling within paragraph (a), (b) or (c) of the definition of Qualifying Lender.

1.2 Accounting Terms.

(a) Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Xerium to the Administrative Agent pursuant to Sections 5.1(b) and 5.1(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in Section 6.8 shall be made, without giving effect to any election under Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Xerium or any of its Subsidiaries at “fair value.”

(b) If at any time any change in GAAP or conversion to IFRS (including without limitation modifications to or issuance of accounting standards under GAAP which create material changes to the financial statements such as the proposed lease accounting guidance and conversion to IFRS as described below) would affect the computation of any ratio, basket, covenant or requirement (including the computation of any financial covenant) set forth in any Credit Document, and either Xerium or the Requisite Banks shall so request, the Administrative Agent and the Borrowers shall negotiate in good faith to amend such covenant to preserve the original intent thereof in light of such change in GAAP or conversion to IFRS; provided that, until so amended, (i) such ratio, basket, covenant or requirement shall continue to be computed in accordance with GAAP or the application thereof prior to such change therein or such conversion to IFRS and (ii) the Borrowers shall provide to the Administrative Agent and the Banks a written reconciliation (which shall be required to be provided only once) in form and substance reasonably satisfactory to the Administrative Agent, between calculations of such covenant made before and after giving effect to such change in GAAP (or such conversion to IFRS). If Xerium notifies the Administrative Agent that it is required to report under IFRS or has elected to do so through an early adoption policy, “GAAP” shall mean international financial reporting standards pursuant to IFRS (provided that after such conversion, the Borrowers cannot elect to report under GAAP).

1.3 Interpretation, etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

SECTION 2. LOANS AND LETTERS OF CREDIT

2.1 Initial Term Loans. (a) Subject to the terms and conditions hereof, each applicable Term Loan Bank severally agrees to make a term loan on the Closing Date, as follows:

(i) an Initial U.S. Term Loan to Xerium made in Dollars in a principal amount equal to such Term Bank’s Initial U.S. Term Loan Amount; and

(ii) an Initial Euro Term Loan to the Euro Borrower made in Euros in a principal amount equal to such Term Bank’s Initial Euro Term Loan Amount.

Any Term Loan repaid or prepaid may not be reborrowed. Subject to Sections 2.13 and 2.14, all amounts owed hereunder with respect to all Term Loans shall be paid in full no later than the Term Loan Maturity Date.

2.2 Revolving Loans.

(a) Initial Revolving Commitments.

(i) During the Revolving Commitment Period, subject to the terms and conditions hereof, each Revolving Bank severally agrees to make revolving loans in Dollars to Xerium (“Initial Revolving Loans”) in an aggregate amount up to but not exceeding such Revolving Bank’s Initial Revolving Commitment; provided, that after giving effect to the making of any Revolving Loans in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect. Subject to Sections 2.13(a) and 2.14, all amounts owed hereunder with respect to Revolving Loans and under Section 2.3 with respect to Swing Loans shall be paid in full no later than the Revolving Commitment Termination Date.

(b) Borrowing Mechanics for Revolving Loans Generally.

(i) Except pursuant to Section 2.4(d), Revolving Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $250,000 in excess of that amount.

(ii) Whenever Xerium desires that Revolving Banks make Revolving Loans, Xerium shall deliver to the Administrative Agent a fully executed and delivered Funding Notice no later than (A) 11:00 a.m. (New York City time) at least three Business Days in advance of the proposed Credit Date in the case of a LIBOR Loan or (B) 11:00 a.m. (New York City time) at least one Business Day in advance of the proposed Credit Date in the case of an ABR Loan. Except as otherwise provided herein, a Funding Notice for a Loan that is a LIBOR Loan shall be irrevocable on and after the related Interest Rate Determination Date, and Xerium shall be bound to make a borrowing in accordance therewith.

(iii) Notice of receipt of each Funding Notice in respect of Revolving Loans, together with the amount of each Revolving Bank’s Pro Rata Share thereof, if any, together with the applicable interest rate, shall be promptly provided by the Administrative Agent to each applicable Bank by telefacsimile.

(iv) Each Revolving Bank shall make the amount of its Revolving Loan available to the Administrative Agent not later than 12:00 p.m. (New York City time) for a LIBOR Loan or 2:00p.m. (New York City time) for an ABR Loan, on the applicable Credit Date by wire transfer of same day funds in Dollars, at Administrative Agent’s Principal Office. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of such Revolving Loans available to Xerium on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Revolving Loans received by the Administrative Agent from the Revolving Banks to be credited to the account of Xerium at the Administrative Agent’s Principal Office or such other account as may be reasonably designated in writing no later than three (3) days before to the Administrative Agent by Xerium.

2.3 Swing Loans.

(a) On the terms and subject to the conditions contained in this Agreement, the Swing Loan Lender agrees to make, in Dollars, loans (each a “Swing Loan”) otherwise available to Xerium under the Initial Revolving Commitments from time to time on any Business Day during the Revolving Commitment Period in an aggregate principal amount at any time outstanding not to exceed the Swing Loan Sublimit; provided, however, that at no time shall the Swing Loan Lender make any Swing Loan to the extent that, after giving effect to such Swing Loan, the Total Utilization of Revolving Commitments would exceed the Revolving Commitments then in effect. Each Swing Loan shall be an ABR Loan and must be repaid in full within five (5) Business Days after its making or, if sooner, upon any borrowing of Revolving Loans hereunder (it being understood that in any event, such Swing Loan shall be automatically deemed a borrowing of Revolving Loans at the end of such five (5) Business Day period unless a cash repayment in full was made during such period), and shall in any event mature no later than the Revolving Commitment Termination Date. Within the limits set forth in the first sentence of this clause (a), amounts of Swing Loans repaid may be reborrowed under this clause (a).

(b) In order to request a Swing Loan, Xerium shall telecopy (or forward by electronic mail or similar means) to the Administrative Agent a duly completed request in substantially the form of Exhibit A-4, setting forth the requested amount and date of such Swing Loan (a “Swing Loan Request”), to be received by the Administrative Agent not later than 1:00 p.m. (New York City time) on the day of the proposed borrowing. The Administrative Agent shall promptly notify the Swing Loan Lender of the details of the requested Swing Loan. Subject to the terms of this Agreement, the Swing Loan Lender will, not later than 3:00pm (New York City time) make a Swing Loan available to the

Administrative Agent and, in turn, the Administrative Agent shall make such amounts available to Xerium on the date of the relevant Swing Loan Request. The Swing Loan Lender shall not make any Swing Loan in the period commencing on the first Business Day after it receives written notice from the Administrative Agent or any Revolving Bank that one or more of the conditions precedent contained in Section 3.2 shall not on such date be satisfied, and ending when such conditions are satisfied. The Swing Loan Lender shall not otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 3.2 have been satisfied in connection with the making of any Swing Loan.

(c) The Swing Loan Lender shall notify the Administrative Agent in writing (which writing may be a telecopy or electronic mail) weekly, by no later than 10:00 a.m. (New York City time) on the first Business Day of each week, of the aggregate principal amount of its Swing Loans then outstanding.

(d) The Swing Loan Lender may demand at any time that each Revolving Bank pay to the Administrative Agent, for the account of the Swing Loan Lender, in the manner provided in clause (e) below, such Revolving Bank’s Pro Rata Share of all or a portion of the outstanding Swing Loans, which demand shall be made through the Administrative Agent, shall be in writing and shall specify such outstanding principal amount of Swing Loans demanded to be paid.

(e) The Administrative Agent shall forward each notice referred to in clause (c) above and each demand referred to in clause (d) above to each Revolving Bank on the day such notice or such demand is received by the Administrative Agent (except that any such notice or demand received by the Administrative Agent after 2:00 p.m. (New York City time) on any Business Day or any such demand received on a day that is not a Business Day shall not be required to be forwarded to the Revolving Banks by the Administrative Agent until the next succeeding Business Day), together with a statement prepared by the Administrative Agent specifying the amount of each Revolving Bank’s Pro Rata Share of the aggregate principal amount of the Swing Loans stated to be outstanding in such notice or demanded to be paid pursuant to such demand, and, notwithstanding whether or not the conditions precedent set forth in Sections 3.2 and 2.2 shall have been satisfied (which conditions precedent the Revolving Banks hereby irrevocably waive), each Revolving Bank shall, before 12:00 p.m. (New York City time) on the Business Day next succeeding the date of such Revolving Bank’s receipt of such notice or demand, make available to the Administrative Agent, in immediately available funds, for the account of the Swing Loan Lender, the amount specified in such statement. Upon such payment by a Revolving Bank, such Revolving Bank shall, except as provided in clause (f) below, be deemed to have made a Revolving Loan that is an ABR Loan to the Borrower. The Administrative Agent shall use such funds to repay the Swing Loans to the Swing Loan Lender. To the extent that any Revolving Bank fails to make such payment available to the Administrative Agent for the account of the Swing Loan Lender, Xerium shall repay such Swing Loan on demand.

(f) Upon the occurrence of a Default under clause (f) or (g) of Section 8.1, each Revolving Bank shall acquire, without recourse or warranty, an undivided participation in each Swing Loan otherwise required to be repaid by such Revolving Bank pursuant to clause (e) above, which participation shall be in a principal amount equal to such Revolving Bank’s Pro Rata Share of such Swing Loan, by paying to the Swing Loan Lender on the date on which such Revolving Bank would otherwise have been required to make a payment in respect of such Swing Loan pursuant to clause (e) above, in immediately available funds, an amount equal to such Revolving Bank’s Pro Rata Share of such Swing Loan. If all or part of such amount is not in fact made available by such Revolving Bank to the Swing Loan Lender on such date, the Swing Loan Lender shall be entitled to recover any such unpaid amount on demand from such Revolving Bank together with interest accrued from such date at the Federal Funds Effective Rate for the first Business Day after such payment was due and thereafter at the rate of interest then applicable to ABR Loans.

(g) From and after the date on which any Revolving Bank (i) is deemed to have made a Revolving Loan pursuant to clause (e) above with respect to any Swing Loan or (ii) purchases an undivided participation interest in a Swing Loan pursuant to clause (f) above, the Swing Loan Lender shall promptly distribute to such Revolving Bank such Revolving Bank’s Pro Rata Share of all payments of principal of and interest received by the Swing Loan Lender on account of such Swing Loan other than those received from a Revolving Bank pursuant to clause (e) or (f) above.

(h) If a Bank becomes, and during the period it remains, a Defaulting Bank or a Potential Defaulting Bank, the Swing Loan Lender may, upon prior written notice to Xerium and the Administrative Agent, resign as Swing Loan Lender, effective at the close of business New York City time on a date specified in such notice (which date may be not less than 30 days after the date of such notice); provided that such resignation by the Swing Loan Lender will have no effect on its rights in respect of any outstanding Swing Loans or on the obligations of Xerium or any Bank under this Agreement with respect to any such outstanding Swing Loan.

(i) In addition to the other conditions precedent herein set forth, if any Bank becomes, and during the period it remains, a Defaulting Bank or a Potential Defaulting Bank, the Swing Loan Lender will not be required to make any Swing Loan unless the Swing Loan Lender is satisfied that any exposure that would result therefrom is eliminated or fully covered by the Revolving Commitments of the Non-Defaulting Banks or by Cash Collateralization or a combination thereof satisfactory to the Swing Loan Lender.

2.4 Letters of Credit.

(a) Letters of Credit. During the Revolving Commitment Period, subject to the terms and conditions hereof, the Issuing Bank agrees to issue Letters of Credit for the account of Xerium in the aggregate amount up to but not exceeding the Letter of Credit Sublimit; provided, that (i) after giving effect to such issuance, in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect; (ii) after giving effect to such issuance, in no event shall the Letter of Credit Usage exceed the Letter of Credit Sublimit then in effect; (iii) in no event shall any standby Letter of Credit have an expiration date later than the earlier of (1) five (5) Business Days prior the Revolving Commitment Termination Date and (2) the date which is one year from the date of issuance of such standby Letter of Credit; and (iv) in no event shall any commercial Letter of Credit have an expiration date later than the earlier of (1) five (5) Business Days prior to the Revolving Commitment Termination Date and (2) the date which is nine (9) months from the date of issuance of such commercial Letter of Credit; provided, further, that any Letter of Credit with a term less than or equal to one year may provide for the renewal thereof for additional periods less than or equal to one year, as long as, (x) on or before the expiration of each such term and each such period, Xerium and the Issuing Bank of such Letter of Credit shall have the option to prevent such renewal and (y) neither the Issuing Bank of such Letter of Credit nor Xerium shall permit any such renewal to extend the expiration date of any Letter of Credit beyond the date set forth in the foregoing clauses (iii) and (iv); provided, further, that in the event (x) a Funding Default exists or (y) a determination pursuant to Section 2.18 or 2.19 occurs, the Issuing Bank shall not be required to issue any Letter of Credit unless the Issuing Bank has entered into arrangements satisfactory to it and Xerium to eliminate the Issuing Bank’s risk with respect to the participation in the Letters of Credit of the Defaulting Bank, including by Cash Collateralization of such Defaulting Bank’s Pro Rata Share of the Letter of Credit Usage.

(b) [Reserved]

(c) Existing Letters of Credit. Schedule 2.4(c) contains a schedule of certain letters of credit issued or outstanding prior to the Closing Date under the Existing First Lien Credit Agreement (the “Existing Letters of Credit”) for the account of Xerium or one of its Subsidiaries by Citicorp North America, Inc. On the Closing Date, (i) the Existing Letters of Credit, to the extent outstanding, shall be automatically, and without further action by the parties hereto, converted to Letters of Credit issued and outstanding under this Agreement and subject to the provisions hereof, as if such Existing Letters of Credit had been issued on the Closing Date hereunder, (ii) the issuing bank of the Existing Letters of Credit shall be deemed to be the “Issuing Bank” hereunder solely for the purpose of maintaining such Existing Letters of Credit, and (iii) all liabilities of Xerium, the Euro Borrower or any of their respective Subsidiaries with respect to Existing Letters of Credit shall constitute Obligations.

(d) Letters of Credit Generally. Each Letter of Credit is subject to the following applicable conditions: (i) each Letter of Credit shall be denominated in Dollars or an Alternative Currency, (ii) the stated amount of each Letter of Credit shall not be less than a Dollar Equivalent of $100,000 (or the Dollar Equivalent thereof if issued in an Alternative Currency) or such lesser amount as is acceptable to the Issuing Bank and (iii) in no event shall a Letter of Credit be issued if such Letter of Credit is not in a form acceptable to the Issuing Bank in its reasonable discretion. Subject to the foregoing, the Issuing Bank may agree that a standby Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each, unless the Issuing Bank elects not to extend for any such additional period; provided, the Issuing Bank shall not extend any such Letter of Credit if it has received written notice from the Administrative Agent, acting on behalf of the Requisite Banks, that an Event of Default has occurred and is continuing.

(e) Notice of Issuance. Whenever Xerium desires the issuance of a Letter of Credit, it shall deliver an Issuance Notice to the Administrative Agent no later than 9:30 a.m. (New York City time) at least three (3) Business Days (in the case of standby letters of credit) or five (5) Business Days (in the case of commercial letters of credit), or in each case such shorter period as may be agreed to by the Issuing Bank in any particular instance, in advance of the proposed date of issuance. Upon satisfaction or waiver of the conditions set forth in Section 3.2, the Issuing Bank shall issue the requested Letter of Credit only in accordance with the Issuing Bank’s standard operating procedures. Upon the issuance of any Letter of Credit or any amendment or modification to a Letter of Credit, the Issuing Bank shall promptly notify the Administrative Agent thereof, which notice shall be accompanied by a copy of such Letter of Credit or amendment or modification to a Letter of Credit and, in the case of Letters of Credit, the amount of each Revolving Bank’s respective participation in such Letter of Credit pursuant to Section 2.4(f).

(f) Responsibility of Issuing Bank With Respect to Requests for Drawings and Payments. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, the Issuing Bank shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit. As between Xerium and the Issuing Bank, Xerium assumes all risks of the acts and omissions of, or misuse of, the Letters of Credit issued by the Issuing Bank by the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Bank, including any Governmental Acts; none of the above shall affect or impair, or prevent the vesting of, any of the Issuing Bank’s rights or powers hereunder. Without limiting the foregoing and in furtherance thereof, any action taken or omitted by the Issuing Bank under or in connection with the Letters of Credit or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not give rise to any liability on the part of the Issuing Bank to Xerium or any other Credit Party. Notwithstanding anything to the contrary contained in this Section 2.4(f), each Borrower shall retain any and all rights it may have against the Issuing Bank for any liability arising solely out of the gross negligence or willful misconduct of the Issuing Bank.

(g) Reimbursement of Amounts Drawn or Paid Under Letters of Credit. In the event the Issuing Bank has determined to honor a drawing under a Letter of Credit, it shall immediately notify Xerium and Administrative Agent, and Xerium shall reimburse Issuing Bank on or before the Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”) in Dollars in same day funds equal to the amount of such honored drawing (each such amount so paid until reimbursed, an “Unpaid Drawing”); provided, anything contained herein to the contrary notwithstanding, (i) unless Xerium shall have notified Administrative Agent and Issuing Bank prior to 9:30 a.m. (New York City time) on the date three (3) Business Days prior to the date such drawing is honored that Xerium intends to reimburse Issuing Bank for the amount of such honored drawing with funds other than the proceeds of Revolving Loans, Xerium shall be deemed to have given a timely Funding Notice to the Administrative Agent requesting Banks to make Revolving Loans that are ABR Loans on the Reimbursement Date in Dollars in the same amount of such honored drawing, and (ii) subject to satisfaction or waiver of the conditions specified in Section 3.2, Revolving Banks having a Revolving Commitment shall, on the Reimbursement Date, make Revolving Loans that are ABR Loans in the amount of such honored drawing, the proceeds of which shall be applied directly by the Administrative Agent to reimburse the Issuing Bank for the amount of such honored drawing; and provided further, if for any reason proceeds of Revolving Loans are not received by the Issuing Bank on the Reimbursement Date in an amount equal to the amount of such honored drawing, Xerium shall reimburse the Issuing Bank, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this Section 2.4(g) shall be deemed to relieve any Revolving Bank from its obligation to make Revolving Loans on the terms and conditions set forth herein, and Xerium shall retain any and all rights it may have against any Revolving Bank resulting from the failure of such Bank to make such Revolving Loans under this Section 2.4(g).

(h) Banks’ Purchase of Participations in Letters of Credit. Immediately upon the issuance of each Letter of Credit, each Revolving Bank having a Revolving Commitment shall be deemed to have purchased, and hereby agrees to irrevocably purchase, from the Issuing Bank a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Bank’s Pro Rata Share (with respect to the Revolving Commitments) of the maximum amount which is or at any time may become available to be drawn thereunder. In the event that Xerium shall fail for any reason to reimburse the Issuing Bank as provided in Section 2.4(g), the Issuing Bank shall promptly notify each Bank of the unreimbursed amount of such honored drawing and of such Bank’s respective participation therein based on such Bank’s Pro Rata Share of the Revolving Commitments. Each Bank shall make available to the Issuing Bank an amount equal to its respective participation, in same day funds, at the office of the Issuing Bank specified in such notice, not later than 12:00 p.m. (New York City time) on the first Business Day (under the laws of the jurisdiction in which such office of the Issuing Bank is located) after the date notified by the Issuing Bank. In the event that any Bank fails to make available to the Issuing Bank on such Business Day the amount of such Bank’s participation in such Letter of Credit as provided in this Section 2.4(h), the Issuing Bank shall be entitled to recover such amount on demand from such Bank together with interest thereon for three (3) Business Days at the rate customarily used by the Issuing Bank for the correction of errors among banks and thereafter at the Alternate Base Rate. Nothing in this Section 2.4(h) shall be deemed to prejudice the right of any Bank to recover from Issuing Bank any amounts made available by such Bank to the Issuing Bank pursuant to this Section in the event that it is determined that the payment with respect to a Letter of Credit in respect of which payment was made by such Bank constituted gross negligence or willful misconduct on the part of the Issuing Bank. In the event the Issuing Bank shall have been reimbursed by other Banks pursuant to this Section 2.4(h) for all or any portion of any drawing honored by the Issuing Bank under a Letter of Credit, such Issuing Bank shall distribute to each Bank which has paid all amounts payable by it under this Section 2.4(h) with respect to such honored drawing such Bank’s Pro Rata Share of all payments subsequently received by the Issuing Bank from Xerium in reimbursement of such honored drawing when such payments are received. Any such distribution shall be made to a Bank at its primary address set forth below its name on Appendix C or at such other address as such Bank may request.

(i) [Reserved]

(j) [Reserved]

(k) [Reserved]

(l) Obligations Absolute. The obligation of Xerium to reimburse Issuing Bank for drawings honored under the Letters of Credit issued by it and to repay any Revolving Loans made by Banks pursuant to Section 2.4(e) and the obligations of Banks under Section 2.4(g) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set off, defense or other right which Xerium or any Bank may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), the Issuing Bank, Bank or any other Person or, in the case of a Bank, against Xerium, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Xerium or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured); any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iii) payment by the Issuing Bank under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit; (iv) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Xerium or any of its Subsidiaries; (v) any breach hereof or any other Credit Document by any party thereto; (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or (vii) the fact that an Event of Default or a Default shall have occurred and be continuing; provided, in each case, that payment by the Issuing Bank under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of Issuing Bank under the circumstances in question.

(m) Indemnification. Without duplication of any obligation of Xerium under Section 10.2, 10.3 or 10.4, in addition to amounts payable as provided herein, Xerium hereby agrees to protect, indemnify, pay and save harmless the Issuing Bank from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which the Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance and maintenance of any Letter of Credit by the Issuing Bank, other than as a result of (1) the gross negligence or willful misconduct of the Issuing Bank or (2) the wrongful dishonor by Issuing Bank of a proper demand for payment made under any Letter of Credit issued by it, or (ii) the failure of the Issuing Bank to honor a drawing under any such Letter of Credit as a result of any Governmental Act.

(n) [Reserved]

(o) Resignation of Issuing Bank. If a Bank becomes, and during the period it remains, a Defaulting Bank or a Potential Defaulting Bank, the Issuing Bank may, upon prior written notice to Xerium and the Administrative Agent, resign as Issuing Bank, effective at the close of business New York City time on a date specified in such notice (which date may not be less than thirty (30) days after the date of such notice); provided that such resignation by the Issuing Bank will have no effect on the validity or enforceability of any Letter of Credit then outstanding or on the obligations of Xerium or any Bank under this Agreement with respect to any such outstanding Letter of Credit or otherwise to the Issuing Bank.

(p) Defaulting Banks. In addition to the other conditions precedent herein set forth, if any Bank becomes, and during the period it remains, a Defaulting Bank or a Potential Defaulting Bank, the Issuing Bank will not be required to issue any Letter of Credit or to amend any outstanding Letter of Credit to increase the face amount thereof, alter the drawing terms thereunder or extend the expiry date thereof, unless the Issuing Bank is satisfied that any exposure that would result therefrom is eliminated or fully covered by the Revolving Commitments of the Non-Defaulting Banks or by Cash Collateralization or a combination thereof satisfactory to the Issuing Bank.

2.5 Pro Rata Shares; Availability of Funds.

(a) Pro Rata Shares. All Loans shall be made, and all participations purchased, by Banks simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Bank shall be responsible for any default by any other Bank in such other Bank’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Revolving Commitment of any Bank be increased or decreased as a result of a default by any other Bank in such other Bank’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

(b) Availability of Funds. Unless the Administrative Agent shall have been notified by any Bank prior to the applicable Credit Date that such Bank does not intend to make available to the Administrative Agent the amount of such Bank’s Loan requested on such Credit Date, the Administrative Agent may assume that such Bank has made such amount available to the Administrative Agent on such Credit Date and the Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to the applicable Borrower a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to the Administrative Agent by such Bank, the Administrative Agent shall be entitled to recover such amount on demand from such Bank together with interest thereon, for each day from such Credit Date until the date such amount is paid to the Administrative Agent, at the customary rate set by the Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the LIBOR Rate. If such Bank does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the applicable Borrower and such Borrower shall immediately pay such amount to the Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to the Administrative Agent, at the rate payable hereunder for LIBOR Loans. Nothing in this Section 2.5(b) shall be deemed to relieve any Bank from its obligation to fulfill its Revolving Commitments hereunder or to prejudice any rights that the Borrowers may have against any Bank as a result of any default by such Bank hereunder.

2.6 Use of Proceeds. The proceeds of the Loans shall be applied by each Borrower as follows: (a) the proceeds of the Initial Term Loans shall be applied on the Closing Date to finance, in part, the Refinancing, including through the making of intercompany loans, including but not limited to intercompany loans described under Schedule 2.6, to certain foreign Subsidiaries of Xerium and (b) the proceeds of the Revolving Loans, the Letters of Credit and any Additional Term Loans or New Term Loans, in each case, made after the Closing Date shall be applied by Xerium for working capital and general corporate purposes of Xerium and its Subsidiaries and to pay fees and expenses hereunder; provided, that in no event will the proceeds of Loans be used for the purposes of prepayments of the Loans as permitted under Section 2.13 hereof or repurchases of the Loans as permitted under Section 10.7(j) hereof. No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act.

2.7 Evidence of Debt; Register; Banks’ Books and Records; Promissory Notes.

(a) Banks’ Evidence of Debt. Each Bank may maintain on its internal records an account or accounts evidencing the Obligations of each Borrower to such Bank, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on such Borrower, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Bank’s Revolving Commitments or such Borrower’s Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Bank’s records, the recordations in the Register shall govern. In addition, each Bank having sold a participation in any of its Obligations or having identified a Special Purpose Vehicle as such to the Administrative Agent, acting as agent of the Borrowers solely for this purpose and for tax purposes, shall establish and maintain at its address referred to in Section 10.1 a record of ownership in which such Bank shall register by book entry (i) the name and address of each such participant and Special Purpose Vehicle (and each change thereto, whether by assignment or otherwise) and (ii) the rights, interests or obligation of each such participant and Special Purpose Vehicle in any Obligation, in any Revolving Commitment and in any right to receive payment hereunder.

(b) Register. The Administrative Agent shall maintain at its Principal Office a register for the recordation of the names and addresses of Banks and the Revolving Commitments and Loans of each Bank from time to time (the “Register”). The Administrative Agent may record in the Register the Revolving Commitments and the Loans, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on such Borrower and each Bank, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Bank’s Revolving Commitments or such Borrower’s Obligations in respect of any Loan. Each Borrower hereby designates the Administrative Agent to serve as each Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.7, and each Borrower hereby agrees that, to the extent the Administrative Agent serves in such capacity, the Administrative Agent and its officers, directors, employees, agents and affiliates shall constitute “Indemnitees.” The Register shall be made available for inspection by any Borrower and any Bank (but only in respect of the entries of such Bank’s Loans) at any reasonable time and from time to time upon reasonable notice.

(c) Notes. If so requested by any Bank by written notice to Xerium (with a copy to the Administrative Agent) at least two (2) Business Days prior to the Closing Date, or at any time thereafter, each Borrower shall execute and deliver to such Bank (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Bank pursuant to Section 10.7) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Xerium’s receipt of such notice) a promissory note or promissory notes, in a form reasonably acceptable to the Administrative Agent and Xerium, to evidence such Bank’s Term Loans or Revolving Loans, as the case may be.

2.8 Interest on Loans.

(a) Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i) if a LIBOR Loan, at the LIBOR Rate plus the Applicable Margin;

(ii) if an ABR Loan, at the Alternate Base Rate plus the Applicable Margin; or

(iii) if a Euribor Loan, at the Euribor Rate plus the Applicable Margin.

(b) The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any LIBOR Loan or Euribor Loan, shall be selected by each Borrower and notified to the Administrative Agent and Banks pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be. If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to the Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then such Loan will (i) in the case of any Revolving Loan or U.S. Term Loan, automatically convert into an ABR Loan and (ii) in the case of any Euro Term Loan, will be automatically continued as a Euribor Loan with an Interest Period of one month.

(c) In connection with LIBOR Loans or Euribor Loans there shall be no more than six (6) Interest Periods in the aggregate outstanding at any time. In the event a Borrower fails to specify for any Revolving Loan or U.S. Term Loan between an ABR Loan or a LIBOR Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (if outstanding as a LIBOR Loan) will be automatically continued as a LIBOR Loan with an Interest Period of one month beginning on the last day of the then-current Interest Period for such Loan), or (if outstanding as an ABR Loan) will be automatically continued as an ABR Loan, or (if not then outstanding) will be automatically made as a LIBOR Loan with an Interest Period of one month. In the event a Borrower fails to specify an Interest Period for any LIBOR Loan or Euribor Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Borrower shall be deemed to have selected an Interest Period of one month. As soon as practicable after 11:00 a.m. (London time) on each Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Loans or Euribor Loans, as the case may be, for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to each Borrower and each Bank.

(d) Interest payable pursuant to Section 2.8(a) and any other interest, commission or fee accruing under a Credit Document (other than interest payable pursuant to Section 2.8 (a)(ii)) will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with the market practice. Interest payable pursuant to Section 2.8(a)(ii) will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 or 366 days, as appropriate, when determined by reference to clause (a) of the definition of “Alternate Base Rate”, and a year of 360 days at all other times. For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid under a Credit Document or in connection therewith is to be calculated on the basis of any period of time that is less than a calendar year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or 365 days, as applicable to such interest or fee pursuant to such Credit Document. The rates of interest hereunder are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation hereunder.

(e) Except as otherwise set forth herein, interest on each Loan shall be payable in arrears on and to (i) each Interest Payment Date applicable to that Loan; (ii) upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) at maturity, including final maturity, and on the Revolving Commitment Termination Date and the Term Loan Maturity Date.

(f) Xerium agrees to pay to the Issuing Bank, with respect to drawings honored under any Letter of Credit, interest on the amount paid by the Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of Xerium at a rate equal to (i) for the period from the date such drawing is honored to but excluding the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to Revolving Loans that are LIBOR Loans, or ABR Loans, and (ii) thereafter, to the extent permitted by applicable law, a rate which is 2% per annum in excess of the rate of interest otherwise payable hereunder with respect to Revolving Loans that are LIBOR Loans or ABR Loans.

(g) Interest payable pursuant to Section 2.8(f) shall be computed on the basis of a 365/366 day year for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full. Promptly upon receipt by the Issuing Bank of any payment of interest pursuant to Section 2.8(f), the Issuing Bank shall distribute to each Revolving Bank, out of the interest received by the Issuing Bank in respect of the period from the date such drawing is honored to but excluding the date on which the Issuing Bank is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of any Revolving Loans), the amount that such Revolving Bank would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period if no drawing had been honored under such Letter of Credit. In the event the Issuing Bank shall have been reimbursed (other than with the proceeds of a Revolving Loan) by Revolving Banks for all or any portion of such honored drawing, Issuing Bank shall distribute to each Revolving Bank which has paid all amounts payable by it under Section 2.4(f) with respect to such honored drawing such Revolving Bank’s Pro Rata Share of any interest received by Issuing Bank in respect of that portion of such honored drawing so reimbursed by Revolving Banks for the period from the date on which the Issuing Bank was so reimbursed by Revolving Banks to but excluding the date on which such portion of such honored drawing is reimbursed by the applicable Borrower.

2.9 Conversion/Continuation.

(a) Subject to Section 2.18 and so long as no Default or Event of Default shall have occurred and then be continuing, each Borrower shall have the option:

(i) to convert at any time all or any part of any Loan (other than a Swing Loan or a Euribor Loan) equal to $1,000,000 and integral multiples of $250,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, a LIBOR Loan may only be converted on the expiration of the Interest Period applicable to such LIBOR Loan unless Xerium shall pay all amounts due under Section 2.18(c) in connection with any such conversion; or

(ii) upon the expiration of any Interest Period applicable to any LIBOR Loan or Euribor Loan, as applicable, to continue all or any portion of such Loan equal to $1,000,000 (or its currency equivalent, calculated as of the last day of such Interest Period) and integral multiples of $250,000 (or its currency equivalent, calculated as of the last day of such Interest Period) in excess of that amount as a LIBOR Loan or Euribor Loan, as applicable.

(b) Such Borrower shall deliver a Conversion/Continuation Notice to the Administrative Agent no later than noon (New York City time) on the date of the proposed conversion date (in the case of a conversion to an ABR Loan) and at least three (3) Business Days in advance of the proposed Conversion/Continuation Date (in the case of a conversion to, or a continuation of, a LIBOR Loan or a continuation of a Euribor Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any LIBOR Loans or continuation a Euribor Loan (or telephonic notice in lieu thereof) shall be irrevocable and such Borrower shall be bound to effect a conversion or continuation in accordance therewith.

(c) Notwithstanding anything to the contrary in the foregoing, (i) no conversion in whole or in part to a LIBOR Loan shall be permitted at any time at which a Default or Event of Default shall have occurred and be continuing and (ii) no continuation of, or conversion into, a LIBOR Loan or continuation of a Euribor Loan, shall be permitted at any time if such conversion or continuation would violate any provision of Sections 2.15 or 2.16.

(d) If a Default or Event of Default shall have occurred and be continuing, LIBOR Loans shall automatically convert to ABR Loans upon the expiration of the Interest Period applicable thereto.

2.10 Default Interest. Notwithstanding anything to the contrary in Section 2.9 and subject to the last sentence of this Section 2.10, upon the occurrence and during the continuance of an Event of Default under any of Section 8.1(a), 8.1(f) or 8.1(g), the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code, or other applicable bankruptcy or insolvency laws) payable upon demand, at a rate that is 2% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for ABR Loans). Payment or acceptance of the increased rates of interest provided for in this Section 2.10 is not a permitted alternative to timely payment and shall not constitute a waiver of any Default or Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Bank. The default interest provisions of this Section 2.10 shall not apply to the Euro Term Loans, so long as such Tranche is secured by any real property located in the country of Canada.

2.11 Fees

(a)(i) Xerium agrees to pay to Banks having Revolving Exposure (A) commitment fees equal to (1) the average daily Unused Revolving Commitment times (2) the Applicable Revolving Commitment Fee Percentage; and (B) letter of credit fees equal to (1) the Applicable Margin for Revolving Loans that are LIBOR Loans, times (2) the average aggregate daily maximum amount available to be drawn under all such Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination).

(ii) All fees referred to in this Section 2.11(a) shall be paid in Cash in Dollars to the Administrative Agent at its Principal Office and upon receipt, the Administrative Agent shall promptly distribute to each Revolving Bank its Pro Rata Share thereof.

(b) Xerium agrees to pay directly to the Issuing Bank, for its own account, the following fees:

(i) a fronting fee equal to 0.25%, per annum, times the average aggregate daily amount available to be drawn under all Letters of Credit (determined as of the close of business on any date of determination); and

(ii) such documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

(c) The fees referred to in Sections 2.11(a)(i)(A), 2.11(a)(i)(B) and in 2.11(b)(i) shall be calculated on the basis of a 360 day year and the actual number of days elapsed and shall be payable in arrears on each Reference Day during the Revolving Commitment Period, commencing on the first such Reference Day after the Closing Date, and on the Revolving Commitment Termination Date.

(d) In addition to any of the foregoing fees, the Borrowers agree to pay to the Banks, Agents and the Lead Arrangers such other fees in the amounts and at the times separately agreed upon in the Fee Letters.

2.12 Scheduled Payments. Each Borrower shall (i) make principal payments on its respective Initial Term Loans in quarterly installments payable on each Reference Day, commencing on the first Reference Day following the Closing Date and continuing to the Term Loan Maturity Date, each in an amount equal to 0.25% of the amount of the Initial Term Loans made on the Closing Date and (ii) pay the entire unpaid principal amount of the Initial Term Loans on the Term Loan Maturity Date. All scheduled payments required to be made pursuant to this Section 2.12 shall be applied in accordance with Section 2.15(d).

2.13 Voluntary Prepayments/Commitment Reductions.

(a) Voluntary Prepayments.

(i) Subject to Section 2.15(e), any time and from time to time, each Borrower may prepay any Loans on any Business Day in whole or in part in an aggregate minimum principal amount of $1,000,000 (or its currency equivalent) and integral multiples of $250,000 (or its currency equivalent) in excess of that amount.

(ii) All such prepayments shall be made upon not less than three (3) Business Days’ prior written or telephonic notice (in the case of LIBOR Loans or Euribor Loans) or upon not less than one Business Days’ prior written or telephonic notice (in the case of ABR Loans), in each case given to the Administrative Agent by 12:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to the Administrative Agent (and the Administrative Agent will promptly transmit such telephonic or original notice by telefacsimile or telephone to each Bank). Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in Section 2.15(a).

(b) Voluntary Commitment Reductions.

(i) Xerium may, upon not less than three (3) Business Days’ prior written or telephonic notice confirmed in writing to the Administrative Agent (which original written or telephonic notice the Administrative Agent will promptly transmit by telefacsimile or telephone to each applicable Bank), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Commitments in an amount up to the amount by which the Revolving Commitments exceed the Total Utilization of Revolving Commitments at the time of such proposed termination or reduction; provided, any such partial reduction of the Revolving Commitments shall be in an aggregate minimum principal amount of $1,000,000 and integral multiples of $250,000 in excess of that amount.

(ii) Xerium’s notice to the Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments shall be effective on the date specified in Xerium’s notice and shall reduce the applicable Revolving Commitment of each Bank proportionately to its Pro Rata Share thereof.

2.14 Mandatory Prepayments.

(a) Asset Sales. No later than the tenth Business Day following the date of receipt by Xerium or any of its Subsidiaries of aggregate Net Asset Sale Proceeds in excess of $1,000,000 (or its currency equivalent), the Borrowers shall prepay the Loans, which prepayment shall be applied as set forth in Section 2.15(b), in an amount equal to 100% of such Net Asset Sale Proceeds; provided that, with respect to the Australia Asset Sales and the Vietnam Asset Sales, each Borrower shall prepay the Loans in an aggregate amount equal to only 50% of such Net Asset Sale Proceeds; provided further, so long as no Default or Event of Default shall have occurred and be continuing, the Borrowers shall have the option, directly or through one or more of their respective Subsidiaries, to invest the Net Asset Sale Proceeds of Asset Sales (including Australia Asset Sales and Vietnam Asset Sales to the extent otherwise required to be applied as prepayments hereunder) consummated after the Closing Date, in one transaction or a series of transactions, in long term productive assets of the general type used in the business of Xerium and its Subsidiaries, which assets need not be of the same type as the assets sold or otherwise disposed of to generate such Net Asset Sale Proceeds, within the period ending on the later of (i) three hundred and sixty five (365) days after receipt of such Net Asset Sale Proceeds or (ii) if the Borrowers, directly or through one or more of their respective Subsidiaries, enter into a legally binding commitment to invest such Net Asset Sale Proceeds in such assets within such 365-day period, one hundred eighty (180) days after such commitment.

(b) Insurance/Condemnation Proceeds. No later than the tenth Business Day following the date of receipt by Xerium or any of its Subsidiaries, or Administrative Agent as loss payee, of any Net Insurance/Condemnation Proceeds (but not including the first $2,000,000 of Net Insurance/Condemnation Proceeds in the aggregate received after the Closing Date), each Borrower shall prepay the Loans, which prepayment shall be applied as set forth in Section 2.15(b), in an aggregate amount equal to such Net Insurance/Condemnation Proceeds; provided, so long as no Default or Event of

Default shall have occurred and be continuing, each Borrower shall have the option, directly or through one or more of its Subsidiaries to invest such Net Insurance/Condemnation Proceeds in the acquisition of long term productive assets of the general type used in the business of Xerium and its Subsidiaries, which assets need not be the same as the assets lost or damaged and which Net Insurance/Condemnation Proceeds may, but need not, be invested in the repair, restoration or replacement of the applicable assets thereof, within the period ending on the later of (i) three hundred and sixty five (365) days after receipt of such Net Insurance/Condemnation Proceeds or (ii) if the Borrowers, directly or through one or more of their respective Subsidiaries, enter into a legally binding commitment to invest such Net Asset Sale Proceeds in such assets within such 365-day period, one hundred eighty (180) days after such commitment.

(c) Revolving Loans. Xerium shall from time to time prepay the Revolving Loans to the extent necessary so that the Total Utilization of Revolving Commitments shall not at any time exceed the Revolving Commitments then in effect.

(d) Issuance of Debt. No later than the tenth Business Day following the date of receipt by Xerium or any of its Subsidiaries of any Cash proceeds from the incurrence of any Indebtedness of Xerium or any of its Subsidiaries not permitted pursuant to Section 6.1, each Borrower shall prepay the Loans, which prepayment shall be applied as set forth in Section 2.15(b), in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses, plus the amount of any premium payable pursuant to Section 2.15(e).

(e) Excess Cash. In the event that there shall be Excess Cash for any Fiscal Year (commencing with Fiscal Year 2012), each Borrower shall, no later than the later of (x) five days after the financial statements are delivered for such Fiscal Year in accordance with Section 5.1 and (y) 90 days after the end of such Fiscal Year, prepay the Loans, which prepayment shall be applied as set forth in Section 2.15(b), in an aggregate amount equal to the remainder of (i) 50% of such Excess Cash for such Fiscal Year minus (ii) the amount of voluntary prepayments of the Term Loan during such Fiscal Year and the amount of voluntary prepayments of Revolving Loans which are accompanied by a permanent reduction of the Revolving Commitments during such Fiscal Year, in each case, excluding any repurchases of the Loans pursuant to Section 10.7(j); provided, that such percentage in clause (i) above shall be reduced to 25% or 0% if the Leverage Ratio as of the last day of the immediately preceding Fiscal Year was less than 3.00:1.00 or 2.00:1.00, respectively (such percentage in clause (i), as it may be reduced from time to time pursuant to this proviso, the “Applicable EC Percentage”); provided, further, that any prepayment pursuant to this clause (e) shall not be applied to prepay the Revolving Loans or permanently reduce the Revolving Commitments.

(f) Prepayment Certificate. Concurrently with any prepayment of the Loans pursuant to Sections 2.14(a) through 2.14(e), each Borrower shall deliver to the Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds or Excess Cash, as the case may be; provided, if such officer’s certificate is subsequently determined to be inaccurate, such Authorized Officer (or such Authorized Officer’s successor) must deliver a new certificate setting forth in detail the adjustments necessary to make the prior certificate accurate in all respects. In the event that a Borrower shall subsequently determine that the actual amount exceeded the amount set forth in such certificate, each Borrower shall promptly make an additional prepayment of the Loans in an amount equal to such excess, and such Borrower shall concurrently therewith deliver to the Administrative Agent the certificate as set forth above in this Section 2.14(f).

(g) Notification of Mandatory Prepayment. Xerium shall notify the Administrative Agent of the amount and date of any mandatory prepayment not less than five (5) Business Days prior to the date of such mandatory prepayment, in accordance with Section 2.15(c).

(h) Exceptions. Notwithstanding any other provisions of this Section 2.14, (A) to the extent that (and for so long as) any of or all Net Asset Sale Proceeds or Net Insurance/Condemnation Proceeds received by any Foreign Subsidiary of Xerium (other than the Euro Borrower) giving rise to mandatory prepayment pursuant to Section 2.14(a) or Section 2.14(b) (each event giving rise to such Net Asset Sale Proceeds or Net Insurance/Condemnation Proceeds being referred to as a “Specified Asset Sale”), as applicable, are prohibited or delayed by any applicable Requirement of Law from being repatriated to the jurisdiction of organization of Xerium, the portion of such Net Asset Sale Proceeds or Net Insurance/Condemnation Proceeds, as applicable, so affected will not be required to be applied to prepay Loans at the times provided in this Section 2.14 but may be retained by the applicable Credit Party or Subsidiary so long as the applicable local Requirement of Law will not permit such repatriation to Xerium (Xerium hereby agreeing to cause the applicable Subsidiary to promptly take all actions reasonably required by applicable local Requirement of Law to permit such repatriation), and once such repatriation of any such affected Net Asset Sale Proceeds or Net Insurance/Condemnation Proceeds, as applicable, is permitted under the applicable local Requirement of Law, such repatriation will be promptly effected and such repatriated Net Asset Sale Proceeds or Net Insurance/Condemnation Proceeds, as applicable, will be promptly (and in any event not later than five (5) Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the prepayment of the Loans pursuant to this Section 2.14, and (B) to the extent that Xerium has determined in good faith that repatriation of any of or all the Net Asset Sale Proceeds or Net Insurance/Condemnation Proceeds, as applicable, to the jurisdiction of organization of Xerium would directly result in a material tax liability to Xerium and its Subsidiaries, taken as a whole, with respect to such Net Asset Sale Proceeds or Net Insurance/Condemnation Proceeds (Xerium hereby agreeing to cause the applicable Subsidiary to promptly take all actions reasonably required to mitigate any such material tax liability), as applicable, the Net Asset Sale Proceeds or Net Insurance/Condemnation Proceeds, as applicable, so affected may be retained by the applicable Credit Party or Subsidiary; provided, that, in the case of this clause (B), on or before the date on which any Net Asset Sale Proceeds or Net Insurance/Condemnation Proceeds, as applicable, so retained by such Subsidiary would otherwise have been required to be applied to prepayments pursuant to Section 2.14(a) or Section 2.14 (b), Xerium causes to be applied an amount equal to such Net Asset Sale Proceeds or Net Insurance/Condemnation Proceeds, as applicable, to such prepayments as if such Net Asset Sale Proceeds or Net Insurance/Condemnation Proceeds, as applicable, had been received by Xerium rather than such Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Asset Sale Proceeds or Net Insurance/Condemnation Proceeds had been so repatriated (or, if less, the Net Asset Sale Proceeds or Net Insurance/Condemnation Proceeds that would be calculated if received by such Subsidiary (but without duplication of any taxes deducted in calculating such Net Asset Sale Proceeds or Net Insurance/Condemnation Proceeds)) in satisfaction of such prepayment requirement; provided, further, that, in the case of clauses (A) or (B), to the extent that (x) any Net Asset Sale Proceeds or Net Insurance/Condemnation Proceeds, as applicable, are received by the Euro Borrower or (y) any Net Asset Sale Proceeds or Net Insurance/Condemnation Proceeds, as applicable, received by such Subsidiary may be repatriated to the jurisdiction of organization of the Euro Borrower without violation of any applicable local Requirement of Law or without directly resulting in a material tax liability to Xerium and its Subsidiaries, taken as a whole (it being understood that Xerium and the Euro Borrower hereby agree to cause the applicable Subsidiary to promptly take all actions reasonably required by applicable local Requirement of Law to permit such repatriation or to mitigate any such material tax liability), any such Net Asset Sale Proceeds or Net Insurance/Condemnation Proceeds shall be applied to prepay the Euro Term Loans in accordance with Section 2.15(b).

2.15 Application of Prepayments/Reductions/Scheduled Payments; Prepayment Premium.

(a) Application of Voluntary Prepayments. Any prepayment of any Loan pursuant to Section 2.13(a) shall be applied at a Borrower’s sole discretion, to prepay the Revolving Loans, Swing Loans or Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof); provided, that any prepayments of Swing Loans or Revolving Loans shall be applied first to prepay the Swing Loans on a pro rata basis to the full extent thereof.

(b) Application of Mandatory Prepayments. Subject to clause (c) below, any amount required to be paid pursuant to Sections 2.14(a), (b), (d) and (e) shall be applied as follows:

(A) first, to prepay the Term Loans in direct order of maturity thereof with respect to the next four amortization payments only and thereafter, on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) to the full extent thereof;

(B) second, to prepay the Swing Loans on a pro rata basis to the full extent thereof;

(C) third, to prepay the Revolving Loans on a pro rata basis to the full extent thereof; and

(D) fourth, to Cash Collateralize outstanding Letters of Credit;

provided, that, any amounts required to be prepaid by the Euro Borrower in accordance with Section 2.14(h) shall be applied to prepay the Euro Term Loans (but not any other Term Loans) in accordance with clause (A) above.

(c) Waivable Mandatory Prepayment. Anything contained herein to the contrary notwithstanding, so long as any Term Loans are outstanding, in the event a Borrower is required to make any mandatory prepayment (a “Waivable Mandatory Prepayment”) of the Term Loans, not less than five (5) Business Days prior to the date (the “Required Prepayment Date”) on which such Borrower is required to make such Waivable Mandatory Prepayment, such Borrower shall notify Administrative Agent of the amount and date of such prepayment, and Administrative Agent will promptly thereafter notify each Bank holding an outstanding Term Loan of the amount of such Bank’s Pro Rata Share of such Waivable Mandatory Prepayment and such Bank’s option to refuse such amount. Each such Bank may exercise such option by giving written notice to such Borrower and Administrative Agent of its election to do so on or before the first Business Day prior to the Required Prepayment Date (it being understood that any Bank which does not notify such Borrower and Administrative Agent of its election to exercise such option on or before the first Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option (each such Bank, a “Non-Declining Bank”)). On the Required Prepayment Date, such Borrower shall pay to the Administrative Agent the amount of the Waivable Mandatory Prepayment, which amount shall be applied, first, to prepay the Term Loans of the Non-Declining Banks on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) to the full extent thereof, and thereafter, if applicable, in accordance with paragraphs (B), (C) and (D) of clause (b) above; provided, that such Borrower shall retain any amounts that have been declined by any Bank pursuant to this Section.

(d) Application of Scheduled Payments. Any amount required to be paid pursuant to Section 2.12 shall be applied to pay the applicable Term Loans, on a pro rata basis (in accordance with the respective outstanding principal amounts thereof).

(e) Prepayment Premium. At the time of the effectiveness of any Repricing Transaction that (i) (A) results in any prepayment of Term Loans under Section 2.13 or Section 2.14 or (B) is effected by any amendment of this Agreement and (ii) is consummated prior to the date that is one year after the Closing Date, the Borrowers agree to pay to the Administrative Agent, for the ratable account of each applicable Bank, a fee in an amount equal to, (x) in the case of clause (A), a prepayment premium of 1% of the amount of the Term Loans being prepaid and (y) in the case of clause (B), a payment equal to 1% of the aggregate amount of the applicable Term Loans outstanding immediately prior to such amendment. Such fees shall be due and payable upon the date of the effectiveness of such Repricing Transaction.

2.16 General Provisions Regarding Payments.

(a) Except as otherwise provided in Section 2.20, all payments by each Borrower of principal, interest, fees and other Obligations shall be made in Dollars and in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to the Administrative Agent not later than 12:00 p.m. (New York City time) on the date due at the Administrative Agent’s Principal Office for the account of the Banks; funds received by the Administrative Agent after that time on such due date shall be deemed to have been paid by such Borrower on the next succeeding Business Day.

(b) All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid.

(c) The Administrative Agent shall promptly distribute to each Bank at such address as such Bank shall indicate in writing, such Bank’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including, without limitation, all fees payable with respect thereto, to the extent received by the Administrative Agent.

(d) Subject to the provisos set forth in the definition of “Interest Period”, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the Revolving Commitment fees hereunder.

(e) Each Borrower hereby authorizes the Administrative Agent to charge such Borrower’s accounts with the Administrative Agent in order to cause timely payment to be made to the Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

(f) The Administrative Agent shall deem any payment by or on behalf of each Borrower hereunder that is not made in same day funds prior to 12:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by the Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. The Administrative Agent shall give prompt telephonic notice to such Borrower and each applicable Bank (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.10 from the date such amount was due and payable until the date such amount is paid in full.

(g) If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1, all payments or proceeds received by any Agents hereunder in respect of any of the Obligations (except as expressly provided elsewhere in a Credit Document), shall be forwarded to the Administrative Agent and applied in full or in part by the Administrative Agent against, the Obligations in the following order of priority: first, to the payment of all costs and expenses of such sale, collection or other realization, including reasonable compensation to the Administrative Agent and Collateral Agent and their agents and counsel, and all other expenses, liabilities and advances made or incurred by the Administrative Agent or Collateral Agent in connection therewith, and all amounts for which the Administrative Agent or Collateral Agent is entitled to indemnification hereunder (each in its capacity as the Administrative Agent or Collateral Agent, and not as a Bank) and all advances made by the Administrative Agent or Collateral Agent hereunder for the account of the applicable Credit Party, and to the payment of all costs and expenses paid or incurred by the Administrative Agent or Collateral Agent in connection with the exercise of any right or remedy hereunder or under any Credit Document, all in accordance with the terms hereof or thereof; second, to the extent of any excess of such proceeds, to the payment of all outstanding Swing Loans; third, to the extent of any excess of such proceeds, to the payment of all other Obligations for the ratable benefit of the Banks and the Bank Counterparties; and fourth, to the extent of any excess of such proceeds, to the payment to or upon the order of such Credit Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

(h) Currency of account:

(i) Subject to paragraphs (ii) through (v) below, the Base Currency is the currency of account and payment for any sum due from any Credit Party under any Credit Document.

(ii) A repayment of any Obligation or a part of any Obligation shall be made in the currency in which such Obligation is denominated on its due date.

(iii) Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(iv) Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(v) Any amount expressed to be payable in a currency other than the Base Currency shall be paid in such other currency.

(i) Change of currency:

(i) Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognized by the central bank of any country as the lawful currency of that country, then:

(A) any reference in the Credit Documents to, and any Obligations arising under the Credit Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Administrative Agent (after consultation with Xerium); and

(B) any translation from one currency or currency unit to another shall be at the official rate of exchange recognized by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Administrative Agent (acting reasonably).

(ii) If a change in any currency of a country occurs, this Agreement will, to the extent the Administrative Agent (acting reasonably and after consultation with Xerium) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

2.17 Ratable Sharing. The Banks hereby agree among themselves that, if any of them shall, whether by voluntary payment (other than as otherwise expressly provided for herein), through the exercise of any right of set off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to such Bank hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Bank) which is greater than the proportion received by any other Bank in respect of the Aggregate Amounts Due to such other Bank, then the Bank receiving such proportionately greater payment shall (a) notify the Administrative Agent and each other Bank of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Banks so that all such recoveries of Aggregate Amounts Due shall be shared by all Banks in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Bank is thereafter recovered from such Bank upon the bankruptcy or reorganization of such Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Bank ratably to the extent of such recovery, but without interest. Each Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set off or counterclaim with respect to any and all monies owing by each Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

2.18 Making or Maintaining LIBOR Loans or Euribor Loans.

(a) Inability to Determine Applicable Interest Rate. In the event that the Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBOR Loans or Euribor Loans, as the case may be, that by reasons of circumstances affecting the Relevant Interbank Market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of LIBOR Rate or Euribor Rate, as applicable, the Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to such Borrower and each Bank of such determination, whereupon (i) no Loans may be made as, or converted to, such affected LIBOR Loans or Euribor Loans until such time as the Administrative Agent notifies such Borrower and Banks that the circumstances giving rise to such notice no longer exist, (ii) any Funding Notice or Conversion/Continuation Notice given by such Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by such

Borrower and (iii) the interest rate applicable to such Loans shall be determined by substituting the Replacement Rate for the LIBOR or Euribor Rate, as applicable, until such time as the Administrative Agent notifies such Borrower and Banks that the circumstances giving rise to such notice no longer exist.

(b) Illegality or Impracticability of LIBOR Loans or Euribor Loans. In the event that on any date any Bank shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with such Borrower and the Administrative Agent) that the making, maintaining or continuation of all or any of its Loans, (i) has become unlawful as a result of compliance by such Bank in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the Relevant Interbank Market or the position of such Bank in that market, then, and in any such event, such Bank shall be an “Affected Bank” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to each Borrower and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each other Bank). Thereafter (1) the Revolving Commitments and obligation of the Affected Bank to make or maintain Loans as, or to convert Loans to, LIBOR Loans or Euribor Loans, as the case may be, shall be suspended until such notice shall be withdrawn by the Affected Bank, (2) to the extent such determination by the Affected Bank relates to a LIBOR Loan then being requested by Xerium pursuant to a Funding Notice or a Conversion/Continuation Notice, the Affected Bank shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) an ABR Loan, (3) the Affected Bank’s obligation to maintain its outstanding LIBOR Loans or Euribor Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the interest rate applicable to such Affected Loans shall be determined by substituting the Replacement Rate for the LIBOR Rate or Euribor Rate, as applicable, provided the Affected Bank shall make commercially reasonable efforts to assign the Affected Loans according to Section 10.7. Notwithstanding the foregoing, to the extent a determination by an Affected Bank as described above relates to a LIBOR Loan then being requested by a Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, such Borrower shall have the option, subject to the provisions of Section 2.18(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Banks by giving notice (by telefacsimile or by telephone confirmed in writing) to the Administrative Agent of such rescission on the date on which the Affected Bank gives notice of its determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to each other Bank). Except as provided in the immediately preceding sentence, nothing in this Section 2.18(b) shall affect the obligation of any Bank other than an Affected Bank to make or maintain Loans as, or to convert Loans to, LIBOR Loans in accordance with the terms hereof.

(c) Compensation for Breakage or Non- Commencement of Interest Periods. Each Borrower shall compensate each Bank, upon written request by such Bank to the Administrative Agent within five (5) Business Days after the applicable event (which request shall set forth the basis for requesting such amounts and shall be conclusive and binding upon all parties hereto absent manifest error), for all reasonable losses, expenses and liabilities (including any interest paid by such Bank to banks of funds borrowed by it to make or carry its LIBOR Loans or Euribor Loans and any loss, expense or liability sustained by such Bank in connection with the liquidation or reemployment of such funds but excluding loss of anticipated profits) which such Bank may sustain: (i) if for any reason (other than a default by such Bank) a borrowing of any LIBOR Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing or a conversion or continuation of any LIBOR Loan or Euribor Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any conversion or any prepayment or other principal payment of any of its LIBOR Loans or Euribor Loans occurs on a date prior to the last day of an

Interest Period applicable to that Loan (including, without limitation, pursuant to Section 2.18(b) hereof); or (iii) if any prepayment of any of its LIBOR Loans or Euribor Loans is not made on any date specified in a notice of prepayment given by such Borrower.

(d) Booking of LIBOR Loans and Euribor Loans. Any Bank may make, carry or transfer LIBOR Loans or Euribor Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Bank.

(e) Assumptions Concerning Funding of LIBOR Loans or Euribor Loans. Calculation of all amounts payable to a Bank under this Section 2.18 and under Section 2.19 shall be made as though such Bank had actually funded each of its relevant LIBOR Loans or Euribor Loans through the purchase of a LIBOR or Euribor deposit bearing interest at the rate in an amount equal to the amount of such LIBOR Loan or Euribor Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such LIBOR or Euribor deposit from an offshore office of such Bank to a domestic office of such Bank in the United States of America; provided, however, each Bank may fund each of its LIBOR Loans or Euribor Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.18 and under Section 2.19.

2.19 Increased Costs; Capital Adequacy.

(a) Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.20 (which shall be controlling with respect to the matters covered thereby), in the event that any Bank (which term shall include the Issuing Bank for purposes of this Section 2.19(a)) shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or compliance by such Bank with any guideline, request or directive issued or made after the date hereof by any central bank or other Governmental or quasi Governmental Authority (whether or not having the force of law) (each of the foregoing, a “Change in Law”): (i) subjects such Bank (or its applicable lending office) to any additional Tax (other than an Excluded Tax) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Bank (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Bank (other than any such reserve or other requirements with respect to LIBOR Loans or Euribor Loans); or (iii) imposes any other condition on or affecting such Bank (or its applicable lending office) or its obligations hereunder or the Relevant Interbank Market; and the result of any of the foregoing is to increase the cost to such Bank of agreeing to make, making, converting to, continuing or maintaining Loans hereunder or to reduce any amount received or receivable by such Bank (or its applicable lending office) with respect thereto; then, in any such case, such Borrower shall promptly pay to such Bank, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Bank in its sole discretion shall determine) as may be necessary to compensate such Bank for any such increased cost or reduction in amounts received or receivable hereunder; provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International

Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued. Such Bank shall deliver to such Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Bank under this Section 2.19(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error. The obligations of each Borrower pursuant to this Section 2.19(a) and Section 2.19(b) shall survive the termination of this Agreement and the payment of all amounts hereunder. For the avoidance of doubt, this Section 2.19(a) shall not apply to the extent that any loss, liability or cost is compensated for by an increased payment under Section 2.20(b) or to the extent that such loss, liability or cost is an Excluded Tax.

(b) Capital Adequacy Adjustment. In the event that any Bank (which term shall include the Issuing Bank for purposes of this Section 2.19(b)) shall have determined that the adoption, effectiveness, phase in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Bank or any corporation controlling such Bank as a consequence of, or with reference to, such Bank’s Loans or Revolving Commitments or Letters of Credit, or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Bank or such controlling corporation could have achieved but for such adoption, effectiveness, phase in, applicability, change or compliance (taking into consideration the policies of such Bank or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by such Borrower from such Bank of the statement referred to in the next sentence, such Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank or such controlling corporation on an after tax basis for such reduction. Such Bank shall deliver to such Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Bank under this Section 2.19(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

2.20 Taxes; Withholding, etc.

(a) Payments to Be Free and Clear. All sums payable by any Credit Party or any other Person hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than any Excluded Taxes) imposed, levied, collected, withheld or assessed by any Governmental Authority or by any federation or organization of which such Governmental Authority is a member at the time of payment (such Taxes, “Indemnified Taxes”).

(b) Withholding of Taxes. If any Credit Party or any other Person is required by law to make any deduction or withholding on account of any Tax from any sum paid or payable by any Credit Party or any other Person to the Administrative Agent or any Bank (which term shall include the Issuing Bank for purposes of this Section 2.20(b)) under any of the Credit Documents: (i) each Borrower shall notify the Administrative Agent of any such requirement or any change in any such requirement as soon as each Borrower becomes aware of it; (ii) each Borrower shall pay to the appropriate taxing or other authority any such Tax before the date on which penalties attach thereto and such payment shall be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on the Administrative Agent or such Bank, as the case may be) on behalf of and in the name of the

Administrative Agent or such Bank; (iii) subject to Sections 2.20(c) and 2.20(d), the sum payable by such Credit Party or Person in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, (including deductions, withholdings or payments applicable to additional sums payable under this Section 2.20(b)) the Administrative Agent or such Bank, as the case may be, receives on the date due a net sum equal to what it would have received had no such deduction, withholding or payment been required or made in respect of Indemnified Taxes; and (iv) within thirty days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty days after the due date of payment of any Tax which it is required by clause (ii) above to pay, each Credit Party shall deliver to the Administrative Agent evidence satisfactory to the Administrative Agent of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other Governmental Authority. Each Credit Party shall indemnify the Administrative Agent, each Bank and the Issuing Bank, within 10 days after written demand therefor, which demand shall identify in reasonable detail the nature and amount of such Indemnified Taxes (and provide such other evidence thereof as has been received by the Administrative Agent, such Bank or the Issuing Bank, as the case may be), for the full amount of any Indemnified Taxes paid by the Administrative Agent, such Bank or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of such Credit Party hereunder and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to a Credit Party by a Bank or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Bank or the Issuing Bank, shall be conclusive absent manifest error.

(c) Withholding Tax Documentation and Other Information. Each Bank or Agent shall deliver to Xerium and to the Administrative Agent, whenever reasonably requested in writing by Xerium or the Administrative Agent, such properly completed and duly executed documentation prescribed by applicable Laws and such other reasonably requested information as will permit the applicable Borrower or the Administrative Agent, as the case may be, (A) to determine whether or not payments made hereunder or under any other Credit Document are subject to deduction, withholding, or backup withholding of United States federal income tax, (B) to determine, if applicable, the required rate of withholding or deduction and (C) to establish the entitlement of such Bank or Agent to any available exemption from, or reduction of, applicable Taxes in respect of any payments to be made to such Bank or Agent pursuant to any Credit Document or otherwise to establish the status of such Bank or Agent for withholding tax purposes in an applicable jurisdiction (including, if applicable, any documentation necessary to prevent withholding under sections 1471-1474 of the Code). Without limiting the generality of the foregoing, each Bank that is not a “United States person” (as such term is defined in section 7701(a)(30) of the Code) for U.S. federal income tax purposes (a “Non-U.S. Bank”) shall deliver to the Administrative Agent for transmission to Xerium, on or prior to the Closing Date (in the case of each Bank listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Bank (in the case of each other Bank), and at such other times as may be necessary in the determination of the applicable Borrower or the Administrative Agent (each in the reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-8BEN or W-8ECI (or any successor forms), properly completed and duly executed by such Bank, and such other documentation required under the Code and reasonably requested by the applicable Borrower to establish that such Bank is qualified for an exemption from or reduction in United States federal withholding tax with respect to any payments to such Bank of principal, interest, fees or other amounts payable under any of the Credit Documents, or (ii) if such Bank is not a “bank” or other Person described in section 881(c)(3) of the Code and cannot deliver Internal Revenue Service Form W-8ECI pursuant to clause (i) above, two original copies of a Certificate re Non-Bank Status together with two original copies of Internal Revenue Service Form W-8BEN (or any successor form), properly completed and duly executed by such Bank, and such other documentation required under the Code and reasonably requested by the applicable Borrower to establish that such Bank is qualified for an exemption from or reduction in United States federal withholding tax with respect to any payments to such Bank of principal, interest, fees or other amounts payable under any of the Credit Documents. Each Bank that is a “United States person” (as such term is defined in section 7701(a)(30) of the Code) for U.S. federal income tax purposes (a “U.S. Bank”) and is listed on the signature pages hereof on the Closing Date shall deliver to the Administrative Agent for transmission to Xerium, on or prior to the Closing Date, two original copies of Internal Revenue Service Form W-9, and each other U.S. Bank (other than U.S. Banks described in Treasury Regulations section 1.6049-4(c)(1)(ii)(A)(1)) shall deliver to the Administrative Agent for transmission to Xerium, on or prior to the date of the Assignment Agreement pursuant to which it becomes a Bank, two original copies of Internal Revenue Service Form W-9. Each U.S. Bank shall deliver to the Administrative Agent for transmission to Xerium, at such times as may be necessary in the determination of the applicable Borrower or the Administrative Agent (each in the reasonable exercise of its discretion), such other form or forms, certificates or documentation, including two original copies of Internal Revenue Service Form W-9, as reasonably requested by the Administrative Agent or Xerium in writing to confirm or establish that such Bank is not subject to deduction, withholding, or backup withholding of United States federal income tax with respect to any payments to such Bank of principal, interest, fees or other amounts payable under any of the Credit Documents. Each Bank required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.20(c) hereby agrees, from time to time after the initial delivery by such Bank of such forms, certificates or other evidence, whenever a (i) lapse in time or (ii) change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that, in the case of (i), only upon the reasonable written request of Xerium or the Administrative Agent, and in the case of (ii), upon the occurrence of such change in circumstances, such Bank shall promptly deliver to the Administrative Agent for transmission to Xerium two new original copies of Internal Revenue Service Form W-8BEN or W-8ECI, or two original copies of a Certificate re Non-Bank Status and two original copies of Internal Revenue Service Form W-8BEN (or any successor form), or two new original copies of Internal Revenue Service Form W-9, as the case may be, properly completed and duly executed by such Bank, and such other documentation required under the Code and reasonably requested by Xerium in writing to confirm or establish that such Bank qualifies for an exemption from or reduction in United States federal withholding tax with respect to payments to such Bank under the Credit Documents, or notify the Administrative Agent and Xerium of its inability to deliver any such forms, certificates or other evidence. Notwithstanding anything to the contrary in this Section 2.20(c), no Bank or Agent shall be required to deliver any documentation that it is not legally eligible to deliver.

(d) Withholding or Deduction for or on Account of Non-U.S. Tax. A Credit Party shall not be required to pay any additional amount under Section 2.20(b) if, on the date on which the payment falls due (i) the payment could have been made to the relevant Bank without deduction or withholding for or on account of any Tax imposed by any jurisdiction other than the United States (“Non-U.S. Tax”) if that Bank had been a Qualifying Lender but on that date that Bank is not or has ceased to be a Qualifying Lender (other than where such Bank was a Qualifying Lender on the Closing Date or on the date of the Assignment Agreement pursuant to which it became a Bank, as applicable, and has ceased to be a Qualifying Lender as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof); (ii) the relevant Bank is a Treaty Lender and the payment could have been made to the Bank without deduction or withholding for or on account of Non-U.S. Tax had that Bank or the Administrative Agent complied with its obligations under Section 2.20(e) below; or (iii) the relevant Bank is a Qualifying Lender solely by virtue of paragraph (b) of the definition of Qualifying Lender and an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA which relates to the payment and that Bank has received from the Borrower making the payment a certified copy of that Direction and the payment could have been made to the Bank without deduction or withholding for or on account of Non-U.S. Tax if that Direction had not been made; or (iv) the relevant Bank is a 991

Bank and has not given a Tax Confirmation to the Administrative Agent (other than by reason of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof after the Closing Date or the date of the Assignment Agreement pursuant to which the relevant Bank became a Bank, as applicable).

(e) Completion of Procedural Formalities. In respect of any deduction or withholding for or on account of any Tax imposed by the United Kingdom (“U.K. Tax”), each Treaty Lender: (i) irrevocably appoints the Administrative Agent to act as syndicate manager under, and authorizes the Administrative Agent to operate, and take any action necessary or desirable under, the SLS in connection with each Loan as soon as reasonably practicable after the Closing Date; (ii) shall co-operate with the Administrative Agent in completing any procedural formalities necessary under the SLS, and shall promptly supply to the Administrative Agent such information as the Administrative Agent may request in connection with the operation of the SLS; (iii) without limiting the liability of any Borrower under this Agreement, shall, within 5 Business Days of demand, indemnify the Administrative Agent for any liability or loss incurred by the Administrative Agent as a result of the Administrative Agent acting as syndicate manager under the SLS in connection with the Treaty Lender’s participation in any Loan (except to the extent that the liability or loss arises directly from the Administrative Agent’s gross negligence or willful misconduct); and (iv) shall, within 5 Business Days of demand, indemnify each Borrower for any Tax which such Borrower becomes liable to pay in respect of any payments made to such Treaty Lender arising as a result of any incorrect information supplied by such Treaty Lender under (ii) above which results in any direction or authority issued by H.M. Revenue & Customs under the SLS being withdrawn. Each Borrower acknowledges that it is fully aware of its contingent obligations under the SLS and shall: (A) promptly supply to the Administrative Agent such information as the Administrative Agent may request in connection with the operation of the SLS; and (B) act in accordance with any notice issued by H.M. Revenue & Customs under the SLS. The Administrative Agent agrees to provide, as soon as reasonably practicable, a copy of any direction or authority issued to it under the SLS in connection with any Loan to each Borrower. All parties acknowledge that the Administrative Agent: (1) is entitled to rely completely upon information provided to it in connection with this Section 2.20(e); (2) is not obliged to undertake any enquiry into the accuracy of such information, nor into the status of the Treaty Lender, or as the case may be, Borrower providing such information; and (3) shall have no liability to any person for the accuracy of any information it submits in connection with this Section 2.20(e). If, for any reason, H.M. Revenue & Customs does not permit the Administrative Agent to operate or to continue to operate the SLS in connection with any Loan, a Treaty Lender and each Credit Party which makes a payment to that Treaty Lender shall co-operate in completing as soon as reasonably practicable after the Closing Date (or the date of the Assignment Agreement pursuant to which the relevant Bank becomes a Bank, as applicable) any procedural formalities necessary for that Credit Party to obtain authorization to make that payment without deduction or withholding for or on account of U.K. Tax (including for the avoidance of doubt the completion and submission to the tax authority in the relevant Treaty Lender’s country of incorporation (or, if different, its country of residence for the purpose of the relevant double taxation agreement) of appropriate forms and documents that are provided to it by the relevant Credit Party). In respect of Non-U.S. Tax which is not U.K. Tax, a Treaty Lender and each Credit Party which makes a payment to which that Treaty Lender is entitled shall co-operate in completing as soon as reasonably practicable after the Closing Date (or the date of the Assignment Agreement pursuant to which the relevant Bank becomes a Bank, as applicable) any procedural formalities necessary for that Credit Party to obtain authorization to make that payment without deduction or withholding for or on account of Non-U.S. Tax which is not U.K. Tax (including for the avoidance of doubt the completion and submission to the Tax authority in the relevant Treaty Lender’s country of incorporation (or, if different, its country of residence for the purposes of the relevant double taxation agreement) of appropriate forms and documents that are provided to it by the relevant Credit Party).

(f) Change in Circumstance. A Bank that is a 991 Bank shall promptly notify the Administrative Agent if there is any change in the position from that set out in the Tax Confirmation.

(g) Certain Documents. If any Tax was not correctly or legally asserted, the relevant Bank(s) shall, upon any Credit Party’s reasonable request and at the expense of such Credit Party, provide such documents to the Credit Party to enable the Credit Party to contest such Tax pursuant to appropriate proceedings then available to the relevant Bank(s) (so long as providing such documents shall not, in the good faith determination of the relevant Bank(s) result in any liability to the relevant Bank(s) and doing so is otherwise permitted under applicable law as determined by the relevant Bank(s)).

(h) Withholdings for Certain Taxes. The provisions of Section 2.20(a) through (g) shall, in addition to all other deductions and withholdings on account of any Taxes, also apply to deductions and withholdings that are to be made by a Credit Party with respect to any sums payable under the Credit Documents that constitute deemed distributions by a Credit Party. As among the Credit Parties on the one hand and the Administrative Agent and the Banks on the other hand, the Credit Parties shall be responsible for, and effect, the payment of these deductions and withholdings and indemnify the Administrative Agent and the Banks against any sums paid or damages incurred as a result of being required to make the respective payments; Section 2.20(b) shall in such event apply, mutatis mutandis.

(i) Bank Status Confirmation. Each Bank which becomes Party to this Agreement on or after the date of this Agreement shall confirm in writing to the Administrative Agent on becoming a party, and for the benefit of the Administrative Agent and any Borrower, which of the following categories it falls into: (a) not a Qualifying Lender; (b) a Qualifying Lender (other than a Treaty Lender); or (c) a Treaty Lender. The Administrative Agent shall, as soon as reasonably practicable, inform the Borrowers upon receipt of such notification. If a Bank fails to confirm its status in accordance with this Section 2.20(i) then such Bank shall be treated for the purposes of this Agreement (including by each Borrower) as if it is not a Qualifying Lender until such time as it notifies the Administrative Agent which category applies (and the Administrative Agent, upon receipt of such notification, shall, as soon as reasonably practicable, inform the Borrowers). For the avoidance of doubt, an Assignment Agreement shall not be invalidated by any failure of a Bank to comply with this Section 2.20(i). For the avoidance of doubt, an Assignment Agreement shall not be invalidated by any failure of a Bank to comply with this Section 2.20(i).

2.21 Obligation to Mitigate. Each Bank (which term shall include Issuing Bank for purposes of this Section 2.21) agrees that, as promptly as practicable after the officer of such Bank responsible for administering its Loans or Letters of Credit, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Bank to become an Affected Bank or that would entitle such Bank to receive payments under Sections 2.18, 2.19 or 2.20, it will, to the extent not inconsistent with the internal policies of such Bank and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Bank, or (b) take such other measures as such Bank may deem reasonable, if as a result thereof the circumstances which would cause such Bank to be an Affected Bank would cease to exist or the additional amounts which would otherwise be required to be paid to such Bank pursuant to Section 2.18, 2.19 or 2.20 would be materially reduced and if, as determined by such Bank in its sole discretion, the making, issuing, funding or maintaining of such Revolving Commitments, Loans or Letters of Credit through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Revolving Commitments, Loans or Letters of Credit or the interests of such Bank; provided, such Bank will not be obligated to utilize such other office pursuant to this Section 2.21 unless each Borrower agrees to pay all incremental expenses incurred by such Bank as a result of utilizing such other office as described in clause (a) above. A certificate as to the amount of any such expenses payable by each Borrower pursuant to this Section 2.21 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Bank to such Borrower (with a copy to the Administrative Agent) shall be conclusive absent manifest error.

2.22 Tax Credit. If a Credit Party pays any additional amount under Section 2.20(b) and the relevant Bank (or the Administrative Agent, as the case may be) determines in its sole discretion that (a) a Tax Credit is attributable either to an increased payment of which that additional amount forms part, or to that additional amount and (b) that Bank (or the Administrative Agent, as the case may be) has obtained, utilized and retained that Tax Credit, the Bank (or the Administrative Agent, as the case may be) shall, to the extent that it can do so without prejudice to the retention of the Tax Credit, pay such amount, net of all reasonable out-of-pocket expenses of such Bank (or Administrative Agent, as the case may be) to the Credit Party; provided, however, that such Credit Party, upon the request of such Bank or Agent, agrees to repay the amount paid over to such Credit Party to such Bank or Agent (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) within 15 days of such Bank’s or Administrative Agent’s request in the event that such Bank or Administrative Agent is required, pursuant to a request from the relevant Governmental Authority, to repay that Tax Credit. Nothing herein contained shall interfere with the right of any Bank (or the Administrative Agent, as the case may be) to arrange its affairs in whatever manner it thinks fit and, in particular, no Bank (or the Administrative Agent, as the case may be) shall be under any obligation to claim a Tax Credit on its corporate profits or otherwise, or to claim such relief in priority to any other claims, reliefs, credits or deductions available to it or to disclose or make available its tax returns or other details of its affairs. Any amount to be paid by a Bank pursuant to this Section 2.22 shall be made promptly on the date of receipt of the relevant Tax Credit by such Bank (or the Administrative Agent, as the case may be) or, if later, on the last date on which the applicable taxing authority would be able in accordance with applicable law to reclaim or reduce such Tax Credit.

2.23 Defaulting Banks

(a) Effect on Letter of Credit Exposure. If a Bank becomes, and during the period it remains, a Defaulting Bank, the following provisions shall apply with respect to such Defaulting Bank’s Letter of Credit Exposure and any outstanding Swing Loans:

(i) subject to the limitation in the first proviso below, the Letter of Credit Exposure and any outstanding Swing Loans of such Defaulting Bank shall, subject to the limitation in the first proviso below, automatically be reallocated (effective on the day such Bank becomes a Defaulting Bank) among the Non-Defaulting Banks pro rata in accordance with their respective Revolving Commitments; provided that (A) the sum of (x) the amount of each Non-Defaulting Bank’s Pro Rata Share of any outstanding Swing Loans, plus (y) the principal amount of such Non-Defaulting Bank’s outstanding Revolving Loans at the time of such reallocation, plus (z) such Non-Defaulting Bank’s Pro Rata Share of the Letter of Credit Exposure as in effect immediately prior to such reallocation may not exceed the Revolving Commitment of such Non-Defaulting Bank as in effect at the time of such reallocation, and (B) neither such reallocation nor any payment by a Non-Defaulting Bank pursuant thereto will constitute a waiver or release of any claim the Borrowers, the Administrative Agent, the Issuing Bank, the Swing Loan Lender or any other Bank may have against such Defaulting Bank or cause such Defaulting Bank to be a Non-Defaulting Bank;

(ii) to the extent that any portion of such Defaulting Bank’s Letter of Credit Exposure cannot be so reallocated (the “Unreallocated Portion”), whether by reason of the first proviso in clause (i) above or otherwise, Xerium will, not later than two (2) Business Days after demand by the Administrative Agent (at the direction of the Issuing

Bank) and/or the Swing Loan Lender, as the case may be (A) Cash Collateralize the obligations of the Borrowers to the Issuing Bank and the Swing Loan Lender in respect of such Letter of Credit Exposure or Swing Loan obligations, as the case may be, in an amount at least equal to 100 % of the aggregate amount of the Unreallocated Portion of such Letter of Credit Exposure or outstanding Swing Loans of such Defaulting Bank, (B) in the case of such outstanding Swing Loans, prepay (subject to clause (C) and/or Cash Collateralize in full the Unreallocated Portion thereof, or (C) make other arrangements satisfactory to the Administrative Agent and to the Issuing Bank and the Swing Loan Lender, as the case may be, in their sole discretion to protect them against the risk of non-payment by such Defaulting Bank; and

(iii) any amount paid by the Borrowers or otherwise received by the Administrative Agent for the account of a Defaulting Bank under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Bank, but will instead be retained by the Administrative Agent in a segregated, non-interest bearing account until (subject to Section 2.23 (e)) the termination of the Revolving Commitments and payment in full of all Obligations, and will be applied by the Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority: first, to the payment of any amounts owing by such Defaulting Bank to the Administrative Agent under this Agreement; second, to the payment of any amounts owing by such Defaulting Bank to the Issuing Bank under this Agreement (ratably in accordance with the amounts owing to the Issuing Bank); third, to the payment of post-default interest and then current interest due and payable to the Non-Defaulting Banks, ratably among them in accordance with the amounts of such interest then due and payable to them; fourth, to the payment of fees then due and payable to the Non-Defaulting Banks hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them; fifth, to pay principal and Unpaid Drawings under Letters of Credit honored by the Issuing Bank then due and payable to the Non-Defaulting Banks hereunder ratably in accordance with the amounts thereof then due and payable to them; sixth, to the ratable payment of other amounts then due and payable to the Non-Defaulting Banks; and seventh, after the termination of the Revolving Commitments and payment in full of all Revolving Loans or any other Obligations of any Credit Party under the Credit Documents, to pay amounts owing under this Agreement to such Defaulting Bank or as a court of competent jurisdiction may otherwise direct.

(b) Authorization to Give Funding Notices. In furtherance of the foregoing, if any Bank becomes, and during the period it remains, a Defaulting Bank or a Potential Defaulting Bank, the Issuing Bank is hereby authorized by Xerium (which authorization is irrevocable and coupled with an interest) to give, in its discretion, through the Administrative Agent, Funding Notices pursuant to Section 2.2(b) in such amounts and in such times as may be required to (i) reimburse amounts representing Unpaid Drawings under Letters of Credit honored by the Issuing Bank, (ii) repay an outstanding Swing Loan and/or (iii) Cash Collateralize the obligations of Xerium in respect of outstanding Letters of Credit in an amount at least equal to the aggregate amount of the obligations (contingent or otherwise) of such Defaulting Bank or Potential Defaulting Bank in respect of such Letters of Credit.

(c) No Fees. Anything herein to the contrary notwithstanding, during such period as a Bank is a Defaulting Bank, such Defaulting Bank will not be entitled to any fees accruing during such period pursuant to Sections 2.11(a)(i)(A) and 2.11(a)(i)(B) (without prejudice to the rights of Non-Defaulting Banks in respect of such fees); provided that (a) to the extent that all or any portion of the Letter of Credit Exposure or Swing Loans of such Defaulting Bank is reallocated to the Non-Defaulting

Banks pursuant to Section 2.23 (a)(i), such fees that would have accrued for the benefit of such Defaulting Bank will instead accrue for the benefit of and be payable to such Non-Defaulting Banks, pro rata in accordance with their respective Revolving Commitments, and (b) to the extent that all or any portion of such Letter of Credit Exposure or Swing Loans cannot be so reallocated, such fees will instead accrue for the benefit of and be payable to the applicable Issuing Bank or the Swing Loan Lender, as applicable, as their respective interests appear (and the pro rata payment provisions of Section 2.17 will automatically be deemed adjusted to reflect the provisions of this Section).

(d) Termination of Commitment. The Borrowers may terminate the unused amount of the Revolving Commitment of a Defaulting Bank upon not less than three (3) Business Days’ prior notice to the Administrative Agent (which will promptly notify the Banks thereof), and in such event the provisions of Section 2.16(g) will apply to all amounts thereafter paid by the Borrowers for the account of such Defaulting Bank under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that such termination will not be deemed to be a waiver or release of any claim the Borrowers, the Administrative Agent, the Issuing Bank or any Bank may have against such Defaulting Bank.

(e) Reinstatement. If the Borrowers, the Administrative Agent and the Issuing Bank agree in writing in their discretion that a Bank is no longer a Defaulting Bank or a Potential Defaulting Bank, as the case may be, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Bank will, to the extent applicable, purchase at par such portion of outstanding Loans of the other Banks and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the Revolving Exposure, Letter of Credit Exposure and outstanding Swing Loans of the Banks to be based upon their respective Pro Rata Shares, whereupon such Bank will cease to be a Defaulting Bank or Potential Defaulting Bank and will be a Non-Defaulting Bank (and the Revolving Exposure will automatically be adjusted on a prospective basis to reflect the foregoing); provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while such Bank was a Defaulting Bank; and provided further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Bank or Potential Defaulting Bank to Non-Defaulting Bank will constitute a waiver or release of any claim of any party hereunder arising from such Bank’s having been a Defaulting Bank or Potential Defaulting Bank.

2.24 Removal or Replacement of a Bank. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Bank shall give notice to each Borrower that such Bank is an Affected Bank or that such Bank is entitled to receive payments under Sections 2.18, 2.19 or 2.20 (an “Increased Cost Bank”), (ii) the circumstances which have caused such Bank to be an Affected Bank or which entitle such Bank to receive such payments shall remain in effect, and (iii) such Bank shall fail to withdraw such notice within five Business Days after a Borrower’s request for such withdrawal; (b) any Bank is a Defaulting Bank; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.6(b), the consent of Requisite Banks shall have been obtained but the consent of one or more of such other Banks (each a “Non-Consenting Bank”) whose consent is required shall not have been obtained; then, with respect to each such Increased Cost Bank, Defaulting Bank or Non-Consenting Bank (each, a “Terminated Bank”), a Borrower may, by giving written notice to the Administrative Agent and any Terminated Bank of its election to do so, elect to cause such Terminated Bank (and such Terminated Bank hereby irrevocably agrees) to assign its outstanding Loans and its Commitments, if any, in full to one or more Eligible Assignees (each a “Replacement Bank”) in accordance with the provisions of Section 10.7 and Xerium shall pay any fees payable thereunder in connection with such assignment; provided, (1) on the date of such assignment, the Replacement Bank shall pay to the Terminated Bank an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Bank, (B) an amount equal to all unreimbursed drawings that have been funded by such Terminated Bank, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Bank pursuant to Section 2.11; (2) on the date of such assignment, each Borrower shall pay any amounts payable to such Terminated Bank pursuant to Sections 2.15(e), 2.18(c), 2.19 or 2.20 or otherwise as if it were a prepayment; and (3) in the event such Terminated Bank is a Non-Consenting Bank, each Replacement Bank shall consent, at the time of such assignment, to each matter in respect of which such Terminated Bank was a Non-Consenting Bank; provided, a Borrower may not make such election with respect to any Terminated Bank that is also the Issuing Bank unless, prior to the effectiveness of such election, Xerium shall have caused each outstanding Letter of Credit issued thereby to be cancelled. Upon the prepayment of all amounts owing to any Terminated Bank and the termination of such Terminated Bank’s Revolving Commitments, if any, such Terminated Bank shall no longer constitute a “Bank” for purposes hereof; provided, any rights of such Terminated Bank to indemnification hereunder shall survive as to such Terminated Bank.

2.25 [Reserved]

2.26 Facility Increase.

(a) Facility Increase Requests. Xerium may make up to one or more requests, in writing, at any time prior to (i) the Revolving Commitment Termination Date, to increase the Revolving Commitments with the same terms as the Initial Revolving Commitments (any such increase, the “Additional Revolving Commitments”), (ii) the Term Loan Maturity Date, to request additional term loans to be made to Xerium or the Euro Borrower, as applicable, with the same terms as such Class of Initial Term Loans (the “Additional Term Loans”), or (iii) the Term Loan Maturity Date, to establish a new tranche of term loans (the “New Term Loans” and together with any Additional Revolving Commitments and Additional Term Loans, a “Facility Increase”), in an aggregate principal amount for all outstanding Facility Increases not in excess of an amount (the “Facility Increase Allowance”) equal to the greater of (A) $100,000,000 and (B) the Adjusted EBITDA of Xerium and its Subsidiaries for the most recent period of four consecutive Fiscal Quarters for which financial statements have been delivered in accordance with Section 5.1; provided, that any such Facility Increase must be in a minimum principal amount of at least $5,000,000 in the case of Additional Revolving Commitments and $20,000,000 (or its currency equivalent) in the case of Additional Term Loans or New Term Loans (or such lesser amount which shall be approved by the Administrative Agent or such lesser amount that shall constitute the difference between the Facility Increase Allowance and all such Facility Increases obtained prior to such date); provided, further, that the aggregate amount of all Additional Revolving Commitments shall not exceed $35,000,000 (the “Additional Revolving Commitment Allowance”) (except that in addition to the Additional Revolving Commitment Allowance, one or more Facility Increases consisting of Additional Revolving Commitments in an aggregate amount not to exceed $10,000,000 (such one or more Facility Increases, the “Initial Revolving Commitment Increase”) shall be permitted prior to utilization of all or any part of the Additional Revolving Commitment Allowance and the amount of one or more such Initial Revolving Commitment Increases shall not decrease the Facility Increase Allowance).

(b) General. A Facility Increase will:

(i) only become effective if:

(A) the Borrowers shall have given the Administrative Agent at least five (5) Business Days’ notice of its intention to effect a Facility Increase and the desired amount of such Facility Increase;

(B) except in the case of the of an Initial Revolving Commitment Increase, at the time of and immediately after giving effect to such Facility Increase (assuming, in the case of any Additional Revolving Commitments, that such Additional Revolving Commitments are fully drawn), (1) the Borrowers are in pro forma compliance with the financial covenants set forth in Sections 6.8(a) and (b) hereof (as determined in accordance with Section 6.8(e)) and (2) the Senior Secured Leverage Ratio is less than or equal to 3.00 to 1.00, in each case, as determined on the basis of the financial information most recently delivered to the Administrative Agent by the Borrowers pursuant to Section 5.1;

(C) the conditions precedent to a Credit Extension set forth in Section 3.2 (except for Section 3.2(a)(i) to the extent inapplicable) are satisfied as of the date of such Facility Increase;

(D) as of the date of such Facility Increase, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of the date of such Facility Increase to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date;

(E) as of the date of such Facility Increase, no event shall have occurred and be continuing or would result from the consummation of such Facility Increase that would constitute an Event of Default or a Default;

(F) if requested by the Administrative Agent, Organizational Documents of the Credit Parties, resolutions (or equivalent authorization) of each Credit Party’s board of directors (or equivalent body) or shareholders (or equivalent), as applicable, approving such Facility Increase and an opinion of counsel to the Credit Parties in form and substance and from counsel reasonably satisfactory to the Administrative Agent and addressed to the Administrative Agent, the Collateral Agent, the Issuing Banks, the Swing Loan Lender and the Banks and addressing such matters as the Administrative Agent may reasonably request shall be delivered to the Administrative Agent;

(ii) be entitled to share in optional and mandatory prepayments on a pro rata basis with the other Loans of the same Tranche, be secured by the Collateral on a pari passu basis with the other Loans of the same Tranche, rank pari passu in right of payment with the other Loans of the same Tranche, and be guaranteed to the same extent as the other Loans of the same Tranche;

(iii) in the case of the Additional Revolving Commitments, (A) have the same maturity date as the Revolving Commitment Termination Date, (B) require no scheduled amortization or mandatory commitment reduction prior to the Revolving Commitment Termination Date, (C) have the same Applicable Margins as the Initial Revolving Commitments and (D) otherwise be on the exact same terms and pursuant to the exact same documentation applicable to the Initial Revolving Commitments;

(iv) in the case of the Additional Term Loans, (A) have the same maturity date as the Term Loan Maturity Date, (B) have the same rate of amortization as the Initial Term Loans, (C) have the same Applicable Margins as the Initial Term Loans and (D) otherwise be on the exact same terms and pursuant to the exact same documentation applicable to the Initial Term Loans; provided, that the scheduled amortization payments under Section 2.12 required to be made after the making of such Additional Term Loans shall be ratably increased by the aggregate principal amount of such Additional Term Loans and shall be further increased for all Banks on a pro rata basis to the extent necessary to avoid any reduction in the amortization payments to which the Banks were entitled before such recalculation.

(v) in the case of New Term Loans, (A) have a final maturity no earlier than the Term Loan Maturity Date and a weighted average life to maturity no shorter than the remaining weighted average life to maturity of any existing Tranche of Term Loans; and (B) have Applicable Margins and amortization schedules determined by the Borrowers and the Banks with respect thereto; provided that in the event the all-in yield applicable to any New Term Loans shall be more than 0.50% higher than the all in-yield then applicable to any existing Tranche of Term Loans, the Applicable Margin with respect to any such existing Tranche of Term Loans shall be increased so that the all-in yield applicable to any such existing Tranche of Term Loans following the applicable Facility Increase Effective Date is equal to the all-in yield applicable to the Additional Term Loans minus 0.50%; provided, further, that for purposes of this clause (b)(v), the all-in yield shall be calculated after giving effect to any original issue discount (“OID”) or upfront fees (with OID and upfront fees being equal to interest based on an assumed four-year life to maturity) payable or paid at the time of incurrence of such existing Tranche of Term Loans or such New Term Loans, as applicable, and, in each case, any interest rate “floors” applicable thereto, but excluding any customary arrangement or commitment fees payable to the Lead Arrangers (or their Affiliates) in connection with the existing Tranche of Term Loans or to one or more arrangers (or their Affiliates) of the New Term Loans.

(c) Procedures. (i) Additional Term Loans and New Term Loans (or any portion thereof) may be made by any existing Bank, and Additional Revolving Commitments (or any portion thereof) may be provided by any existing Revolving Bank, or, in each case, by any other bank, financial institution or other institutional Bank or investor reasonably acceptable to the Administrative Agent and, in the case of Additional Revolving Commitments, the Issuing Banks and the Swing Loan Lender (any such bank, financial institution or other institutional Bank or investor, an “Additional Bank”), in each case on terms permitted in this Section 2.26 and otherwise on terms reasonably acceptable to the Administrative Agent. No Bank shall be obligated to provide any Additional Term Loans, New Term Loans or Additional Revolving Commitments, unless it so agrees in its sole discretion. Any Additional Term Loans, New Term Loans or Additional Revolving Commitments shall become Term Loans or Revolving Commitments (or in the case of any Additional Revolving Commitment to be provided by an Initial Revolving Bank, an increase in such Initial Revolving Bank’s Initial Revolving Commitment), as applicable, under this Agreement pursuant to an amendment to this Agreement (each such amendment a “Facility Increase Amendment”) and, as appropriate, the other Credit Documents, executed by the Borrowers, each Bank agreeing to provide such Initial Revolving Commitment, if any, each Additional Bank, if any, and the Administrative Agent. Any such Facility Increase Amendment may, without the consent of any other Banks, effect such amendments to any Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.26. Each such Facility Increase Amendment and all other documentation in respect of such Additional Term Loans, New Term Loans and Additional Revolving Commitments shall be reasonably satisfactory to the Administrative Agent.

(ii) If any Additional Term Loans, New Term Loans or Additional Revolving Commitments are added in accordance with this Section 2.26, the Administrative Agent and the Borrowers shall determine the effective date of such addition (the “Facility Increase Effective Date”). The Administrative Agent shall promptly notify the Borrowers and the Banks of the final allocation of such Additional Term Loans, New Term Loans or Additional Revolving Commitments and the Facility Increase Effective Date. On each Facility Increase Effective Date, each Bank or Additional Bank which is providing an Additional Term Loan, a New Term Loan or an Additional Revolving Commitment (x) shall become a “Bank” for all purposes of this Agreement and the other Credit Documents, and (y) (A) with respect to any Additional Term Loans, each Additional Term Loan Bank shall make an Additional Term Loan to the applicable Borrowers in an amount equal to its Additional Term Loan Amount, and such Additional Term Loan shall be a “Term Loan” for all purposes of this Agreement and the other Credit Documents, (B) with respect to any New Term Loans, each New Term Loan Bank shall make a New Term Loan to the applicable Borrowers in an amount equal to its New Term Loan Amount, and such New Term Loan shall be a “Term Loan” for all purposes of this Agreement and the other Credit Documents and (C) with respect to any Additional Revolving Commitment, each Additional Revolving Bank shall provide an Additional Revolving Commitment, and such Additional Revolving Commitment shall be a “Revolving Commitment” for all purposes of this Agreement and the other Credit Documents. In the event there are Banks and Additional Banks that have committed to a Facility Increase in excess of the maximum amount requested (or permitted), then the Administrative Agent shall have the right to allocate such commitments on a basis the Administrative Agent reasonably determines is appropriate in consultation with the Borrowers.

(iii) Upon the effectiveness of each Additional Revolving Commitment pursuant to this Section 2.26, (A) each Revolving Bank immediately prior to such increase will automatically and without further act be deemed to have assigned to each Additional Revolving Bank providing a portion of such Additional Revolving Commitment, and each such Additional Revolving Bank will automatically and without further act be deemed to have assumed, a portion of such Revolving Bank’s participation hereunder in outstanding Letters of Credit and Swing Loans such that, after giving effect to such Additional Revolving Commitments and each such deemed assignment and assumption of such participations, the percentage of the aggregate outstanding (x) participations hereunder in Letters of Credit and (y) participations in Swing Loans, in each case, held by each Revolving Bank (including each such Additional Revolving Bank) will equal such Revolving Bank’s Pro Rata Share of the outstanding Revolving Loans based on each such Revolving Bank’s Pro Rata Share of all Revolving Commitments immediately after giving effect to such Additional Revolving Commitments and (B) if, on the date of such Additional Revolving Commitments, there are any Initial Revolving Loans outstanding, the Administrative Agent shall take those steps which it deems, in its sole discretion and in consultation with the Borrowers, necessary and appropriate to result in each Revolving Bank (including each Additional Revolving Bank) having a Pro Rata Share of the outstanding Initial Revolving Loans based on each such Revolving Bank’s Pro Rata Share of all the Revolving Commitments immediately after giving effect to such Additional Revolving Commitments (any transaction that may be effected pursuant to this sentence, a “Reallocation Transaction”). The parties hereto hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to any Reallocation Transaction. The Borrowers hereby agree to make any payment, prepayment or conversion of any Initial Revolving Loans that may be required in connection with any Reallocation Transaction and that any such payment, prepayment or conversion shall be subject to Section 2.18(c). Any borrowings of the Revolving Loans, any reduction or termination of Revolving Commitments and any payments or prepayments with respect to the Revolving Loans shall each be made and/or applied to the Revolving Loans and Revolving Commitments, as applicable, on a pro rata basis, after giving effect to any Additional Revolving Commitments.

(iv) Nothing set forth in Section 10.6 or any pro rata payment provisions in Section 2.17 shall be interpreted as restricting or prohibiting any aspect of the transactions contemplated by this Section 2.26.

(d) Use of Proceeds of Facility Increase. The proceeds of any Facility Increase may be used as specified in Section 2.6.

SECTION 3. CONDITIONS PRECEDENT

3.1 Conditions to Closing Date. The obligation of each Bank to make Credit Extensions hereunder is, in addition to the conditions specified in Sections 3.2, subject at the time of or concurrent with the making of such Credit Extensions, the satisfaction, or waiver in accordance with Section 10.6, of the following conditions:

(a) Credit Documents. The Administrative Agent shall have received sufficient copies of each Credit Document to be executed by the appropriate Credit Party on the Closing Date and delivered by each applicable Credit Party for each Bank (which may be delivered by facsimile or other electronic means for the purposes of satisfying this Section 3.1(a) on the Closing Date, with signed originals to be delivered promptly thereafter) and such Credit Documents shall be in form and substance satisfactory to the Borrowers and their counsel and the Administrative Agent and its counsel.

(b) Organizational Documents; Incumbency. The Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent: (i) a copy of each Organizational Document of each Credit Party, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of such Credit Party executing the Credit Documents to which it is a party; (iii) resolutions of the board of directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) resolution of the shareholder(s) of the Australian Obligor, Guarantors incorporated in the United Kingdom and Guarantors incorporated in the Federal Republic of Germany, in each case approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment and (v) to the extent applicable, a good standing certificate from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization or formation, each dated a recent date prior to the Closing Date. For Credit Parties organized, incorporated or formed outside of the United States, delivery of a Formalities Certificate shall suffice to satisfy this Section 3.1(b).

(c) Closing Date Certificate. The Administrative Agent shall have received a Closing Date Certificate, dated the Closing Date and signed by an Authorized Officer of Xerium.

(d) No Liabilities. Neither Xerium nor any of its Subsidiaries has any contingent liability or liability for taxes, long term lease or unusual forward or long term commitment that is not reflected in the audited financial statements delivered pursuant to Section 3.1(j) for Fiscal Year 2010 or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Xerium and any of its Subsidiaries taken as a whole.

(e) Refinancing of Existing Credit Agreements. (i) All obligations under the Existing Credit Agreements shall have been repaid in full, (ii) the Existing Credit Agreements and all Credit Documents (as defined therein) and all commitments (if any) thereunder shall be unconditionally and irrevocably canceled and terminated, (iii) all guarantees and Liens thereunder shall be terminated and released on terms and pursuant to documentation reasonably satisfactory to the Administrative Agent and (iv) the Administrative Agent shall have received payoff letters duly executed and delivered by the applicable Borrowers, the other Credit Parties thereto and each of the existing agents under the Existing Credit Agreements or other evidence of such termination, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

(f) Senior Notes Issuance. The Senior Notes Issuance shall have occurred in the manner contemplated by the Senior Notes Documents and shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent. The Administrative Agent shall have received evidence that Xerium shall have received not less than $240,000,000 in cash proceeds (before giving effect to the payment of related customary fees and expenses and any original issue discount) from the Senior Notes Issuance.

(g) Governmental Authorizations and Consents. Each Credit Party shall have obtained all material necessary Governmental Authorizations and all consents of other Persons, in each case that are necessary in connection with the transactions contemplated by the Credit Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to the Administrative Agent. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(h) Real Estate Assets. In order to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected security interest in certain Real Estate Assets, the Collateral Agent shall have received from each applicable Borrower and each applicable Guarantor:

(i) fully executed and notarized Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each Real Estate Asset listed in Schedule 3.1(i) (each, a “Closing Date Mortgaged Property”);

(ii) in relation to Mortgages over Real Estate Assets located in the Federal Republic of Germany, (A) any enforceable versions (vollstreckbare Ausfertigungen) of land charge creation deed (Grundschuldbestellungsurkunde) and (B) any existing applicable declaration to the submission to immediate foreclosure (Zwangsvollstreckungs-unterwerfungserklärung);

(iii) an opinion of counsel (which counsel shall be reasonably satisfactory to the Collateral Agent) in each state in which a Closing Date Mortgaged Property is located with respect to the enforceability of the form(s) of Mortgages to be recorded in such state and such other matters as the Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to the Collateral Agent;

(iv)(A) ALTA mortgagee title insurance policies or unconditional commitments therefor issued by one or more title companies reasonably satisfactory to the Collateral Agent with respect to each Closing Date Mortgaged Property located in the United States (each, a “Title Policy”), in amounts not less than the fair market value of each Closing Date Mortgaged Property, together with a title report issued by a title company with respect thereto, or in the case of each Closing Date Mortgaged Property located in Canada, a title insurance policy issued by one or more title companies reasonably satisfactory to the Collateral Agent, together with the property and title report prepared by the Collateral Agent’s counsel in Canada (each, a “Canada Title Policy”); and for each Title Policy and each Canada Title Policy, copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to the Collateral Agent and (B) evidence satisfactory to the Collateral Agent that such Credit Party has paid to the title company or to the appropriate governmental authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and each Canada Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for each Closing Date Mortgaged Property in the appropriate real estate records;

(v) evidence of flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, in form and substance reasonably satisfactory to the Collateral Agent; and

(vi) ALTA surveys of all Closing Date Mortgaged Properties located in the United States, certified to the Collateral Agent and dated or updated not more than ninety (90) days prior to the Closing Date and a survey sufficient to remove the standard survey exception to coverage from the Title Policies which will insure the Mortgages.1

(i) Personal Property Collateral. In order to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid, perfected security interest in the personal property Collateral, the Collateral Agent shall have received:

(i) evidence reasonably satisfactory to the Collateral Agent of the compliance by each Credit Party of their obligations under the Pledge and Security Agreement and the other Collateral Documents (including their obligations to execute and deliver UCC financing statements, other securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts as provided therein);

[1]	Survey requirements TBD.

(ii) (A) the originals of certificates representing the shares of Capital Stock pledged pursuant to the Pledge and Security Agreement and the other Collateral Documents, together with an original of an undated stock power for each such certificate executed in blank by a duly Authorized Officer of the pledgor thereof (if and to the extent permitted by the applicable Requirements of Law and subject to the provisions of the relevant Collateral Document), and (B) originals of each promissory note (if any) pledged to the Collateral Agent pursuant to the Pledge and Security Agreement and the other Collateral Documents endorsed in blank (or, if and to the extent permitted by the applicable law and subject to the provisions of the relevant Collateral Document, accompanied by an executed transfer form in blank) by the pledgor thereof;

(iii) a completed Collateral Questionnaire dated the Closing Date and executed by an Authorized Officer of Xerium, together with all attachments contemplated thereby, including (A) the results of a recent search, by a Person satisfactory to the Collateral Agent, of all effective UCC financing statements (or equivalent filings) made with respect to any personal, real or mixed property of any Credit Party in the jurisdictions specified in the Collateral Questionnaire, together with copies of all such filings disclosed by such search, and (B) UCC termination statements (or similar documents) duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or equivalent filings) disclosed in such search (other than any such financing statements in respect of Permitted Liens);

(iv) opinions of counsel (which counsel shall be reasonably satisfactory to the Collateral Agent) with respect to the creation and perfection of the security interests in favor of Collateral Agent in such Collateral and such other matters governed by the laws of each jurisdiction in which any Credit Party or any personal property Collateral is located as the Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to the Collateral Agent; and

(v) evidence that each Credit Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document, notice and instrument (including without limitation, any intercompany notes evidencing Indebtedness permitted to be incurred pursuant to Section 6.1(b)) and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by the Collateral Agent.

(j) Financial Statements; Business Plan. The Banks shall have received from Xerium the audited consolidated balance sheets of Xerium and its Subsidiaries as of December 31, 2010 for the Fiscal Year then ended and the related consolidated statements of income, stockholders’ equity and cash flows of Xerium and its Subsidiaries for such Fiscal Year, together with a report thereon of Ernst & Young LLP, which financial statements and report shall be in form and substance reasonably satisfactory to the Administrative Agent.

(k) Insurance. The Collateral Agent shall have received a certificate from Xerium’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect, together with endorsements naming the Collateral Agent, for the benefit of the Secured Parties, as additional insured and naming the Collateral Agent, on behalf of the Secured Parties as loss payee thereunder to the extent required under Section 5.5.

(l) Opinions of Counsel to Credit Parties. The Administrative Agent and its counsel shall have received executed copies of the favorable written opinions of counsel to the Credit Parties as to such matters as the Administrative Agent may reasonably request, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to the Administrative Agent.

(m) [Reserved].

(n) Fees and Expenses. The Administrative Agent shall have received payment in full of all fees and expenses invoiced and due to the Agents (including the reasonable fees and expenses due of their advisors and legal counsel) in connection with this Agreement.

(o) No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of the Administrative Agent, singly or in the aggregate, materially impairs the transactions contemplated by the Credit Documents or that could reasonably be expected to have a Material Adverse Effect.

(p) [Reserved.]

(q) Representations and Warranties. The representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of the Closing Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that any representation or warranty that is by its terms qualified by materiality shall be true and correct in all respects.

(r) No Default. No event shall have occurred and be continuing or would result from the consummation of the transaction contemplated hereunder or under the Credit Documents that would constitute an Event of Default or a Default.

(s) Compliance with Law and Regulations. All Term Loans and all other financings to the Borrowers (and all guaranties thereof and security therefor), as well as the transactions contemplated by the Credit Documents and the consummation thereof, shall be in full compliance in all material respects with all applicable requirements of law, including Regulations T, U and X of the Federal Reserve Board.

(t) No Conflict with Material Contracts. After giving effect to the transactions contemplated by the Credit Documents, there shall be no conflict with, or default under, any Material Contract.

(u) Patriot Act Information. Each of the Credit Parties shall have provided the documentation and other information to the Banks that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act.

(v) Rating of Term Loans. Xerium shall have obtained a public corporate family rating and a public credit rating on the Term Loans from Moody’s and a public corporate credit rating and a public credit rating on the Term Loans from S&P.

(w) Solvency Certificate. On the Closing Date, the Administrative Agent shall have received a Solvency Certificate from each Borrower dated the Closing Date and addressed to the Administrative Agent and the Banks.

For purposes of determining compliance with the conditions specified in this Section 3.1, each of the Banks shall be deemed to have consented to, approved, accepted or be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the

Banks unless an officer of the Administrative Agent responsible for the transactions contemplated by the Credit Documents shall have received notice from such Bank, Issuing Bank or Swing Loan Lender prior to the initial Credit Extension hereunder specifying its objection thereto and such Bank, Issuing Bank or Swing Loan Lender shall not have made available to the Administrative Agent such Bank’s, Issuing Bank’s or Swing Loan Lender’s Pro Rata Share of such Credit Extension.

3.2 Conditions to Each Credit Extension.

(a) Conditions Precedent. The obligation of each Bank to make any Loan, or the Issuing Bank to issue any Letter of Credit, on any Credit Date including the Closing Date, is subject to the satisfaction, or waiver in accordance with Section 10.6, of the following conditions precedent:

(i) the Administrative Agent shall have received a fully executed and delivered Funding Notice, Swing Loan Request or Issuance Notice, as the case may be;

(ii) after making the Credit Extensions requested on such Credit Date, the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect;

(iii) as of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date;

(iv) as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default; and

(v) on or before the date of issuance of any Letter of Credit, the Administrative Agent shall have received all other information required by the applicable Issuance Notice, and such other documents or information as the Issuing Bank may reasonably require in connection with the issuance of such Letter of Credit.

(b) Notices. Any Notice shall be executed by an Authorized Officer in a writing delivered to the Administrative Agent. In lieu of delivering a Notice, each Borrower may give Administrative Agent telephonic notice by the required time of any proposed borrowing or conversion or continuation of any Loan or issuance of a Letter of Credit, as the case may be; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Notice to the Administrative Agent on or before the applicable date of any such borrowing, conversion, continuation or issuance. Neither Administrative Agent nor any Bank shall incur any liability to any Borrower in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by an Authorized Officer or other person authorized on behalf of a Borrower or for otherwise acting in good faith.

SECTION 4. REPRESENTATIONS AND WARRANTIES

In order to induce the Banks, the Swing Loan Lender and the Issuing Bank to make each Credit Extension to be made by this Agreement, and to induce each Bank Counterparty to enter into any transaction in respect of Hedging Obligations, each Credit Party represents and warrants to each Bank, Bank Counterparty and the Issuing Bank, on the Closing Date and each Credit Date, that the following statements are true and correct:

4.1 Organization; Requisite Power and Authority; Qualification. Each of Xerium and its Subsidiaries (a) is duly organized, validly existing and in good standing (or, for Non-U.S. Credit Parties of equivalent status when reasonably ascertainable) under the laws of its jurisdiction of organization as identified in Schedule 4.1, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

4.2 Capital Stock and Ownership. The Capital Stock of each of Xerium and its Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable. Except as set forth on Schedule 4.2, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which Xerium or any of its Subsidiaries is a party requiring, and there is no membership interest or other Capital Stock of Xerium or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Xerium or any of its Subsidiaries of any additional membership interests or other Capital Stock of Xerium or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of Xerium or any of its Subsidiaries. Schedules 4.1 and 4.2 correctly set forth the ownership interest of Xerium and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date.

4.3 Due Authorization. The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

4.4 No Conflict. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate any provision of any law or any governmental rule or regulation applicable to Xerium or any of its Subsidiaries, any of the Organizational Documents of Xerium or any of its Subsidiaries, or any order, judgment or decree of any court or other agency of government binding on Xerium or any of its Subsidiaries; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Xerium or any of its Subsidiaries except to the extent such conflict, breach or default could not reasonably be expected to have a Material Adverse Effect; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Xerium or any of its Subsidiaries (other than any Liens created under any of the Credit Documents in favor of the Collateral Agent, on behalf of the Secured Parties); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of Xerium or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Banks and except for any such approvals or consents the failure of which to obtain will not have, and could not reasonably be expected to have, a Material Adverse Effect.

4.5 Governmental Consents. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for (i) filings and recordings with respect to the Collateral to be made, or otherwise delivered to the Collateral Agent for filing and/or recordation, as of the Closing Date and (ii) filings and recordings to be made in connection with the perfection of Collateral acquired after the Closing Date.

4.6 Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.7 Historical Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year end adjustments. As of the Closing Date, neither Xerium nor any of its Subsidiaries has any contingent liability or liability for taxes, long term lease or unusual forward or long term commitment that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Xerium and any of its Subsidiaries taken as a whole.

4.8 Business Plan. The Initial Business Plan and each Business Plan delivered pursuant to Section 5.1(o) is and will be based on good faith estimates and assumptions made by the management of Xerium.

4.9 No Material Adverse Change. Since December 31, 2010, no event, circumstance or change has occurred that has caused or evidences, or could reasonably be expected to cause, either in any case or in the aggregate, a Material Adverse Effect.

4.10 [Reserved].

4.11 Adverse Proceedings, etc. There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect. Neither Xerium nor any of its Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.12 Payment of Taxes. Except as otherwise permitted under Section 5.3, all federal, foreign country, state and all other material tax returns and reports of Xerium and its Subsidiaries required to be filed by any of them have been timely filed, all such tax returns are complete and correct in all material respects and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Xerium and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable, except those taxes which are being contested in good faith by appropriate proceedings diligently conducted (provided that such contest operates to suspend collection of the contested tax) and for which adequate reserves have been provided in accordance with GAAP. Xerium knows of no proposed tax assessment against Xerium or any of its Subsidiaries which is not being actively contested by Xerium or such Subsidiary in good faith and by appropriate proceedings diligently conducted (provided that such contest operates to suspend collection of the contested tax) and for which adequate reserves have been provided in accordance with GAAP.

4.13 Properties.

(a) Title. Each of Xerium and its Subsidiaries has (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (iii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.7 and in the most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements in the Ordinary Course or as otherwise permitted under Section 6.9. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

(b) Real Estate. As of the Closing Date, Schedule 4.13(b) contains a true, accurate and complete list of (i) all Real Estate Assets, and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset of any Credit Party, regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and Xerium does not have knowledge of any default that has occurred and is continuing thereunder except where the consequences, direct or indirect, of such default or defaults, if any, could not be reasonably expected to have a Material Adverse Effect, and each such agreement constitutes the legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

4.14 Environmental Matters. Neither Xerium nor any of its Subsidiaries nor any of their respective Operating Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. There are and, to each of Xerium’s and its Subsidiaries’ knowledge, have been, no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against Xerium or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither Xerium nor any of its Subsidiaries nor, to any Credit Party’s knowledge, any predecessor of Xerium or any of its Subsidiaries, has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Operating Facility that, individually or in the aggregate, could be reasonably expected to have a Material Adverse Effect, and none of Xerium’s or any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of Hazardous Materials, except as would not reasonably be expected to form the basis of an Environmental Claim against Xerium or any of its Subsidiaries, or as listed on Schedule 4.14-1. Compliance with all current or reasonably foreseeable applicable future requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. Except as disclosed on Schedule 4.14-2, no event or condition has occurred or is occurring with respect to Xerium or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect. Xerium and its Subsidiaries have made available to the Administrative Agent true and complete final copies of all material environmental, health or safety assessments, audits, studies, reports, analyses and investigations in Xerium’s or its Subsidiaries’ possession with respect to Xerium or any of its Subsidiaries, to the Operating Facilities or to any pending or any unresolved Environmental Claim that could result in material environmental liability to any of the Credit Parties.

4.15 No Defaults. Neither Xerium nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

4.16 Material Contracts. Schedule 4.16 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date, and except as described thereon, all such Material Contracts are in full force and effect and no defaults currently exist thereunder, except any such default or failure to be in force and effect which could not reasonably be expected to result in an exercise of remedies or acceleration of the indebtedness created thereunder.

4.17 Governmental Regulation. Neither Xerium nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal, provincial or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. Neither Xerium nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.18 Margin Stock. Neither Xerium nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to such Credit Party will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of said Board of Governors.

4.19 Employee Matters. Neither Xerium nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against Xerium or any of its Subsidiaries, or to the best knowledge of Xerium and each other Credit Party, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Xerium or any of its Subsidiaries or to the best knowledge of Xerium and each other Credit Party, threatened against any of them, (b) no strike, work stoppage or lock-out in existence or threatened involving Xerium or any of its Subsidiaries, and (c) to the best knowledge of Xerium and each other Credit Party, no union representation question existing with respect to the employees of Xerium or any of its Subsidiaries and, to the best knowledge of Xerium and each other Credit Party, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

4.20 Employee Benefit Plans

(a) Xerium, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan, other than any non-compliance or non-performance that could not be reasonably expected to have a Material Adverse Effect. Each Employee Benefit Plan which is intended to qualify under section 401 (a) of the Code has received a recent favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status, except such defect that can be corrected pursuant to Rev. Proc. 2003-44 or any successor ruling or regulation in a manner that does not and could not reasonably be expected to give rise to a Material Adverse Effect. No liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA (other than Ordinary Course contribution obligations) has been or is expected to be incurred by Xerium, any of its Subsidiaries or any of their ERISA Affiliates that could reasonably be expected to have a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur which could reasonably be expected to result in a Material Adverse Effect.

(b) Each Canadian Registered Pension Plan has been established, registered, qualified, invested and administered in compliance with its terms and all applicable laws, other than any non-compliance that would not reasonably be expected to have a Material Adverse Effect. No liability (other than required contributions and premium payments) under the Canadian Registered Pension Plans has been or is expected to be incurred by Xerium Canada, or any Affiliate of Xerium Canada that could reasonably be expected to have a Material Adverse Effect. No Canadian Pension Plan Event has occurred or is reasonably expected to occur which could reasonably be expected to result in a liability to Xerium Canada or any Affiliate of Xerium Canada in excess of $1,000,000. Each Canadian Registered Pension Plan has been funded on both a going concern and solvency basis in accordance with applicable laws and on the basis of the actuarial report which was most recently filed with the applicable pension regulator for the applicable Canadian Registered Pension Plan. None of Xerium Canada or any Affiliate of Xerium Canada contribute to, are obligated to contribute to (or have contributed within the last five years to) a multi-employer pension plan, as defined under applicable laws. Xerium Canada has provided the Administrative Agent with a copy of the actuarial valuation for each Canadian Registered Pension Plan most recently filed with the applicable pension regulator.

4.21 Certain Fees. No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated by the Credit Documents.

4.22 Solvency. As of the Closing Date, after giving effect to the Transactions and the other transactions contemplated hereby and the incurrence of the Indebtedness and obligations being incurred in connection herewith, each Credit Party is Solvent.

4.23 Anti-Terrorism Laws. None of Xerium or its Subsidiaries (and, to the knowledge of Xerium and its Subsidiaries, no Joint Venture or Subsidiary thereof) is in violation in any material respect of any United States Requirement of Law relating to terrorism, sanctions or money laundering, including the United States Executive Order No. 13224 on Terrorist Financing and the Patriot Act.

4.24 Compliance with Statutes, etc. Each of Xerium and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws, which includes obtaining, maintaining and complying with the requirements of any Governmental Authorizations required under such Environmental Laws with respect to any such Real Estate Asset or the operations of Xerium or any of its Subsidiaries), except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

4.25 Disclosure. No representation or warranty of any Credit Party contained in any Credit Document or in any other documents, certificates or written statements, including without limitation, information contained in the presentations made to the Banks, furnished to Banks by or on behalf of Xerium or any of its Subsidiaries for use in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact (known to Xerium or any other Borrower, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Xerium or any other Borrower to be reasonable at the time made, it being recognized by Banks that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known (or which should upon the reasonable exercise of diligence be known) to Xerium or any other Borrower (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Banks for use in connection with the transactions contemplated hereby.

4.26 Insurance. All policies of insurance of Xerium or any of its Subsidiaries, including policies of fire, theft, product liability, public liability, property damage, other casualty, employee fidelity and workers’ compensation, are in full force and effect and are of a nature and provide such coverage as is sufficient and as is customarily carried by businesses of the size and character of such Person.

4.27 Use of Proceeds. The proceeds of the Loans shall be used by the Borrowers solely in accordance with Section 2.6.

4.28 UK Establishment. No Credit Party has a “UK establishment” within the meaning of the Overseas Companies Regulations 2009.

SECTION 5. AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that so long as any Commitment is in effect and until payment in full of all Obligations and cancellation or expiration of all Letters of Credit, each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

5.1 Financial Statements and Other Reports. Xerium will deliver to the Administrative Agent:

(a) [Reserved]

(b) Quarterly Financial Statements. As soon as available, and in any event within 45 days after the end of the first three Fiscal Quarters of each Fiscal Year, the consolidated balance sheets of Xerium and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of Xerium and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year;

(c) Annual Financial Statements. As soon as available, and in any event within 90 days after the end of each Fiscal Year, beginning with Fiscal Year 2011, (i) the audited consolidated balance sheets of Xerium and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Xerium and its Subsidiaries for such Fiscal Year, setting forth, in each case, in comparative form the corresponding figures for the previous Fiscal Year, and (ii) with respect to such consolidated financial statements a report thereon of Ernst & Young LLP or other independent certified public accountants of recognized international standing selected by Xerium (which report shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Xerium and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements));

(d) Compliance Certificate. Together with each delivery of financial statements of Xerium and its Subsidiaries pursuant to Sections 5.1(b) and 5.1(c), a duly executed and completed Compliance Certificate, including, without limitation, with respect to financial statements delivered pursuant to Section 5.1(b), a Financial Officer Certification; provided, that in respect of the fourth Fiscal Quarter of each Fiscal Year, it shall also deliver a duly executed and completed Compliance Certificate as soon as available, and in any event within 90 days after the end of the fourth Fiscal Quarter;

(e) Sufficiency of Public Quarterly and Annual Reports. Notwithstanding anything to the contrary contained herein, delivery to the Administrative Agent by Xerium of its quarterly report on Form 10-Q and its annual report on Form 10-K shall satisfy the requirements of Sections 5.1(b) and (c), respectively, for so long as Xerium remains a reporting company under the Exchange Act.

(f) Notice of Default. Promptly upon any officer of Xerium or the Euro Borrower obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Xerium or the Euro Borrower with respect thereto; (ii) that any Person has given any notice to Xerium or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(b); or (iii) of the occurrence of any event or change that has caused or evidences or could reasonably be expected to cause, either in any case or in the aggregate, a Material Adverse Effect, a certificate of its Authorized Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action each Borrower has taken, is taking and proposes to take with respect thereto;

(g) Notice of Litigation. Promptly upon any officer of Xerium or the Euro Borrower obtaining knowledge of (i) the institution of, or non-frivolous threat of, any Adverse Proceeding not previously disclosed in writing by each Borrower to Banks, or (ii) any material development in any Adverse Proceeding that, in the case of either (i) or (ii) could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to Xerium or the Euro Borrower to enable Banks and their counsel to evaluate such matters;

(h) ERISA. (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Xerium, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Xerium, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by Xerium, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;

(i) Canadian Registered Pension Plans. (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any Canadian Pension Plan Event, a written notice specifying the nature thereof, what action Xerium Canada or any Affiliate of Xerium Canada has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Canada Revenue Agency or any applicable pension regulator; and (ii) with reasonable promptness, (1) copies of each annual information return filed with the Canada Revenue Agency or any applicable pension regulator with respect to a Canadian Registered Pension Plan; (2) copies of all notices received by Xerium Canada or any Affiliate of Xerium Canada from the sponsor of a multi-employer pension plan, as defined under applicable laws, concerning a Canadian Pension Plan Event; (3) copies of each actuarial valuation for each Canadian Registered Pension Plan filed with any applicable pension regulator; (4) copies of any actuarial certifications in respect of each Canadian Registered Pension Plan filed with any applicable pension regulator, whether in connection with a request for approval to effect commuted value transfers from such plan or otherwise; and (5) copies of such other documents or governmental reports or filings relating to any Canadian Registered Pension Plan as Administrative Agent shall reasonably request;

(j) Insurance Report. As soon as practicable following any material change in the insurance coverage, notice to the Administrative Agent of such change and an explanation in form and substance reasonably satisfactory to the Administrative Agent of such change;

(k) Information Regarding Collateral. Each Borrower will furnish to the Collateral Agent prompt written notice of any change (i) in any Credit Party’s corporate name, (ii) in any Credit Party’s identity or corporate structure or (iii) in any Credit Party’s Federal Taxpayer Identification Number. Each Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Collateral Documents. Each Borrower also agrees promptly to notify Collateral Agent if any material portion of the Collateral is damaged or destroyed;

(l) Annual Collateral Verification. Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.1(c), each Borrower shall deliver to the Collateral Agent an Officer’s Certificate either confirming that there has been no change in such information since the date of the Collateral Questionnaire delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section and/or identifying such changes;

(m) Other Information. (i) Promptly upon their becoming available, copies of (A) all financial statements, reports, notices and proxy statements sent or made available generally by Xerium to its security holders acting in such capacity or by any Subsidiary of Xerium to its security holders other than Xerium or another Subsidiary of Xerium, (B) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Xerium or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission and (C) all press releases and other statements made available generally by Xerium or any of its Subsidiaries to the public concerning material developments in the business of Xerium or any of its Subsidiaries, and (ii) such other information and data with respect to Xerium or any of its Subsidiaries as from time to time may be reasonably requested by the Administrative Agent;

(n) Electronic Delivery.

(i) Notwithstanding anything in any Credit Document to the contrary, each Credit Party hereby agrees that it will use its reasonable best efforts to provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Credit Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that

(A) relates to a request for a new Credit Extension or other extension of credit (including any election of an interest rate or Interest Period relating thereto), (B) relates to the payment of any principal or other amount due under any Credit Document prior to the scheduled date therefor, (C) provides notice of any Default or Event of Default under any Credit Document or (D) is required to be delivered to satisfy any condition set forth in Sections 3.1 and/or 3.2 (all such non-excluded communications being referred to herein collectively as the “Communications”), by transmitting the Communications in accordance with Section 10.1(c). In addition, each Credit Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Credit Documents, but only to the extent requested by the Administrative Agent pursuant to Section 10.1(c).

(ii) The Administrative Agent agrees that the receipt of the Communications in accordance with Section 10.1(c) shall constitute effective delivery of the Communications to the Administrative Agent for purposes of this Section 5.1(n) unless otherwise requested by the Administrative Agent pursuant to Section 10.1(c).

(iii) Nothing in this Section 5.1(n) shall prejudice the right of any Agent or any Bank to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

(o) Business Plan. Promptly after approval thereof by the board of directors of Xerium, and in any event no later than April 1 of each Fiscal Year, Xerium shall deliver to the Administrative Agent (commencing with Fiscal Year 2011), a detailed consolidated budget and business plan of Xerium and its Subsidiaries through Fiscal Year 2017 (including a projected consolidated balance sheet and related statements of projected operations and cash flow as of the end of each Fiscal Year through Fiscal Year 2017) in a form reasonably satisfactory to the Administrative Agent (the “Business Plan”); provided, that with respect to the Fiscal Year in which the Business Plan is being delivered such Business Plan shall be prepared by Fiscal Quarter for such Fiscal Year; provided, further, that although any projections included in the Business Plan shall be prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such projections, it is understood that actual results may vary from such projections and that such variations may be material.

(p) Quarterly Bank Calls. Xerium shall cause its management to participate, during normal business hours and with reasonable advance notice, in a conference call with the Administrative Agent and the Banks within seven Business Days (or such later date as may be agreed to by the Administrative Agent) after the date on which the financial statements are delivered pursuant to pursuant to Sections 5.1(b) and 5.1(c). Notwithstanding anything to the contrary contained herein, a conference call held with investors by Xerium in connection with the filing of its quarterly report on Form 10-Q and its annual report on Form 10-K to discuss its financial results for such periods shall satisfy the requirements of this Section 5.1(p) for so long as Xerium remains a reporting company under the Exchange Act.

5.2 Existence. Except as otherwise permitted under Section 6.9, each Credit Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business; provided, no Credit Party or any of its Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Banks.

5.3 Payment of Taxes and Claims. Each Credit Party will, and will cause each of its Subsidiaries to, timely pay all federal, foreign country and state and all other material taxes imposed upon it or any of its properties or assets or in respect of any of its profits, income, capital, capital gains, payroll businesses or franchises before any penalty or fine accrues thereon, and all taxes or claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets; provided, that no such tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP, shall have been made therefor, and (b) in the case of a tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such tax or claim. No Credit Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Xerium or any of its Subsidiaries).

5.4 Maintenance of Properties. Each Credit Party will, and will cause each of its Subsidiaries to, (a) maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Xerium and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof and (b) maintain and preserve (i) all rights, permits, licenses, approvals and privileges (including all Governmental Authorizations) used or useful or necessary in the conduct of its business and (ii) all registered patents, trademarks, trade names, copyrights and service marks with respect to its business, except where failure to so maintain and preserve the items set forth in clauses (a) or (b) above could not reasonably be expected in any individual case or in the aggregate to have a Material Adverse Effect.

5.5 Insurance. Xerium will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Xerium and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, Xerium will maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (b) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Each such policy of insurance issued by an insurer organized or incorporated in the United States shall (i) name the Collateral Agent, on behalf of Banks as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to the Collateral Agent, that names the Collateral Agent, on behalf of the Secured Parties, as the loss payee thereunder for losses of 1,000,000 or greater and provides for at least thirty days’ prior written notice to the Administrative Agent of any modification or cancellation of such policy.

5.6 Books and Records; Inspections. Each Credit Party will, and will cause each of its respective Subsidiaries to, keep books and records which accurately reflect its business affairs in all material respects and material transactions and each Credit Party will, and will cause each of its respective Subsidiaries to, permit any authorized representatives designated by the Administrative Agent to visit and inspect any of the properties of any Credit Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested. Each Credit Party will cause its officers to participate in update calls, no more frequently than once each quarter, with the Agents and the Banks upon reasonable notice and request from the Administrative Agent.

5.7 Use of Proceeds. The proceeds of the Loans shall be used by the Borrowers solely in accordance with Section 2.6.

5.8 Compliance with Laws; SEC Filings. Each Credit Party will comply, and shall cause each of its Subsidiaries and all other Persons, if any, on or occupying any Operating Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws and Governmental Authorizations), except where failure to do so could not reasonably be expected to have a Material Adverse Effect and Xerium shall timely file with the Securities and Exchange Commission all reports, notices and documents required to be filed under the Exchange Act.

5.9 Environmental.

(a) Environmental Disclosure. Xerium will deliver to the Administrative Agent:

(i) as soon as practicable following receipt thereof, final copies of all environmental audits, assessments, investigations, analyses and reports prepared by personnel of Xerium or any of its Subsidiaries, independent consultants, Governmental Authorities, or any other Person with respect to significant environmental matters at any Operating Facility or with respect to any Environmental Claims that could reasonably be expected to have a Material Adverse Effect;

(ii) promptly upon the occurrence thereof, written notice describing in reasonable detail (1) any Release required to be reported by Xerium or any of its Subsidiaries to any Governmental Authority under any applicable Environmental Laws, (2) any remedial action taken by Xerium or any other Person in response to (A) any Hazardous Materials Activities the existence of which could reasonably be expected to result in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (B) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, and (3) Xerium’s or each other Borrower’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Operating Facility that could cause such Operating Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;

(iii) as soon as practicable following the sending or receipt thereof by Xerium or any of its Subsidiaries, a copy of any and all material written communications with respect to (1) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, (2) any Release required to be reported by Xerium or any of its Subsidiaries to any Governmental Authority pursuant to Environmental Law, and (3) any request for information from any Governmental Authority that suggests such Governmental Authority is investigating whether Xerium or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity under Environmental Law;

(iv) prompt written notice describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by Xerium or any of its Subsidiaries that could reasonably be expected to (A) expose Xerium or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) adversely affect the ability of Xerium or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (2) any proposed action to be taken by Xerium or any of its Subsidiaries to modify their respective operations in a manner that could reasonably be expected to subject Xerium or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Laws; and

(v) with reasonable promptness, such other documents and information as from time to time may be reasonably requested by the Administrative Agent in relation to any matters disclosed pursuant to this Section 5.9(a).

(b) Hazardous Materials Activities, Etc. Each Credit Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Without limiting the foregoing, if an Event of Default is continuing or if the Administrative Agent at any time has a reasonable basis to believe that there exist any non-compliance with Environmental Laws by any Credit Party or its Subsidiaries or that there exist any environmental liabilities, in each case, that could have, or could reasonably be expected to have, in the aggregate, a Material Adverse Effect, and the respective Credit Party or Subsidiary has not cured or taken reasonable steps to perform the actions necessary to cure, such Event of Default or noncompliance with or liability under Environmental Law within thirty (30) days of receipt of written notice from the Administrative Agent, then the Administrative Agent can require the relevant Credit Party or Subsidiary to promptly engage a reputable environmental consulting firm reasonably acceptable to the Administrative Agent to perform an environmental audit and/or assessment, including, solely during the existence of an Event of Default, subsurface sampling of soil and groundwater, of the relevant Real Estate Asset(s) and to summarize the results in a report (a copy of which shall be provided to the Administrative Agent in a form and substance reasonably acceptable to the Administrative Agent). If such Credit Party or Subsidiary fails to perform the environmental audits, assessments or reports required by this Section, the Administrative Agent may, but is not required to, cause the performance of such work, and the Credit Party and its Subsidiaries grant the Administrative Agent and any of its Agent Parties reasonable access during normal business hours to the relevant Real Estate Asset(s) to perform such audits and/or assessments.

5.10 Additional Collateral and Guarantees. In the event that any Person becomes a Material Subsidiary, or to the extent requested by Xerium in the case of any Subsidiary that is not a Material Subsidiary, subject to any limitations imposed by any Requirement of Law such Borrower shall promptly cause such Subsidiary (a) to become a Guarantor hereunder, (b) (i) in the case of a Domestic Subsidiary, to become a Grantor under the Pledge and Security Agreement by executing and delivering to the Administrative Agent and the Collateral Agent a Counterpart Agreement and (ii) in the case of a Foreign Subsidiary, to become a party to the applicable Collateral Documents to the extent reasonably requested by the Administrative Agent and (c) to take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, opinions and certificates necessary or advisable to grant to the Collateral Agent for the benefit of the Secured Parties a perfected security interest (or applicable equivalent under foreign law) in the Collateral described in the applicable Collateral Documents with respect to such new Material Subsidiary, including the filing of UCC financing statements (or the applicable equivalent) in such jurisdictions within any applicable time limit as may be required by the Collateral Documents or by any Requirement of Law or as may reasonably be requested by the Collateral Agent. With respect to each Person that becomes a Subsidiary, each Borrower shall promptly send to the Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of such Borrower and (ii) all of the information required to be set forth in Schedules 4.1 and 4.2 with respect to all Subsidiaries of such Borrower, and such written notice shall be deemed to supplement to supplement Schedules 4.1 and 4.2 for purposes hereof. Notwithstanding the foregoing provisions of this Section 5.10 and except to the extent set forth in Section 5.13(c), (i) no more than 66% of the total voting power of the Capital Stock of each first tier Foreign Subsidiary and each Disregarded Domestic Subsidiary of any U.S. Credit Party shall be required to be pledged to secure, or to directly or indirectly provide security for, any Obligation of Xerium, (ii) no obligation of a Foreign Subsidiary held by any U.S. Credit Party shall be required to be pledged to secure, or to directly or indirectly provide security for, any Obligation of Xerium, (iii) no Non-U.S. Credit Party shall be required to guaranty, and no assets of any Non-U.S. Credit Party shall be required to be pledged to secure, or to directly or indirectly provide security for, any Obligation of Xerium (for the avoidance of doubt, for purposes of this Section 5.10, the term “Obligation of Xerium” shall not include Xerium’s Guaranty of the Obligations of the Euro Borrower) and (iv) a Foreign Subsidiary or a Disregarded Domestic Subsidiary shall not be required to guaranty, or to pledge any of its assets to secure, or to directly or indirectly provide security for, any Obligations of the Credit Parties if, and to the extent that, following any written request from the Borrowers, the Administrative Agent determines in its reasonable judgment (as confirmed in writing by notice to the Borrowers) that the cost or other consequences to the Credit Parties (including any material adverse tax consequences) of providing such guaranty, pledge or security shall be excessive in view of the benefits to be obtained by the Banks therefrom.

5.11 Additional Material Real Estate Assets. In the event that any Credit Party acquires a Material Real Estate Asset or a Real Estate Asset owned or leased on the Closing Date becomes a Material Real Estate Asset and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of the Collateral Agent, for the benefit of the Secured Parties, then such Credit Party, as soon as practicable but in no event later than twenty (20) days after acquiring such Material Real Estate Asset, shall take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages, documents, instruments, agreements, opinions and certificates with respect to each such Material Real Estate Asset that Collateral Agent shall reasonably request to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in such Material Real Estate Assets; provided, that no Credit Party shall be required to take any action under this Section 5.11 that would result in material adverse tax consequences to Xerium under section 956 of the Code. The applicable Credit Party shall use its commercially reasonable efforts to cause a Landlord Personal Property Collateral Access Agreement and a Landlord Consent and Estoppel to be executed by the applicable landlord and delivered to the Collateral Agent (i) within 90 days after the Closing Date with respect to any Leasehold Property listed on Schedule 4.13(b) as a Leasehold Property and located in the United States and with respect to which aggregate payments under the terms of such lease are $500,000 or more per annum, and (ii) within 90 days after the acquisition of interest therein, any other Leasehold Property located in the United States which the Credit Party leases and with respect to which aggregate payments under the terms of such lease are $500,000 or more per annum. In addition to the foregoing, each Borrower shall, at the request of Requisite Banks, deliver, from time to time, to the Administrative Agent such appraisals as are required by law or regulation of Real Estate Assets with respect to which Collateral Agent has been granted a Lien.

5.12 Deposit Accounts; Securities Accounts. (a) Upon the occurrence and during the continuation of any Default or Event of Default, at the request of the Administrative Agent, Xerium shall and shall cause each of its Domestic Subsidiaries (i) to provide a true, correct and complete list in writing of the Credit Parties’ Deposit Accounts and Securities Accounts (other than any Immaterial Account), (ii) deposit in an Approved Deposit Account all cash received by them (other than cash in any Immaterial Account), (iii) not establish or maintain any Securities Account (other than any Immaterial Account) that is not a Control Account and (iv) not establish or maintain any Deposit Account (other than any Immaterial Account) that is not with a Deposit Account Bank.

(b) Upon the occurrence and during the continuation of any Default or Event of Default, at the request of the Administrative Agent, in the event that (i) any U.S. Credit Party or any Deposit Account Bank or Securities Intermediary at a financial institution at which a Control Account is open shall terminate a Deposit Account Control Agreement or a Securities Account Control Agreement for any reason, (ii) the Collateral Agent shall demand such termination as a result of the Deposit Account Bank or the Securities Intermediary at which a Control Account is open to comply with the applicable Collateral Document or (iii) the Collateral Agent determines in its sole discretion that the financial condition of the Deposit Account Bank or the Securities Intermediary at which a Control Account is open has materially deteriorated, Xerium shall cause the applicable Domestic Subsidiary to notify all of its obligors that were making payments to such terminated Deposit Account or Control Account , as the case may be, to make all future payments to another Approved Deposit Account or Control Account, as the case may be, in each case subject to a First Priority security interest in favor of the Collateral Agent for the benefit of the Secured Parties (subject only to Permitted Liens).

5.13 Further Assurances. To the extent not delivered to the Collateral Agent on or before the Closing Date, each Borrower agrees to, and to cause each of their respective Subsidiaries to, promptly do each of the following:

(a) with respect to any Material Subsidiary as of the Closing Date, subject to any limitations imposed by any Requirement of Law, execute and deliver to the Collateral Agent such Collateral Documents and amendments to Collateral Documents and to take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, opinions and certificates necessary or advisable to grant to the Collateral Agent for the benefit of the Secured Parties a perfected security interest (or applicable equivalent under foreign law) in the assets and Securities of such Material Subsidiary, including the filing of UCC financing statements (or the applicable equivalent) in such jurisdictions as may be required by the Collateral Documents or by any Requirement of Law or as may reasonably be requested by the Collateral Agent;

(b) deliver to the Collateral Agent the certificates (if any) representing the pledged Securities, together with in the case of certificated Securities, undated stock or equivalent powers endorsed in blank;

(c) (i) in the event that any Foreign Subsidiary incurs guaranty obligations (other than in connection with the Obligations) with respect to any Indebtedness of Xerium or any Domestic Subsidiary, in each case where such Indebtedness constitutes “United States property” held by such Foreign Subsidiary within the meaning of section 956 of the Code (such Indebtedness “Supported U.S. Indebtedness”), the Borrowers shall, upon the request of the Collateral Agent, cause such Foreign Subsidiary to become party to the Guaranty with respect to the Obligations of Xerium and (ii) in the event any Foreign Subsidiary pledges or grants a lien on or a security interest in any of its properties for the benefit of the Secured Parties with respect to any Supported U.S. Indebtedness, Xerium shall, upon the request of the Collateral Agent, cause such Foreign Subsidiary to pledge or grant a lien on or a security interest in such property for the benefit of the Secured Parties with respect to the Obligations of Xerium, in each case on a pari passu basis to the extent permitted by applicable law and by the terms of any prior pledges, liens or security interests; provided, however, that if within 30 days after the receipt of a request from the Collateral Agent under this Section 5.13(c), such guaranty obligations, lien or security interest, as applicable, in each case with respect to the relevant Supported U.S. Indebtedness, is terminated, then neither Xerium nor such Foreign Subsidiary shall be required to take any action pursuant to this Section 5.13(c) with respect to such Supported U.S. Indebtedness and the terminated guaranty obligations, lien or security interest;

(d) if reasonably requested by the Collateral Agent, deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance reasonably satisfactory to the Collateral Agent

(e) Notwithstanding the foregoing clauses (a) and (c)(i), no more than 66% of the total voting power of the Capital Stock of each first tier Foreign Subsidiary and each Disregarded Domestic Subsidiary of any U.S. Credit Party shall be required to be pledged to secure, or to directly or indirectly provide security for, any Obligation of Xerium, (ii) no obligation of a Foreign Subsidiary held by any U.S. Credit Party shall be required to be pledged to secure, or to directly or indirectly provide security for, any Obligation of Xerium and (iii) no Non-U.S. Credit Party shall be required to guaranty, and no assets of any Non-U.S. Credit Party shall be required to be pledged to secure, or to directly or indirectly provide security for, any Obligation of Xerium (for the avoidance of doubt, for purposes of this Section 5.13(e), the term “Obligation of Xerium” shall not include Xerium’s Guaranty of the Obligations of the Euro Borrower).

5.14 Intellectual Property. Unless otherwise consented to by Agents or Requisite Banks, Xerium and each of its Subsidiaries will continue to own or possess the right to use, free from any restrictions, all patents, trademarks, copyrights, trade secrets and domain names that are used in the operation of their respective businesses as presently conducted and as proposed to be conducted, except to the extent the failure to so own or possess could not reasonably be expected to have a Material Adverse Effect.

5.15 Know-Your-Customer Rules.

If:

(i) (A) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the Closing Date;

(B) any change in the status of a Credit Party after the Closing Date; or

(C) a proposed assignment or transfer by a Bank of any of its rights and obligations under this Agreement to a party that is not a Bank prior to such assignment or transfer,

obliges the Administrative Agent or any Bank (or, in the case of paragraph (C) above, any prospective new Bank) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Credit Party shall promptly upon the request of the Administrative Agent or any Bank supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Bank) or any Bank (for itself or, in the case of the event described in paragraph (C) above, on behalf of any prospective new Bank) in order for the Administrative Agent, such Bank or, in the case of the event described in paragraph (C) above, any prospective new Bank to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Credit Documents.

(ii) Each Bank shall promptly upon the request of the Administrative Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself) in order for the Administrative Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Credit Documents.

(iii) Xerium shall, by not less than 10 Business Days’ prior written notice to the Administrative Agent, notify the Administrative Agent (which shall promptly notify the Banks) that one of its Subsidiaries shall become a Guarantor pursuant to Section 5.10.

Following the giving of any notice pursuant to paragraph (iii) above, if the accession of such Subsidiary obliges the Administrative Agent or any Bank to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, Xerium shall promptly upon the request of the Administrative Agent or any Bank supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Bank) or any Bank (for itself or on behalf of any prospective new Bank) in order for the Administrative Agent or such Bank or any prospective new Bank to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement.

5.16 Pari Passu Ranking. Each Credit Party will, and will cause each of its Subsidiaries to ensure that its payment obligations under each of the Credit Documents rank and will at all times rank at least pari passu in right and priority of payment with all its other present and future unsubordinated indebtedness (actual or contingent) except indebtedness preferred solely by operation of law.

5.17 Maintenance of Ratings. At all times, the Borrowers shall use commercially reasonable efforts to maintain public corporate family rating and a public rating on the Term Loans from Moody’s and a public corporate rating and a public rating on the Term Loans from S&P.

5.18 Post-Closing Matters. Except as otherwise agreed by the Administrative Agent in its sole discretion, the Borrowers shall, and shall cause each of their Subsidiaries to, deliver each of the documents, instruments and agreements and take each of the actions set forth in the Post-Closing Letter Agreement within the time periods set forth therein (or such longer time periods as determined by the Administrative Agent in its sole discretion).

SECTION 6. NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations and cancellation or expiration of all Letters of Credit, such Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1 Indebtedness. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness or guaranty any Indebtedness, except:

(a) the Obligations;

(b) Indebtedness (other than as described in clause (q) below) of any of its Subsidiaries to Xerium or to any other Subsidiary of Xerium, or of Xerium owed to any Subsidiary of Xerium; provided, (i) any such Indebtedness payable to a Credit Party shall be made in the Ordinary Course, shall be evidenced by promissory notes and all such notes shall be subject to a perfected First Priority Lien pursuant to the applicable Collateral Documents, which notes shall be executed and delivered as soon as commercially practicable after the incurrence of such Indebtedness, (ii) all such Indebtedness of any Credit Party shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement which shall be entered into as soon as commercially practicable after the incurrence of such Indebtedness and shall be in form and substance reasonably satisfactory to the Administrative Agent, and (iii) any payment of such Indebtedness by any Guarantor Subsidiary under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any such Indebtedness owed by such Credit Party to Xerium or to any of its Subsidiaries for whose benefit such payment is made;

(c) unsecured Debt (including Subordinated Debt); provided, that (i) no Default or Event of Default is continuing under this Agreement or would result from such issuance, (ii) each Borrower is in compliance (and certifies as to such compliance) with Section 6.8(a) and (b) on a pro forma basis after giving effect to the such issuance (as determined in accordance with Section 6.8(e)), (iii) the proceeds of such issuance shall be used for Permitted Acquisitions, to fund Capital Expenditures permitted under this Agreement or to prepay the Loans in accordance with the terms hereof, (iv) such Debt shall have a maturity of not earlier than six (6) months after the Term Loan Maturity Date, (v) the documentation relating to such Debt shall not permit or provide for any scheduled amortization payments prior to the Term Loan Maturity Date and (vi) the documentation relating to such Debt shall not contain any covenant or event of default that is either (x) not substantially provided for in this Agreement or (y) more favorable to the holder of such Debt than the comparable covenant or event of default set forth in this Agreement, and, with respect to Subordinated Debt, shall contain customary subordination provisions pursuant to which such Subordinated Debt is subordinate to the prior payment in full of the Obligations;

(d) Indebtedness incurred by Xerium or any of its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of each Borrower or any such Subsidiary pursuant to such agreements, in connection with Permitted Acquisitions or permitted dispositions of any business, assets or Subsidiary of Xerium or any of its Subsidiaries;

(e) Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the Ordinary Course;

(f) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(g) [Reserved];

(h) guaranties or the provision of other credit support by a Borrower of Indebtedness of a Credit Party or guaranties or the provision of other credit support by a Credit Party of a Borrower of Indebtedness of a Borrower or a Credit Party with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1;

(i) Indebtedness, including the ability to draw on commitments to incur Indebtedness, described in Schedule 6.1(i), but not any extensions, renewals or replacements of such Indebtedness except (i) renewals and extensions expressly provided for in the agreements evidencing any such Indebtedness as the same are in effect on the date of this Agreement and (ii) refinancings and extensions of any such Indebtedness if the terms and conditions thereof are not materially less favorable, taken as a whole, to the obligor thereon or to the Banks than the Indebtedness being refinanced or extended, and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended (provided that a certificate of an Authorized Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that Xerium has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies Xerium within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees)); provided, such Indebtedness permitted under the immediately preceding clause (i) or (ii) above shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, (B) exceed in a principal amount the Indebtedness being renewed, extended or refinanced, except as to fees and expenses at refinancing or (C) be incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom;

(j) Indebtedness with respect to Capital Leases or purchase money Indebtedness (including any Attributable Indebtedness incurred in connection with any Sale and Lease Back Transaction that is otherwise permitted under clause (i) of Section 6.11) in an amount not to exceed in the aggregate (including any Indebtedness acquired in connection with a Permitted Acquisition) at any time the greater of $35,000,000 and 5.0% of the Consolidated Total Assets of Xerium; provided, any such purchase money Indebtedness shall be secured only to the asset(s) acquired in connection with the incurrence of such Indebtedness;

(k) other Indebtedness of Xerium and its Subsidiaries in an aggregate amount not to exceed at any time $30,000,000;

(l)(i) Indebtedness under the Factoring Agreements to which Xerium or any Subsidiary is party on the Closing Date as set forth on Schedule 1.1(a), and (ii) additional Indebtedness under Factoring Agreements in an aggregate amount not to exceed at any time $25,000,000;

(m) working capital facilities of any Subsidiary which are unsecured or are secured only by a Letter of Credit in an amount equal to the maximum principal amount of such facilities that has been issued under this Agreement;

(n) Hedging Obligations entered into for the purpose of hedging risks associated with the operations of Xerium and its Subsidiaries;

(o) Indebtedness under the Senior Notes Documents;

(p) provided that no Event of Default shall have occurred and be continuing or would occur as a consequence thereof, any replacement, renewal or refinancing of any Indebtedness described in Sections 6.1(c), (j), (k), (1) and (o) (collectively, the “Permitted Refinancing Indebtedness”) that (i) does not exceed the aggregate principal amount of the Indebtedness being replaced, renewed or refinanced, except as to fees and expenses at refinancing, (ii) does not have a maturity date earlier than the Indebtedness being replaced renewed or refinanced, (iii) does not rank at the time of such replacement, renewal or refinancing senior to the Indebtedness being replaced, renewed or refinanced, (iv) the obligors in respect of such Permitted Refinancing Indebtedness (including in their capacities as primary obligor and guarantor) are the same as for the Indebtedness being refinanced, (v) any Liens securing such Permitted Refinancing Indebtedness are not extended to any property which does not secure the Indebtedness being refinanced, and (vi) the terms of such Permitted Refinancing Indebtedness are not materially less favorable, taken as a whole, to Xerium and its Subsidiaries than the terms of the refinanced Indebtedness; and

(q) any intercompany loans advanced by any Credit Party (or any of its Subsidiaries) to any of its Subsidiaries (each an “Intercompany Borrower”) the proceeds of which are applied by the Intercompany Borrower to discharge its obligations under the Existing Credit Agreements; provided, that (i) all such Indebtedness of the Intercompany Borrower shall be evidenced by promissory notes, which notes shall be executed and delivered on or prior to the Closing Date and shall be subject to a perfected First Priority Lien pursuant to the applicable Collateral Documents (other than in the case of the intercompany loan made from Austria GmbH, as lender, to Italia SpA, as borrower, which such intercompany loan shall be evidenced by the Intra-Group On Demand Facility Agreement, dated as of the date hereof, between Austria GmbH and Italia SpA, and the receivables and related rights and claims under such agreement shall be subject to a perfected First Priority Lien pursuant to the Receivables Pledge Agreement, dated as of the date hereof, between Austria GmbH and the Collateral Agent) and (ii) all such Indebtedness of the Intercompany Borrower shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement which shall be entered into on or prior to the Closing Date and shall be in form and substance reasonably satisfactory to the Administrative Agent.

6.2 Liens. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Xerium or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, except:

(a) Liens in favor of the Collateral Agent for the benefit of the Secured Parties granted pursuant to any Credit Document;

(b) Liens for Taxes not then due or, if due, obligations with respect to such Taxes that are not at such time required to be paid pursuant to Section 5.3 or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted (provided that such contest operates to suspend collection of the contested tax) and for which an adequate reserve has been made in accordance with GAAP;

(c) statutory Liens of landlords, banks (and rights of set off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to section 401 (a)(29) or 412(n) of the Code or by ERISA), in each case incurred in the Ordinary Course (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of fifteen (15) days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(d) Liens incurred in the Ordinary Course in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(e) easements, rights of way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Xerium or any of its Subsidiaries;

(f) any (i) interest or title of a lessor or sublessor under any lease of real estate permitted hereunder, (ii) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to, or (iii) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (ii), so long as the holder of such restriction or encumbrance agrees to recognize the rights of such lessee or sublessee under such lease;

(g) Liens solely on any cash earnest money deposits made by Xerium or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(h) purported Liens evidenced by the filing of precautionary UCC financing statements or, for property located in foreign jurisdictions, the preparation and/or filing of functionally similar documents, relating solely to operating leases of personal property entered into in the Ordinary Course;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(k) (i) non-exclusive licenses of patents, trademarks and other intellectual property rights granted by Xerium or any of its Subsidiaries in the Ordinary Course and not interfering in any material respect with the ordinary conduct of the business of Xerium or such Subsidiary and (ii) leases or subleases granted by Xerium of any of its Subsidiaries to third parties in respect of surplus property which is not fundamental to the operation of the business in the Ordinary Course; provided that such leases and subleases are on arms- length commercial terms;

(l) existing Liens described in Schedule 6.2(l) and replacements thereof, so long as the replacement Liens encumber only the assets subject to the Liens being replaced and the replacement Liens secure obligations in an amount no greater than the obligations secured by the Liens being replaced;

(m) Liens securing Indebtedness permitted pursuant to Sections 6.1(j) and (k); provided, that (i) any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness and (ii) such Liens shall not secure Indebtedness permitted pursuant to Section 6.1(k) in an aggregate amount exceeding at any time $25,000,000;

(n) Liens granted by entities acquired pursuant to Section 6.9 prior to their acquisition and not in contemplation of such acquisition; provided that (i) such Liens were not created in contemplation of such acquisition, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and after-acquired property subjected to a Lien pursuant to terms existing at the time of such acquisition, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (iii) the Indebtedness secured thereby (or, as applicable, any modifications, replacements, renewals or extension thereof) is permitted under Section 6.1; provided, further, that any such Lien securing Indebtedness in an aggregate amount at any time outstanding in excess of $20,000,000 shall be permitted only to the extent that such Lien is discharged within five (5) months of the date of such acquisition.

(o) the Parallel Obligations;

(p) [Reserved];

(q) Liens securing Permitted Refinancing Indebtedness, provided that any such Lien shall encumber only the assets that secure the Indebtedness being replaced, renewed or refinanced by such of such Permitted Refinancing Indebtedness;

(r) existing Liens on a title report delivered pursuant to Section 3.1(h)(iv);

(s) any Liens arising by operation of law and any lien arising under customary retention of title arrangements (Eigentumsvorbehalt) of suppliers in the Ordinary Course;

(t) any Lien arising under the general terms and conditions of banks or Sparkassen (Allgemeine Geschäftsbedingungen der Banken oder Sparkassen) with whom Xerium or any of its Subsidiaries maintains a banking relationship with a financial institution in Germany;

(u) Liens on real estate which may not be prohibited to be created pursuant to section 1136 of the German Civil Code (Bürgerliches Gesetzbuch);

(v) Liens securing Indebtedness or obligations that do not exceed $25,000,000 (the “Lien Basket Amount”) at any time; provided, that not more than $10,000,000 of the Lien Basket Amount may relate to Liens encumbering assets located in the United States; and

(w) Liens in connection with the performance of any response action or remediation pursuant to Environmental Law as the result of the Release of Hazardous Materials at, on or beneath any real property, provided such Lien does not (a) take priority over any Lien of any Bank or Issuing Bank, and (b) does not materially or adversely affect the value or use of such real property.

6.3 [Reserved]

6.4 No Further Negative Pledges. Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale, (b) restrictions contained in any documents evidencing Subordinated Debt, in the Senior Notes Documents and any Permitted Refinancing Indebtedness with respect thereto; provided, that in respect of Subordinated Debt and in the Senior Notes Documents and any Permitted Refinancing Indebtedness with respect thereto, such restrictions do not restrict the ability to grant security interests as required under the Credit Documents or any agreement that refinances this Agreement, (c) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the Ordinary Course (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be), (d) restrictions in the agreements relating to Liens permitted to be incurred under Section 6.2 that limit the right of any Credit Party to dispose of or transfer the assets subject to such Liens, (e) provisions limiting the disposition or distribution of assets or property in sale-leaseback agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements, (f) any encumbrance or restriction in connection with an acquisition of property, so long as such encumbrance or restriction relates solely to the property so acquired and was not created in connection with or in anticipation of such acquisition, and (g) restrictions imposed by customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements that restrict the transfer of ownership interest in such partnership, limited liability company, joint venture or similar Person, provided that to the extent such restriction restricts the ability to grant security interests as required under the Credit Documents, such restrictions shall have existed prior to the Closing Date, no Credit Party nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

6.5 Restricted Payments. No Credit Party shall, nor shall it permit any of its Subsidiaries or Affiliates through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Payment, except:

(a) any Subsidiary may declare and pay or make any distributions to its shareholders, provided that such payments are made to all its shareholders proportionately based on their ownership interest in such Subsidiary;

(b) any Borrower or Subsidiary may make regularly scheduled payments of principal and interest in respect of any Indebtedness that is permitted by Section 6.1, but only to the extent permitted pursuant to the terms of such Indebtedness (including, without limitation, any subordination terms applicable to such Indebtedness);

(c) so long as no Default or Event of Default has occurred and is continuing, Xerium may repurchase, redeem or retain Common Stock in an amount not to exceed $7.0 million per annum solely for the purpose of repurchases of Common Stock from departing Xerium executives or satisfying the purchase price of equity award under, or paying withholding taxes payable with respect to, vested equity compensation programs; and

(d) so long as no Default or Event of Default has occurred and is continuing, Xerium may make additional Restricted Payments in an aggregate amount not to exceed (i) $10,000,000, plus (ii) the Retained Amount; provided, that, in the case of any Restricted Payment made under this clause (ii), at the time of and immediately after giving effect to such Restricted Payment and the use of proceeds thereof, (A) the Borrowers are in pro forma compliance with the financial covenants set forth in Sections 6.8(a) and (b) hereof (as determined in accordance with Section 6.8(e)), (B) the Leverage Ratio is less than or equal to 3.00 to 1.00, in each case, as determined on the basis of the financial information most recently delivered to the Administrative Agent by the Borrowers pursuant to Section 5.1 and (C) no Default or Event of Default has occurred and is continuing or would result therefrom.

6.6 Restrictions on Subsidiary Distributions. Except as provided herein and as provided in the Senior Notes Documents or documents governing any Permitted Refinancing Indebtedness with respect thereto, no Credit Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Xerium to (a) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by Xerium or any other Subsidiary of Xerium, (b) repay or prepay any Indebtedness owed by such Subsidiary to Xerium or any other Subsidiary of Xerium, (c) make loans or advances to Xerium or any other Subsidiary of Xerium, or (d) transfer any of its property or assets to Xerium or any other Subsidiary of Xerium, other than restrictions (i) in agreements evidencing Indebtedness permitted by Section 6.1(k) that impose restrictions on the property so acquired; (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the Ordinary Course; (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement; (iv) in any agreement for the sale or other disposition of a Subsidiary that restricts distributions by that Subsidiary pending the sale or other disposition; (v) in provisions in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any class of Capital Stock of a Person other than on a pro rata basis; (vi) in any instrument governing Indebtedness or Capital Stock of a Person acquired by Xerium or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by Section 6.1; and (vii) in any intercompany arrangement entered into for tax planning purposes so long as such arrangement may be terminated at any time at the direction of Xerium or any other Party in its sole discretion.

6.7 Investments. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including without limitation any Joint Venture, except:

(a) Investments in Cash and Cash Equivalents;

(b) (i) equity Investments and loans as of the Closing Date in or to Xerium or any of its Subsidiaries, (ii) equity Investments and loans made after the Closing Date in or to any Borrower or any Guarantor Subsidiary, or by a non-Credit Party in another non-Credit Party and (iii) equity Investments or transfers of assets made after the Closing Date by a Credit Party in or to a Subsidiary of Xerium that is not a Credit Party, so long as, with respect to equity Investments or transfers of assets under this clause (iii), the aggregate amount of such equity Investments and the aggregate fair market value of such transfers of assets, does not exceed at any time (A) $30,000,000 plus (B) the Retained Amount; provided, that, in the case of any Investments made under this clause (B), at the time of and immediately after giving effect to such Investment, (A) the Borrowers are in pro forma compliance with the financial covenants set forth in Sections 6.8(a) and (b) hereof (as determined in accordance with Section 6.8(e)), (B) the Leverage Ratio is less than or equal to 3.50 to 1.00, in each case, as determined on the basis of the financial information most recently delivered to the Administrative Agent by the Borrowers pursuant to Section 5.1 and (C) no Default or Event of Default has occurred and is continuing or would result therefrom; provided further that, for purposes of this clause (iii), at any given time the amount of cash distributions and dividends or other similar amounts received in respect of such equity Investments and the amount of cash consideration received in respect of such transfers of assets, in each case, up to the value of such equity Investments or transfers of assets, as applicable, used to calculate the aggregate amount of the equity Investments and transfers of assets made pursuant to this clause (iii), shall be netted against the outstanding aggregate amount of equity Investments and transfers of assets made pursuant to this clause (iii);

(c) Investments (i) in any Securities received in satisfaction or partial satisfaction of obligations of financially troubled account debtors and (ii) deposits, prepayments and other credits to suppliers made in Xerium’s and its Subsidiaries’ Ordinary Course;

(d) intercompany loans and guaranties to the extent permitted under Sections 6.1(b), (d), (e), (g) and (h);

(e) Consolidated Capital Expenditures permitted by Section 6.8(d);

(f) loans and advances to employees of Xerium and its Subsidiaries made in the Ordinary Course in an aggregate principal amount not to exceed $2,000,000 in the aggregate at any one time outstanding;

(g) Investments made in connection with Permitted Acquisitions permitted pursuant to and in accordance with Section 6.9; provided that shares of Common Stock may be issued as consideration in connection with Permitted Acquisitions so long as Xerium is in compliance, on a pro forma basis, with the financial covenants set forth in Sections 6.8(a) and (b) (as determined in accordance with Section 6.8(e));

(h) Investments received in lieu of Cash in connection with Asset Sales permitted by and in accordance with Section 6.9;

(i) Investments described in Schedule 6.7(i);

(j) Investments in Permitted Joint Ventures in an aggregate amount not to exceed at any time $20,000,000; and

(k) other Investments (including without limitation Investments in Subsidiaries which are not wholly owned, directly or indirectly, by any Borrower) in an aggregate amount not to exceed at any time (i) $30,000,000 plus (ii) the Retained Amount; provided, that, in the case of any Investments made under this clause (ii), at the time of and immediately after giving effect to such Investment, (A) the Borrowers are in pro forma compliance with the financial covenants set forth in Sections 6.8(a) and (b) hereof (as determined in accordance with Section 6.8(e)), (B) the Leverage Ratio is less than or equal to 3.50 to 1.00, in each case, as determined on the basis of the financial information most recently delivered to the Administrative Agent by the Borrowers pursuant to Section 5.1 and (C) no Default or Event of Default has occurred and is continuing or would result therefrom; provided further that for purposes of this Section 6.7(k), at any given time the amount of any cash repayments of principal, interest, distributions and dividends or other similar amounts received in respect of any such Investments, up to the value of such Investments used to calculate the aggregate amount of other Investments made under this Section 6.7(k), shall be netted against the then outstanding aggregate amount of other Investments made under this Section 6.7(k).

Notwithstanding the foregoing, in no event shall any Credit Party make any Investment which results in or facilitates in any manner any Restricted Payment not otherwise permitted under the terms of Section 6.5.

6.8 Financial Covenants.

(a) Interest Coverage Ratio. Xerium shall not permit the Interest Coverage Ratio for any period of four consecutive Fiscal Quarters ending with any Fiscal Quarter set forth below to be less than the ratio set forth below opposite such Fiscal Quarter:

Fiscal Quarter	Interest Coverage Ratio
September 30, 2011	2.25 to 1.00
December 31, 2011	2.25 to 1.00
March 31, 2012	2.25 to 1.00
June 30, 2012	2.25 to 1.00
September 30, 2012	2.25 to 1.00
December 31, 2012	2.25 to 1.00
March 31, 2013	2.50 to 1.00
June 30, 2013	2.50 to 1.00
September 30, 2013	2.50 to 1.00
December 31, 2013	2.75 to 1.00
March 31, 2014	2.75 to 1.00
June 30, 2014	2.75 to 1.00
September 30, 2014	2.75 to 1.00
December 31, 2014	2.75 to 1.00
March 31, 2015	2.75 to 1.00
June 30, 2015	2.75 to 1.00
September 30, 2015	2.75 to 1.00
December 31, 2015	3.00 to 1.00
March 31, 2016	3.00 to 1.00
June 30, 2016	3.00 to 1.00
September 30, 2016	3.00 to 1.00
December 31, 2016 and thereafter	3.25 to 1.00

(b) Leverage Ratio. Xerium shall not permit the Leverage Ratio for any period of four consecutive Fiscal Quarters ending with any Fiscal Quarter set forth below to be greater than the ratio set forth below opposite such Fiscal Quarter:

Fiscal Quarter	Leverage Ratio
September 30, 2011	5.50 to 1.00
December 31, 2011	5.50 to 1.00
March 31, 2012	5.50 to 1.00
June 30, 2012	5.25 to 1.00
September 30, 2012	5.25 to 1.00
December 31, 2012	5.25 to 1.00
March 31, 2013	5.00 to 1.00
June 30, 2013	5.00 to 1.00
September 30, 2013	4.75 to 1.00
December 31, 2013	4.75 to 1.00
March 31, 2014	4.50 to 1.00
June 30, 2014	4.50 to 1.00
September 30, 2014	4.25 to 1.00
December 31, 2014	4.25 to 1.00
March 31, 2015	4.00 to 1.00
June 30, 2015	4.00 to 1.00
September 30, 2015	4.00 to 1.00
December 31, 2015	3.75 to 1.00
March 31, 2016	3.50 to 1.00
June 30, 2016	3.50 to 1.00
September 30, 2016	3.50 to 1.00
December 31, 2016	3.50 to 1.00
March 31, 2017 and thereafter	3.25 to 1.00

(c) [Reserved]

(d) Maximum Consolidated Capital Expenditures. Xerium shall not, and shall not permit its Subsidiaries to, make or incur Consolidated Capital Expenditures, in any Fiscal Year indicated below, in an aggregate amount for Xerium and its Subsidiaries in excess of the corresponding amount (“Maximum Consolidated Capital Expenditures”) set forth below opposite such Fiscal Year (exclusive of capital expenditures paid with Net Insurance/Condemnation Proceeds in accordance with Section 2.14(b)):

Fiscal Year	Maximum Consolidated Capital Expenditures
2011	$40,000,000.00
2012	$43,000,000.00
2013	$41,000,000.00
2014	$41,000,000.00
2015	$42,000,000.00
2016	$42,000,000.00
2017	$42,000,000.00

provided, that the Maximum Consolidated Capital Expenditures for any Fiscal Year shall be increased by (i) an amount equal to 50% of the portion of Maximum Consolidated Capital Expenditures not expended in the immediately preceding Fiscal Year (the “Roll-Over Amount”) and (ii) the Retained Amount; provided, further, that, in the case of any Consolidated Capital Expenditure made under this clause (ii), at the time of and immediately after giving effect to such Consolidated Capital Expenditure, (A) the Borrowers are in pro forma compliance with the financial covenants set forth in Sections 6.8(a) and (b) hereof (as determined in accordance with Section 6.8(e)), (B) the Leverage Ratio is less than or equal to 3.50 to 1.00, in each case, as determined on the basis of the financial information most recently delivered to the Administrative Agent by the Borrowers pursuant to Section 5.1 and (C) no Default or Event of Default has occurred and is continuing or would result therefrom; provided, further, that any Roll-Over Amount not expended in the applicable Fiscal Year shall not be added to the amount of Maximum Consolidated Capital Expenditures for the immediately succeeding Fiscal Year.

(e) Certain Calculations. (i) With respect to any period during which a Permitted Acquisition or an Asset Sale has occurred (each, a “Subject Transaction”), for purposes of determining compliance with the financial covenants set forth in this Section 6.8 or with any other financial ratios set forth in this Agreement, Adjusted EBITDA shall be calculated with respect to such period on a pro forma basis (including (x) pro forma adjustments arising out of events which are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the Securities and Exchange Commission, which would include cost savings resulting from head count reduction, closure of facilities and similar restructuring charges and applicable interest expense shall be calculated with respect to such period on a pro rata basis, which pro forma adjustments shall be certified by the chief financial officer of Xerium and (y) such other adjustments in an aggregate amount not to exceed 10% of the Adjusted EBITDA of Xerium and its Subsidiaries for the period of four most recent consecutive Fiscal Quarters for which financial statements have been delivered in accordance with Section 5.1 (calculated without giving any effect to pro forma adjustments in accordance with the foregoing clause (x)) that are acceptable to the Administrative Agent) using the historical audited financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of Xerium and its Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period).

(ii) Whenever pro forma effect is to be given to any transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of Xerium. Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of Xerium to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

6.9 Fundamental Changes; Disposition of Assets; Acquisitions. No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub lease (as lessor or sublessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and Capital Expenditures in the Ordinary Course) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

(a) any Subsidiary of Xerium may be merged with or into a Borrower or any other Subsidiary, or be liquidated, wound up or dissolved; provided, however, in the case of such a merger involving a Borrower or a Guarantor Subsidiary merging with a non-Guarantor Subsidiary, such Borrower or Guarantor Subsidiary shall be the continuing or surviving Person;

(b) sales or other dispositions of assets that do not constitute Asset Sales;

(c) Asset Sales, the proceeds of which (valued at the principal amount thereof in the case of non-Cash proceeds consisting of notes or other debt Securities and valued at fair market value in the case of other non-Cash proceeds) when aggregated with the proceeds of all other Asset Sales made within the same Fiscal Year, are less than $35,000,000 (excluding proceeds from the Australia Asset Sales and the Vietnam Asset Sales); provided (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of such Credit Party (or similar governing body)), (2) in the case of any Asset Sale generating aggregate Net Asset Sale Proceeds in excess of $1,000,000 no less than 75% thereof shall be paid in Cash (for purposes of this clause (2), each of the following will be deemed to be cash: (A) Cash Equivalents and (B) any Indebtedness, as shown on Xerium’s most recent consolidated balance sheet, of any Credit Party or Subsidiary (other than Indebtedness that is by its terms subordinated to the Loans) that is assumed by the transferee of any such assets pursuant to an agreement that releases such Credit Party or Subsidiary from, or indemnifies such Credit Party or Subsidiary against, any liability under, and any Liens on such assets securing, such Indebtedness, and (3) the Net Asset Sale Proceeds thereof shall be applied as required by Section 2.14(a);

(d) disposals of obsolete, worn out or surplus property, and any assets acquired in connection with the acquisition of another Person in a division or line of business of such Person reasonably determined by the acquirer to be surplus assets;

(e) Permitted Acquisitions, so long as (i) the Common Stock of Xerium is used as 100% of the consideration in connection therewith or (ii) cash of Xerium or any of its Subsidiaries is used as all or a portion of the consideration; provided that, in the case of clause (ii), Xerium can demonstrate that, on a pro forma basis, the Leverage Ratio of Xerium is at least 0.5x inside the then applicable Leverage Ratio under Section 6.8(b) (as determined in accordance with Section 6.8(e) on the basis of the financial information most recently delivered to the Administrative Agent by the Borrowers pursuant to Section 5.1); and

(f) Investments made in accordance with Section 6.7; and

(g) disposals of real estate which may not be prohibited pursuant to section 1136 of the German Civil Code.

6.10 Disposal of Subsidiary Interests. Except for any contribution or sale of its interests in the Capital Stock of any of its Subsidiaries in compliance with the provisions of Section 6.9 or pursuant to the Collateral Documents, no Credit Party shall, nor shall it permit any of its Subsidiaries to, (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to qualify directors if required by applicable law; or (b) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to another Credit Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by applicable law.

6.11 Sales and Lease Backs. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Credit Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than Xerium or any of its Subsidiaries), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party to any Person (other than Xerium or any of its Subsidiaries) in connection with such lease (any such transaction, a “Sale and Lease Back Transaction”), unless, in each case, (i) the sale of such property is permitted by Section 6.9, (ii) any Lien arising in connection with the use of such property by any Credit Party or any of its Subsidiaries is permitted by Section 6.2 and (iii) any Attributable Indebtedness of any Credit Party or any of its Subsidiaries in respect of such lease is permitted under Section 6.1.

6.12 Transactions with Shareholders and Affiliates. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of such Credit Party or its Subsidiaries on terms that are less favorable to such Credit Party or its Subsidiaries, as the case may be, than those that might be obtained at the time from a Person who is not an Affiliate of such Credit Party or its Subsidiaries; provided, the foregoing restriction shall not apply to (a) any transaction among Xerium or any of its Subsidiaries; (b) reasonable and customary fees paid to members of the board of directors (or similar governing body) of Xerium and its Subsidiaries; (c) compensation arrangements for officers and other employees of Xerium and its Subsidiaries entered into in the Ordinary Course; and (d) transactions described in Schedule 6.12.

6.13 Conduct of Business. From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by one or more Credit Parties on the Closing Date and similar or related businesses and (ii) such other lines of business as may be consented to by Requisite Banks.

6.14 [Reserved].

6.15 Amendments or Waivers to Organizational Documents. No Credit Party shall terminate or agree to any amendment, restatement, supplement or other modification to, any Organizational Document that would be materially adverse to the Banks.

6.16 Amendments or Waivers to Certain Indebtedness. No Credit Party shall, nor shall it permit any of its Subsidiaries to, amend or otherwise change the terms of any Indebtedness incurred pursuant to Section 6.1(c) or Section 6.1(o) or any Permitted Refinancing Indebtedness with respect thereto or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate or the amortization rate on such Indebtedness or such Permitted Refinancing Indebtedness, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions of such Indebtedness or such Permitted Refinancing Indebtedness (or any guaranty thereof), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Indebtedness or such Permitted Refinancing Indebtedness (or a trustee or other representative on their behalf) which would be adverse to any Credit Party or Banks.

6.17 Fiscal Year. No Credit Party shall, nor shall it permit any of its Subsidiaries to, change its Fiscal Year end from December 31st.

6.18 German Obligors. The provisions of Section 6.7 (Investments), Section 6.9 (Fundamental Changes; Disposition of Assets; Acquisitions), Section 6.13 (Conduct of Business), Section 6.15 (Amendments or Waivers of Organizational Documents) and Section 6.17 (Fiscal Year) (the “Relevant Restrictive Covenants”) shall not apply in respect to any Credit Party in form of a limited liability company (Gesellschaft mit beschränkter Haftung) or a stock corporation (Aktiengesellschaft) whose jurisdiction of incorporation is the Federal Republic of Germany or any of its Subsidiaries from time to time whose jurisdiction of incorporation is the Federal Republic Germany (each a “German Entity”) provided that:

(a) if a German Entity intends to carry out any of the acts or take any of the steps referred to in the Relevant Restrictive Covenants (and not otherwise generally permitted by the Relevant Restrictive Covenants), Xerium shall give the Administrative Agent no less than five (5) Business Days’ prior written notice of such intention;

(b) the Administrative Agent shall be entitled within twenty (20) Business Days of receipt of such notice to request the relevant German Entity to supply to the Administrative Agent (in sufficient copies for all Banks) any relevant information in connection with the proposed action or steps referred to in such notice and such German Entity shall promptly so supply the Administrative Agent;

(c) the Administrative Agent shall notify Xerium, within twenty (20) Business Days of receipt of the notice referred to in paragraph (a) above (or if the Administrative Agent has requested additional information as provided for in paragraph (b) above, within 20 Business Days of receipt of such information) whether or not the proposed action or steps could, in the reasonable opinion of the Administrative Agent (acting on the instructions of the Requisite Banks), have a Material Adverse Effect; and

(d) if the proposed action or steps could have a Material Adverse Effect or the relevant twenty (20) Business Day period has not expired prior to the Administrative Agent having made a determination (as set out in paragraph (c) above) and the relevant German Entity nevertheless takes such action or steps, the Administrative Agent shall be entitled to effect (and, if so instructed by the Requisite Banks, shall effect) acceleration of all Obligations to the same extent as stated in Section 8.1 (Events of Default), provided that, for the avoidance of doubt, no failure of any German Entity to perform or comply with an obligation under a Relevant Restrictive Covenant shall of itself constitute an Event of Default

SECTION 7. GUARANTY

7.1 Guaranty of the Obligations.

(a) Subject to the provisions of Sections 7.2 and 7.14, the Non-U.S. Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to the Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Non-U.S. Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Non-U.S. Guaranteed Obligations”)

(b) Subject to the provisions of Section 7.2, the U.S. Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to the Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

7.2 Contribution by Guarantors.

(a) All Non-U.S. Guarantors desire to allocate among themselves (collectively, the “Non-U.S. Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Non-U.S. Guarantor (a “Non-U.S. Funding Guarantor”) under this Guaranty such that its Non-U.S. Aggregate Payments exceed its Non-U.S. Fair Share as of such date, such Non-U.S. Funding Guarantor shall be entitled to a contribution from each of the other Non-U.S. Contributing Guarantors in an amount sufficient to cause each Non-U.S. Contributing Guarantor’s Non-U.S. Aggregate Payments to equal its Non-U.S. Fair Share as of such date, subject, however to the limitations applicable to certain Non-U.S. Guarantors as set out in Section 7.14. “Non-U.S. Fair Share” means, with respect to a Non-U.S. Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Non-U.S. Fair Share Contribution Amount with respect to such Non-U.S. Contributing Guarantor to (ii) the aggregate of the Non-U.S. Fair Share Contribution Amounts with respect to all Non-U.S. Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Non-U.S. Funding Guarantors under this Guaranty in respect of the Non-U.S. Guaranteed Obligations. “Non-U.S. Fair Share Contribution Amount” means, with respect to a Non-U.S. Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Non-U.S. Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under section 548 of Title 11 of the United

States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Non-U.S. Fair Share Contribution Amount” with respect to any Non-U.S. Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Non-U.S. Contributing Guarantor arising by virtue of (a) any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder (b) any liabilities of such Non-U.S. Contributing Guarantor in respect of intercompany Indebtedness to any Borrower to the extent that such Indebtedness would be discharged in an amount equal to the amount paid by such Non-U.S. Contributing Guarantor hereunder shall not be considered as assets or liabilities of such Non-U.S. Contributing Guarantor. “Non-U.S. Aggregate Payments” means, with respect to a Non-U.S. Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Non-U.S. Contributing Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Non-U.S. Contributing Guarantor from the other Non-U.S. Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Non-U.S. Funding Guarantor. The allocation among Non-U.S. Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Non-U.S. Contributing Guarantor hereunder. Each Non-U.S. Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2(a).

(b) All U.S. Guarantors desire to allocate among themselves (collectively, the “U.S. Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a U.S. Guarantor (a “U.S. Funding Guarantor”) under this Guaranty such that its U.S. Aggregate Payments exceed its U.S. Fair Share as of such date, such U.S. Funding Guarantor shall be entitled to a contribution from each of the other U.S. Contributing Guarantors in an amount sufficient to cause each U.S. Contributing Guarantor’s U.S. Aggregate Payments to equal its U.S. Fair Share as of such date. “U.S. Fair Share” means, with respect to a U.S. Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the U.S. Fair Share Contribution Amount with respect to such U.S. Contributing Guarantor to (ii) the aggregate of the U.S. Fair Share Contribution Amounts with respect to all U.S. Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all U.S. Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “U.S. Fair Share Contribution Amount” means, with respect to a U.S. Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such U.S. Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “U.S. Fair Share Contribution Amount” with respect to any U.S. Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such U.S. Contributing Guarantor arising by virtue of (a) any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder or (b) any liabilities of such U.S. Contributing Guarantor in respect of intercompany Indebtedness to any Borrower to the extent that such Indebtedness would be discharged in an amount equal to the amount paid by such U.S. Contributing Guarantor hereunder shall not be considered as assets or liabilities of such U.S. Contributing Guarantor. “U.S. Aggregate Payments” means, with respect to a U.S. Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such U.S. Contributing Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such U.S. Contributing Guarantor from the other U.S. Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable U.S. Funding Guarantor. The allocation among U.S. Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any U.S. Contributing Guarantor hereunder. Each U.S. Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2(b).

7.3 Payment by Guarantors

(a) Subject to Section 7.2(a) and subject to the limitations applicable to certain Non-U.S. Guarantors as set out in Section 7.14, Non-U.S. Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Non-U.S. Guarantor by virtue hereof, that upon the failure of the Euro Borrower to pay any of the Non-U.S. Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Non-U.S. Guarantors will upon demand pay, or cause to be paid, in Cash, to the Administrative Agent for the ratable benefit of the Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Non-U.S. Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Non-U.S. Guaranteed Obligations (including interest which, but for the Euro Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Non-U.S. Guaranteed Obligations, whether or not a claim is allowed against the Euro Borrower for such interest in the related bankruptcy case) and all other Non-U.S. Guaranteed Obligations then owed to Beneficiaries as aforesaid.

(b) Subject to Section 7.2(b), U.S. Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any U.S. Guarantor by virtue hereof, that upon the failure of a Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), U.S. Guarantors will upon demand pay, or cause to be paid, in Cash, to the Administrative Agent for the ratable benefit of the Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for any Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against such Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

7.4 Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Non-U.S. Guaranteed Obligations or Guaranteed Obligations, as the case may be. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of such Guarantor and not merely a contract of surety;

(b) the Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between any Borrower and any Beneficiary with respect to the existence of such Event of Default;

(c) the obligations of such Guarantor hereunder are independent of the obligations of any Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of any Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against any Borrower or any of such other guarantors and whether or not any Borrower is joined in any such action or actions;

(d) payment by any Guarantor of a portion, but not all, of the Non-U.S. Guaranteed Obligations or Guaranteed Obligations, as the case may be, shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Non-U.S. Guaranteed Obligations or Guaranteed Obligations, as the case may be, which has not been paid. Without limiting the generality of the foregoing, if the Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Non-U.S. Guaranteed Obligations or Guaranteed Obligations, as the case may be, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Non-U.S. Guaranteed Obligations or Guaranteed Obligations, as the case may be, that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Non-U.S. Guaranteed Obligations or Guaranteed Obligations, as the case may be;

(e) any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Non-U.S. Guaranteed Obligations or Guaranteed Obligations, as the case may be; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Non-U.S. Guaranteed Obligations or Guaranteed Obligations, or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Non-U.S. Guaranteed Obligations or Guaranteed Obligations, as the case may be, and take and hold security for the payment hereof or the Non-U.S. Guaranteed Obligations or Guaranteed Obligations, as the case may be; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Non-U.S. Guaranteed Obligations or Guaranteed Obligations, as the case may be, any other guaranties of the Non-U.S. Guaranteed Obligations or Guaranteed Obligations, as the case may be, or any other obligation of any Person (including any other Guarantor) with respect to the Non-U.S. Guaranteed Obligations or Guaranteed Obligations, as the case may be, provided, however, that no Credit Document to which such Guarantor is party may be amended without its written consent; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Non-U.S. Guaranteed Obligations or Guaranteed Obligations, as the case may be, and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or the applicable documentation creating Hedging Obligations and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or non-judicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any Borrower or any security for the Non-U.S. Guaranteed Obligations or Guaranteed Obligations, as the case may be; and (vi) exercise any other rights available to it under the Credit Documents or the applicable documentation creating Hedging Obligations; and

(f) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation (subject, however, to the limitations applicable to certain Non-U.S. Guarantors as set out in Section 7.14), impairment, discharge or termination for any reason (other than payment in full of the Non-U.S. Guaranteed Obligations and Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents or the applicable documentation creating Hedging Obligations, at law, in equity or otherwise) with respect to the Non-U.S. Guaranteed Obligations or Guaranteed Obligations, as the case may be, or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Non-U.S. Guaranteed Obligations or Guaranteed Obligations, as the case may be; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, any of the applicable documentation creating Hedging Obligations or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Non-U.S. Guaranteed Obligations or Guaranteed Obligations, as the case may be, in each case whether or not in accordance with the terms hereof or such Credit Document, such applicable documentation creating Hedging Obligations or any agreement relating to such other guaranty or security; (iii) the Non-U.S. Guaranteed Obligations or Guaranteed Obligations, as the case may be, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or any of the applicable documentation creating Hedging Obligations or from the proceeds of any security for the Non-U.S. Guaranteed Obligations or Guaranteed Obligations, as the case may be, except to the extent such security also serves as collateral for indebtedness other than the Non-U.S. Guaranteed Obligations or Guaranteed Obligations) to the payment of indebtedness other than the Non-U.S. Guaranteed Obligations or Guaranteed Obligations, as the case may be, even though any Beneficiary might have elected to apply such payment to any part or all of the Non-U.S. Guaranteed Obligations or Guaranteed Obligations, as the case may be; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Xerium or any of its Subsidiaries and to any corresponding restructuring of the Non-U.S. Guaranteed Obligations or Guaranteed Obligations, as the case may be; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Non-U.S. Guaranteed Obligations or Guaranteed Obligations, as the case may be; (vii) any defenses, set offs or counterclaims which any Borrower may allege or assert against any Beneficiary in respect of the Non-U.S. Guaranteed Obligations or Guaranteed Obligations, as the case may be, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; (viii) any law or regulation of any jurisdiction or any other event affecting any term of the Non-U.S. Guaranteed Obligations or Guaranteed Obligations, as the case may be; and (ix) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Non-U.S. Guaranteed Obligations or Guaranteed Obligations, as the case may be.

(g) Notwithstanding anything to the contrary herein or in any Credit Document, this guarantee given by any guarantor organized under Austrian law (each an “Austrian Guarantor”) is meant to be and shall be interpreted as abstract guarantee (“abstrakter Garantievertrag”) and not as surety (“Bürgschaft” ), neither as a joint obligation as a borrower (“Mitschuldner”) and such Austrian Guarantor undertakes to pay unconditionally, irrevocably, upon first demand and without raising any defenses (“unbedingt, unwiderruflich, über erste Aufforderung und unter Verzicht auf alle Einwendungen”) any amounts demanded by any of the Beneficiaries under reference to this guarantee.

(h) Notwithstanding anything to the contrary herein or in any Credit Document, to the extent that this guarantee is granted by any guarantor organized under German law, such guarantee is granted in the form of an abstract guarantee (abstraktes Garantieversprechen) and not as a surety (Buergschaft) or as a joint obligation as borrower (Mitschuldübernahme), and any German Guarantor undertakes, subject to Section 7.14(f) hereof, to pay unconditionally, irrevocably, upon first demand and without raising any defenses (unbedingt, unwiderruflich, auf erstes Anfordern und unter Verzicht auf alle

Einwendungen und Einreden) any amounts demanded by any of the Beneficiaries under reference to this guarantee. Each German Guarantor hereby confirms to the Administrative Agent and each Beneficiary that (i) it has thoroughly read this guarantee and understands that it may be liable hereunder for payments in excess of the amounts of the Loans, (ii) it has discussed this guarantee with its legal counsel prior to entering into this Agreement, and (iii) in the past it has entered into such guarantees as a guarantor before.

(i) Notwithstanding anything to the contrary herein or in any Credit Document, any guarantee given by any guarantor organized under French law is and shall be interpreted as an autonomous guarantee (garantie autonome) as defined in Article 2321 of the French Civil Code and not as a surety (caution), nor as a joint and several obligation as a borrower (obligation solidaire) and such French Guarantor undertakes to pay unconditionally, irrevocably, upon first demand and without raising any defenses, except in cases of manifest abuse or fraud by the Beneficiaries, any amounts demanded by any of the Beneficiaries pursuant to such guarantee.

7.5 Waivers by Guarantors. To the fullest extent permitted by any Requirement of Law, each Guarantor hereby waives, for the benefit of the Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against any Borrower, any other guarantor (including any other Guarantor) of the Non-U.S. Guaranteed Obligations or Guaranteed Obligations, as the case may be or any other Person, (ii) proceed against or exhaust any security held from any Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of any Borrower or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Non-U.S. Guaranteed Obligations or Guaranteed Obligations, as the case may be, or any agreement or instrument relating thereto or by reason of the cessation of the liability of any Borrower or any other Guarantor from any cause other than payment in full of the Non-U.S. Guaranteed Obligations or Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Non-U.S. Guaranteed Obligations or Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the applicable documentation creating Hedging Obligations or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Non-U.S. Guaranteed Obligations or Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to any Borrower and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof, subject to the limitations applicable to certain Non-U.S. Guarantors as set out in Section 7.14.

The Brazilian Guarantors hereby expressly waive, to the fullest extent allowed by the laws of Brazil, all legal benefits and rights available to them under the laws of Brazil, including, but not limited to, inter alia the benefits and rights set forth in Articles 333, sole paragraph; 366; 827, 829; 834; 835; 837; 838 and 839 of Law No. 10,406, of January 10, 2002, as amended (the Brazilian Civil Code) and Article 595 of Law No. 5,869, of January 11, 1973, as amended (the Brazilian Civil Procedure Code).

7.6 Guarantors’ Rights of Subrogation, Contribution, etc. Until the Non-U.S. Guaranteed Obligations and Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against any Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its respective obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against any Borrower with respect to the Non-U.S. Guaranteed Obligations or Guaranteed Obligations, as the case may be, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against any Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Non-U.S. Guaranteed Obligations and Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Non-U.S. Guaranteed Obligations or Guaranteed Obligations, as the case may be, including, without limitation, any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against any Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against any Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Non-U.S. Guaranteed Obligations and Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent on behalf of the Beneficiaries and shall forthwith be paid over to the Administrative Agent for the benefit of the Beneficiaries to be credited and applied against the Non-U.S. Guaranteed Obligations or Guaranteed Obligations, as the case may be, whether matured or unmatured, in accordance with the terms hereof.

7.7 Subordination of Other Obligations. Any Indebtedness of any Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Non-U.S. Guaranteed Obligations and Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of the Beneficiaries and shall forthwith be paid over to the Administrative Agent for the benefit of the Beneficiaries to be credited and applied against the Non-U.S. Guaranteed Obligations or Guaranteed Obligations, as the case may be, but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof, subject, however to the limitations applicable to certain Non-U.S. Guarantors as set out in Sections 7.13 and 7.14.

7.8 Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Non-U.S. Guaranteed Obligations and Guaranteed Obligations shall have been paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Non-U.S. Guaranteed Obligations or Guaranteed Obligations, as the case may be.

7.9 Authority of Guarantors or Borrowers. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or any Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

7.10 Financial Condition of Each Borrower. Any Credit Extension may be made to any Borrower or continued from time to time, and any applicable documentation creating Hedging Obligations may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of such Borrower at the time of any such grant or continuation or at the time such applicable documentation creating Hedging Obligations is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of any Borrower. Each Guarantor has adequate means to obtain information from each Borrower on a continuing basis concerning the financial condition of such Borrower and its ability to perform its respective obligations under the Credit Documents and the applicable documentation creating Hedging Obligations, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of each Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of any Borrower now known or hereafter known by any Beneficiary.

7.11 Bankruptcy, etc.

(a) So long as any Non-U.S. Guaranteed Obligations or Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of the Administrative Agent acting pursuant to the instructions of Requisite Banks, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against any Borrower or any other Guarantor, subject to the limitations applicable to certain Non-U.S. Guarantors as set out in Section 7.13 and Section 7.14. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of any Borrower or any other Guarantor or by any defense which any Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Non-U.S. Guaranteed Obligations and Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Non-U.S. Guaranteed Obligations and Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Non-U.S. Guaranteed Obligations and Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Non-U.S. Guaranteed Obligations and Guaranteed Obligations which are guaranteed by the applicable Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve any Borrower of any portion of such Non-U.S. Guaranteed Obligations or Guaranteed Obligations, as the case may be. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Administrative Agent, or allow the claim of the Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c) In the event that all or any portion of the Non-U.S. Guaranteed Obligations or Guaranteed Obligations are paid by any Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Non-U.S. Guaranteed Obligations and Guaranteed Obligations for all purposes hereunder.

7.12 Discharge of Guaranty Upon Sale of Guarantor. If (i) all of the Capital Stock of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof or (ii) any Guarantor shall become an Immaterial Subsidiary and Xerium shall so request, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale.

7.13 Parallel Obligations.

(a) Each of the Borrowers and the Guarantors hereby agrees and covenants with the Collateral Agent that it shall pay to the Collateral Agent sums equal to, and in the currency of, the Obligations owing by it to a Beneficiary (other than the Collateral Agent) under any Credit Document (the “Principal Obligations”) as and when the same fall due for payment under the relevant Credit Document (the “Parallel Obligations”). For the purpose of ensuring the validity and enforceability of the pledges under the German Law Collateral Documents, the above-mentioned agreement and covenant is made by way of an abstract acknowledgement of debt. For the avoidance of doubt, the obligations of the Austrian Guarantor towards the Collateral Agent under this Section 7.13 shall not be construed in any way to create a direct debt of the Austrian Guarantor as borrower under this Agreement.

(b) The Collateral Agent shall have its own independent right to demand and receive full or partial payment of the Parallel Obligations from the Borrowers and the Guarantors, irrespective of the other rights of the Beneficiaries under the Credit Document. The rights of the Beneficiaries to receive payment of the Principal Obligations are several from the rights of the Collateral Agent to receive payment of the Parallel Obligations.

(c) The Parallel Obligations are owed to the Collateral Agent in its own name and on behalf of itself and not as agent or representative of any other Person nor as trustee.

(d) The Collateral Agent is obliged to credit any amounts received with respect to the Parallel Obligations against the Principal Obligations in the manner specified in this Agreement. Upon the application of such amounts in the manner specified this Agreement, the Parallel Obligations of the Borrowers and/or the respective Guarantors shall be reduced to the extent of such amounts. Any payment on the Parallel Obligations which is not credited against the Principal Obligations as set out under this paragraph (d) above shall be deemed to discharge the Principal Obligations to the same extent as if such payment would have been applied thereon in accordance with this Agreement. Any payment to any Beneficiary on the Principal Obligations shall reduce the Parallel Obligations to the extent of the amount of such payment.

(e) In case of doubt, the Collateral Agent shall treat any payment received in connection with the Credit Documents as if such payment was made on the Principal Obligations.

(f) For the avoidance of doubt, the outstanding amount of the Parallel Obligations shall (i) at no time exceed the outstanding amount of the Principal Obligations and (ii), to the extent that Parallel Obligations relate to Principal Obligations which are Non-U.S. Guaranteed Obligations of Non-U.S. Guarantors, be limited to the corresponding amount of the respective Principal Obligation enforceable in accordance with and after giving effect to the respective limitations in Section 7.14 of this Agreement.

7.14 Limitation of Non-U.S. Guaranteed Obligations.

(a) Austrian guarantee. The obligations of each Austrian Guarantor shall be limited so as not to result in the violation of Austrian capital maintenance rules pursuant to Austrian company law, in particular section 82 of the Act on Limited Liability Companies (Gesetz über Gesellschaften mit beschränkter Haftung) and section 52 of the Austrian Act on Stock Corporations (Aktiengesetz)(Austrian Capital Maintenance Rules), and all obligations hereunder of such Austrian Guarantor shall be limited in accordance with these rules. Further, the subordination of obligations pursuant to Section 7.7 hereof shall not be binding on any Obligee Guarantor organized under Austrian law to the extent such subordination would constitute a violation of mandatory Austrian capital maintenance provisions. No reduction of the amount enforceable against an Austrian Guarantor pursuant to this paragraph in accordance with the above limitations will prejudice the rights of the Administrative Agent to continue to enforce the guarantee pursuant to Section 7.1 (subject always to the operation of the limitation set forth above at the time of such enforcement) until the Non-U.S. Obligations have been satisfied in full.

(b) Italian guarantee. This liability of each Non-U.S. Guarantor organized under the laws of the Republic of Italy (each, an “Italian Guarantor”) in respect of claims under this Section 7 including accessories, damages and indemnities (including without limitation, claims for breach of representations and undertakings, tax gross up and indemnities and any other claim) shall:

(i) without prejudice to the limitations set forth in paragraph (ii) below, at no time require an Italian Guarantor to pay an amount which exceeds the lesser of (i) such Italian Guarantor’s net worth (patrimonio netto, as such term is defined in Article 2424 of the Italian Civil Code, from time to time) and (ii) the aggregate principal amount outstanding from time to time under any intercompany loan agreement made to it or (without duplication) to any Subsidiary of such Italian Guarantor by any of the Borrowers or any of their Subsidiaries, directly or indirectly, utilizing all or part of the proceeds advanced by the Banks pursuant to this Agreement (whether or not the proceeds of such intercompany loan are retained by the relevant Italian Guarantor for its purposes or re-lent to any of its Subsidiaries); and

(ii) be limited to the extent required to comply with Italian mandatory provisions on financial assistance and corporate benefit (including, without limitation, Article 2358 of the Italian Civil Code) and, accordingly, inter alia, in accordance with Article 2358 of the Italian Civil Code such guarantee obligations shall not include and shall not extend to any indebtedness incurred by any Borrowers and/or Guarantors in relation to the financing of the acquisition or subscription for of shares issued or to be issued by such Italian Guarantor or by any direct or indirect controlling entity of such Italian Guarantor, unless the conditions and procedure provided for under Article 2358 of the Italian Civil Code are complied with.

Without prejudice to the foregoing and for the specific purposes of article 1938 of the Italian Civil Code (if applicable), the maximum amount that each Italian Guarantor may be required to pay under this Section 7 shall in no event exceed U.S.$26,500,000.

(c) Intentionally omitted.

(d) French guarantee. The liability of each Non-U.S. Guarantor organized under the laws of France (a “French Guarantor”) shall (A) not include any obligations which if incurred would constitute the provision of financial assistance as defined by article L225-216 of the French Commercial Code, (B) only guarantee obligations to the extent that the proceeds are used to finance or refinance the working capital needs or the debt of any Borrower and (C) be limited at any time to the greater of:

(i) the equivalent in Euros of the Loans (plus any accrued interest thereon, commissions and fees) made available to any obligor (other than, if applicable, the French Guarantor) to the extent directly or indirectly on- lent by the obligor to the French Guarantor on the date on which such moneys are paid; and

(ii) 80% of the greater of:

(A) the Net Asset Value of the French Guarantor calculated and certified by the statutory auditors of the French Guarantor on the basis of the last audited financial statements available at the date hereof; and

(B) the Net Asset Value of the French Guarantor calculated and certified by the statutory auditors of the French Guarantor on the basis of the last audited financial statements available at the date on which demand is made on it pursuant to this Section 7.

For the purposes of this Section 7.14(d) “Net Asset Value” of the French Guarantor means the capitaux propres (as defined under the provisions of French accounting laws, decrees and regulations consistently applied) of the French Guarantor. A certificate of the statutory auditors of the French Guarantor as to the Net Asset Value shall be prima facie evidence as to the amount to which it relates.

The liability of any French Guarantor under Section 7 (Guaranty) of this Agreement for the obligations under the Credit Documents of any Non-U.S. Credit Party which is its Subsidiary shall not, in relation to amounts due by such Non-U.S. Credit Party, be limited.

(e) Canadian guarantee. No Guarantor existing under the laws of Canada or any province thereof (a “Canadian Guarantor”) shall guarantee, undertake, or provide any indemnity in respect of, the obligations of any person under this Section 7 unless at the time such guarantee or undertaking is given or indemnity is provided (i) such person is a Subsidiary of the Canadian Guarantor or (ii) the Canadian Guarantor is a wholly owned Subsidiary of such person or (iii) such Canadian Guarantor is not prohibited by applicable laws from giving such guarantee or undertaking or providing such indemnity.

(f) German guarantees.

(i) To the extent that any of the guarantees granted hereunder by any Guarantor organized under the laws of the Federal Republic of Germany as a German limited liability company (GmbH) or a German limited partnership with a German limited liability company (GmbH) as general partner (GmbH & Co. KG) is enforced with respect to Non-U.S. Guaranteed Obligations owed and payable by an affiliated company (verbundenes Unternehmen) within the meaning of section 15 et seq. of the German Stock Corporation Act (Aktiengesetz) of the relevant Guarantor other than affiliated companies as to which such Guarantor (or, in the case of a GmbH & Co. KG, it or its general partner) is a direct or indirect shareholder, the right to enforce the Guaranty against the relevant Guarantor shall, but only with respect to such Guarantor, be limited;

(1) to such Guarantor’s (or, in the case of a GmbH & Co. KG, its general partner’s) net assets, being its total assets less its liabilities each as calculated in accordance with the accounting standards applicable to such Guarantor (or, in the case of a GmbH & Co. KG, its general partner) by law from time to time, (Nettovermögen) (the “Net Assets”), however only if and to the extent that such Guarantor provides sufficient evidence to the Administrative Agent that

(A) such Guarantor’s (or, in the case of a GmbH & Co. KG, its general partner’s) Net Assets are reduced below the amount of its (or, in the case of a GmbH & Co. KG, its general partner’s) stated share capital (Stammkapital) as a result of the enforcement, the application of the proceeds towards the Non-U.S. Guaranteed Obligations would thus constitute a violation of section 30 German Limited Liability Company Act (GmbH-Gesetz), and such payment of proceeds to such Guarantor is therefore required to allow such Guarantor (or, in the case of a GmbH & Co. KG, its general partner) to maintain its stated share capital in accordance with section 30 German Limited Liability Company Act, or

(B) such Guarantor’s (or, in the case of a GmbH & Co. KG, its general partner’s) Net Assets had already been reduced prior to the enforcement to an amount below its (or, in the case of a GmbH & Co. KG, its general partner’s) stated share capital, the application of the proceeds towards the Non-U.S. Guaranteed Obligations would thus constitute a violation of section 30 German Limited Liability Company Act, and such payment of proceeds to such Guarantor is therefore required to restore such Guarantor’s (or, in the case of a GmbH & Co. KG, its general partner’s) stated share capital in accordance with section 30 German Limited Liability Company Act;

(2) to such an amount as such limitation is required to prevent a destruction of such Guarantor’s (or, in the case of a GmbH & Co. KG, its general partner’s) existence, however only if and to the extent that such Guarantor provides sufficient evidence to the Administrative Agent that such destruction of existence would otherwise occur and be deemed to have been brought about by a lack of minimum considerateness of such Guarantor’s (or, in the case of a GmbH & Co. KG, its general partner’s) interests (Rücksichtnahme auf die Eigenbelange der GmbH) on the part of such Guarantor’s (or, in the case of a GmbH & Co. KG, its general partner’s) sole shareholder (existenzvernichtender Eingriff);

however, in each case, only if, and to the extent that, such Guarantor further provides sufficient evidence to the Administrative Agent that the Non-U.S. Guaranteed Obligations, including, without limitation, any interest or ancillary obligations relating thereto, with respect to which the guarantee is enforced, do not correspond to funds or other financial accommodation provided hereunder that have been directly or indirectly on-lent or otherwise passed on to such Guarantor (or, in the case of a GmbH & Co. KG, to it or its general partner) or any of its direct or indirect subsidiaries, including by way of issuance of funds or other financial accommodation for the benefit of (A) such Guarantor (or, in the case of a GmbH & Co. KG, of it or its general partner) or any of its direct or indirect subsidiaries or (B) any of their creditors.

(ii) The foregoing subsection 7.14(f)(i)(1) shall apply only subject to the provisos that

(1) for the purposes of the determination of the relevant Guarantor’s (or, in the case of a GmbH & Co. KG, its general partner’s) stated share capital the amount of any increase of such stated share capital after the date hereof shall be disregarded to the extent such increase (A) has been effected without the prior written consent of the Administrative Agent, (B) is effected out of company funds (Kapitalerhöhung aus Gesellschaftsmitteln) or (C) is not fully paid up; and

(2) for the purposes of the calculation of the relevant Guarantor’s (or, in the case of a GmbH & Co. KG, its general partner’s) Net Assets the following items shall be adjusted as follows:

1.	(A) obligations under loans provided to the relevant Guarantor (or, in the case of a GmbH & Co. KG, to it or its general partner) by its (or, in the case of a GmbH & Co. KG, its or its general partner’s) direct or indirect shareholders or their affiliates to the extent that such obligations (x) are subordinated pursuant to contractual arrangements or if the conditions of section 39(1) no. 5 or (2) of the German Insolvency Act (Insolvenzordnung) are met or (y) qualify as obligations which may not be repaid under section 30 of the German Limited Liability Company Act;

2.	(B) rights for payment under loans granted by the relevant Guarantor (or, in the case of a GmbH & Co. KG, by it or its general partner) to any of its (or, in the case of a GmbH & Co. KG, its or its general partner’s) direct or indirect shareholders or their affiliates to the extent the granting of such loans constituted a violation of section 30 German Limited Liability Company Act shall be accounted for with their full nominal value; without prejudice to the foregoing, rights for payment under loans (other than or in excess of those accounted for with their full value pursuant to the foregoing) shall be disregarded to the extent such rights do not qualify as assets of the relevant Guarantor (or, in the case of a GmbH & Co. KG, of its general partner) for purposes of section 30 German Limited Liability Company Act provided that such loans were made by such Guarantor (or, in the case of a GmbH & Co. KG, by its general partner) to one of its (or, in the case of a GmbH & Co. KG, its general partner’s) direct or indirect shareholders or their affiliates and such shareholder or affiliate is fully liable for the payment of the Non-U.S. Guaranteed Obligations;

3.	(C) obligations under loans or other contractual liabilities incurred by the relevant Guarantor (or, in the case of a GmbH & Co. KG, by it or its general partner) in violation of any Credit Document to which it (or, in the case of a GmbH & Co. KG, it or its general partner, respectively) is a party shall be disregarded; and

4.	(D) any asset that is not necessary for the relevant Guarantor’s (or, in the case of a GmbH & Co. KG, its or its general partner’s) business (nicht betriebsnotwendig), that is shown in such Guarantor’s (or, in the case of a GmbH & Co. KG, its or its general partner’s, respectively) balance sheet with a book value (Buchwert) which is lower than the market value of such asset, and that can be realized, shall be taken into account with its market value, except where such Guarantor provides sufficient evidence to the Administrative Agent that (x) such realization would not be legally permitted or (y) the proceeds achievable through such realization would not exceed the total of the book value plus the expenses in connection with such realization.

(iii) The limitations set out above in (i) and (ii) shall not apply if a valid domination and/or profit and loss transfer agreement (Beherrschungs- und/oder Gewinnabführungsvertrag) exists for the purposes of section 30(l) sentence 2 German Limited Liability Act that has been entered into by the relevant German Guarantor as the dominated party with (directly or indirectly) (A) a Borrower or (B) a direct or indirect subsidiary of a Borrower to which funds or other financial accommodation provided hereunder have been directly or indirectly on-lent or otherwise passed on to, including by way of issuance of funds or other financial accommodation for the benefit of (a) such direct or indirect subsidiary or (b) any of its creditors (but in each case only in that amount and to the extent still outstanding at the date a request is made under the relevant Guarantee).

7.15 Validity and Effectiveness. This Guaranty shall remain wholly valid and effective until the full, unconditional and irrevocable performance and discharge of the Non-U.S. Guaranteed Obligations or Guaranteed Obligations, as the case may be, and for all the period during which payments effected in such respect are subject to the claw back and/or avoidance under any applicable law.

SECTION 8. EVENTS OF DEFAULT

8.1 Events of Default. If any one or more of the following conditions or events shall occur:

(a) Failure to Make Payments When Due. Failure by a Borrower to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; (ii) when due any amount payable to Issuing Bank in reimbursement of any drawing under a Letter of Credit; or (iii) within five (5) Business Days after the same becomes due, any interest on any Loan or any fee or any other amount due hereunder; or

(b) Default in Other Agreements. (i) Failure of any Credit Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)) with an aggregate principal amount of $15,000,000 or more, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Credit Party with respect to any other term of (1) one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, originally provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

(c) Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.6, Section 2.23(a)(ii)(A) or (B), Section 5.1(g)(i), Section 5.2, Section 5.18 or Section 6; or

(d) Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(e) Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other subsection of this Section 8.1, and such default shall not have been remedied or waived within twenty (20) Business Days after the earlier of (i) an Authorized Officer of Xerium becoming aware of such default or (ii) receipt by Xerium of notice from the Administrative Agent or any Bank of such default; or

(f) Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Xerium or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal, provincial or state law; or (ii) an involuntary case (including, without limitation, a winding-up, dissolution, reorganization, compromise or arrangement) shall be commenced against Xerium or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or any application shall have been made, or is required by applicable law to be made, with a court for the opening of insolvency proceedings with regard to Xerium or any of its Subsidiaries; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Xerium or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Xerium or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Xerium or any of its Subsidiaries, and (A) in relation only to the Euro Borrower and any Foreign Subsidiary, any such event described in this clause (ii) shall continue for seven days without having been dismissed, bonded or discharged, and (B) in relation only to Xerium or any Domestic Subsidiary, any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or

(g) Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Xerium or any of its Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case (including, without limitation, a winding-up, dissolution, reorganization, compromise or arrangement) under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Xerium or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) Xerium or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of Xerium or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or

(h) Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $15,000,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Xerium or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days (or in any event later than five days prior to the date of any proposed sale thereunder); or

(i) Dissolution. Any order, judgment or decree shall be entered against any Credit Party decreeing the dissolution or split up of such Credit Party and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days; or

(j) Employee Benefit Plans. (i) There shall occur one or more ERISA Events and/or Canadian Pension Plan Events which individually or in the aggregate results in or could reasonably be expected to result in liability of Xerium, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $15,000,000 during the term hereof; or (ii) there exists any fact or circumstance that would reasonably be expected to result in the imposition of a Lien or security interest under section 412(n) of the Code or under ERISA; or

(k) Change of Control. A Change of Control shall occur; or

(l) Guaranties, Collateral Documents and Other Credit Documents. At any time after the execution and delivery thereof, (i) any Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof or any other termination of such Collateral Document in accordance with the terms thereof) or shall be declared null and void, or the Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of the Collateral Agent or any Secured Party to take any action within its control, or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Banks, under any Credit Document to which it is a party or any Credit Document shall cease to be in full force and effect or shall be declared null and void;

(m) [Reserved];

(n) Failure to Reimburse Issuing Bank from Revolving Loans. The failure of the Issuing Bank to be reimbursed in full for any drawings under any Letter of Credit from proceeds of Revolving Loans required to be made pursuant to Section 2.4(g); or

(o) Disposals and Encumbrances on Real Property. A Credit Party (i) creates or permits any of its Subsidiaries, directly or indirectly, to create any Lien permitted pursuant to paragraph (u) of Section 6.2 (Liens) hereof and such Lien is not removed within 10 days of its effectiveness other than where such Lien is permitted pursuant to any other paragraph of Section 6.2 (Liens) or (ii) makes or permits any of its Subsidiaries to make a disposition permitted pursuant to paragraph (g) of Section 6.9 (Fundamental Changes; Disposition of Assets; Acquisitions) other than where such disposal is permitted pursuant to any other paragraph of Section 6.9 (Fundamental Changes; Disposition of Assets; Acquisitions);

THEN, (1) upon the occurrence of any Event of Default described in Sections 8.1(f) or (g), automatically, and (2) upon the occurrence and continuation of any other Event of Default, at the request of (or with the consent of) Requisite Banks, upon notice to Xerium by the Administrative Agent, (A) the Revolving Commitments, if any, of each Bank having such Revolving Commitments and the obligation of Issuing Bank to issue any Letter of Credit shall immediately terminate; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest on the Loans, (II) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letters of Credit), and (III) all other Obligations; provided, the foregoing shall not affect in any way the obligations of Banks under Section 2.4(g); (C) the Administrative Agent may cause the Collateral Agent to enforce any and all Liens and security interests created pursuant to the Collateral Documents; and (D) Administrative Agent shall direct each Borrower to pay (and each Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section 8.1(f) and (g) to pay) to the Administrative Agent such additional amounts of cash, to be held as security for each Borrower’s reimbursement Obligations in respect of Letters of Credit then outstanding, equal to the Letter of Credit Usage at such time.

8.2 CAM Exchange. (a) On the CAM Exchange Date, (i) the Banks shall automatically and without further act be deemed to have exchanged interests in the Designated Obligations such that, in lieu of the interests of each Bank in the Designated Obligations under each Loan in which it shall participate as of such date, such Bank shall own an interest equal to such Bank’s CAM Percentage in the Designated Obligations under each of the Loans and (ii) simultaneously with the deemed exchange of interests pursuant to clause (i) above, the interests in the Designated Obligations to be received in such deemed exchange shall, automatically and with no further action required, be converted into the Base Currency, determined using the rate of exchange as set forth in Section 2.16(i)(i)(B) calculated as of such date, of such amount and on and after such date all amounts accruing and owed to the Banks in respect of such Designated Obligations shall accrue and be payable in U.S. Dollars at the rate otherwise applicable hereunder. Each Bank, each Person acquiring a participation from any Bank as contemplated by Section 10.7 and each Borrower hereby consents and agrees to the CAM Exchange. Each of the Borrowers and the Banks agrees from time to time to execute and deliver to the Administrative Agent all such promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests and obligations of the Banks after giving effect to the CAM Exchange, and each Bank agrees to surrender any promissory notes originally received by it in connection with its Loans hereunder to the Administrative Agent against delivery of any promissory notes so executed and delivered; provided that the failure of any Borrower to execute or deliver or of any Bank to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.

(b) As a result of the CAM Exchange, on and after the CAM Exchange Date, each payment received by the Administrative Agent pursuant to any Credit Document in respect of the Designated Obligations shall be distributed to the Banks pro rata in accordance with their respective CAM Percentages (to be redetermined as of each such date of payment). Any direct payment received by a Bank upon or after the CAM Exchange Date, including by way of setoff, in respect of a Designated Obligation shall be paid over to the Administrative Agent for distribution to the Banks in accordance herewith.

SECTION 9. AGENTS

9.1 Appointment of Agents. Citibank, N.A. is hereby irrevocably appointed the Administrative Agent hereunder and under the other Credit Documents and each of the Banks, Issuing Bank and Swing Loan Lender hereby authorizes the Administrative Agent (under release from the restrictions of section 181 of the German Civil Code) to act as its agent in accordance with the terms hereof and the other Credit Documents. Citicorp North America, Inc. is hereby irrevocably appointed the Collateral Agent (under release from the restrictions of section 181 of the German Civil Code) hereunder and under the other Credit Documents and each of the Banks, Issuing Bank and Swing Loan Lender hereby authorizes the Collateral Agent to act as its agent in accordance with the terms hereof and the other Credit Documents. Each Agent hereby agrees to act upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Section 9 are solely for the benefit of the Agents, the Banks and the Issuing Banks and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of the Banks and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Xerium or any of its Subsidiaries. As of the Closing Date, Citigroup Global Markets Inc., in its capacity as a Lead Arranger, shall not have any obligations hereunder but shall be entitled to all benefits of this Section 9, and Jefferies Finance LLC, in its capacity as a Lead Arranger and Syndication Agent, shall not have any obligations hereunder but shall be entitled to all benefits of this Section 9.

9.2 Powers and Duties. (a) Each Bank and each Issuing Bank irrevocably authorizes each Agent to take such action on such Bank’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents and its duties hereunder shall be administrative in nature. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Issuing Bank or any Bank. It is understood and agreed that the use of the term “agent” herein or in any other Credit Document (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Documents by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article 9 shall apply to any such sub-agent and to the Related Parties of each Agent and such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as the activities of each Agent.

(c) Anything herein to the contrary notwithstanding, none of the Lead Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as an Agent, a Bank or an Issuing Bank hereunder.

9.3 General Immunity.

(a) No Responsibility for Certain Matters. No Agent shall be responsible to any Bank or Issuing Bank for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Banks or Issuing Banks or by or on behalf of any Credit Party to any Agent or any Bank in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. No Agent shall, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for failure to disclose, any information relating to any Borrower or any of its Affiliates that is communicated to or obtained by a Person serving as an Agent or any of its Affiliates in any capacity. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof.

(b) Exculpatory Provisions. No Agent or any of its officers, partners, directors, employees or agents shall be liable to the Banks for any action taken or omitted by any Agent under or in connection with any of the Credit Documents in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. No Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent in writing by a Borrower, a Bank or an Issuing Bank. No Agent shall have an obligation to act without receiving a satisfactory indemnity from the parties to this Agreement. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from the Requisite Banks (or such other Banks as may be required to give such instructions under Section 10.6) and, upon receipt of such instructions from the Requisite Banks (or such other Banks, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument, notice, request, consent, statement or document (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Xerium and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Bank or Issuing Bank shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of the Requisite Banks (or such other Banks as may be required to give such instructions under Section 10.6) and (iii) no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Credit Document or applicable Requirements of Law, including, without limitation, any action that may be in violation of the automatic stay under any Requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, medication or termination of property of a Defaulting Bank in violation of any Requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Bank or an Issuing Bank, each Agent may presume that such condition is satisfactory to such Bank or Issuing Bank unless such Agent shall have received notice to the contrary from such Bank or Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit.

9.4 Agents Entitled to Act as Bank. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Bank hereunder. With respect to its participation as Bank or Issuing Bank in the Loans and the Letters of Credit, each Agent shall have the same rights and powers hereunder as any other Bank and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Bank” shall, unless otherwise expressly indicated or the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Xerium or any of its Subsidiaries or Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from each Borrower for services in connection herewith and otherwise without having to account for the same to Banks.

9.5 Banks’ Representations, Warranties and Acknowledgment. Each Bank and Issuing Bank represents and warrants that it has, without reliance upon any Agent or any other Bank or any of their respective Related Parties and based on such documents and information that it has deemed appropriate, made its own independent investigation of the financial condition and affairs of Xerium and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Xerium and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Banks or to provide any Bank with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Banks.

9.6 Right to Indemnity. Each Bank, in proportion to its Pro Rata Share, severally agrees to indemnify each of the Agents and the Lead Arrangers, to the extent that such Agent or Lead Arranger shall not have been reimbursed by any Credit Party (and without limiting the Borrowers’ obligation to do so), for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent or Lead Arranger in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Agent or Lead Arranger in any way relating to or arising out of this Agreement or the other Credit Documents; provided, no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s or Lead Arranger’s gross negligence or willful misconduct. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent or Lead Arranger may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Bank to indemnify any Agent or Lead Arranger against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Bank’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Bank to indemnify any Agent or Lead Arranger against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

9.7 Successor Administrative Agent and Collateral Agent. (a) The Administrative Agent and the Collateral Agent may resign at any time by giving thirty days’ prior written notice thereof to the Banks, the Issuing Banks and Xerium. Upon receipt of any such notice of resignation, the Requisite Banks shall have the right, in consultation with the Borrowers, to appoint a successor Administrative Agent and Collateral Agent, which shall be a bank with an office in New York City, New York, or an Affiliate of any such bank with an office in New York City, New York. If no such successor shall have been appointed by the Requisite Banks and shall have accepted such appointment within 30 days after the retiring Administrative Agent and Collateral Agent give notice of its resignation (or such earlier date as shall be agreed by the Requisite Banks) (the “Resignation Effective Date”), then the retiring Administrative Agent and Collateral Agent may (but shall not be obligated to), on behalf of the Banks and the Issuing Banks, appoint a successor Administrative Agent and Collateral Agent meeting the qualifications set forth above. Whether of not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) On the Resignation Effective Date (i) the retiring Administrative Agent and Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any Collateral held by the Administrative Agent or Collateral Agent on behalf of the Banks or the Issuing Banks under any of the Credit Documents, the retiring

Administrative Agent or Collateral Agent shall continue to hold such Collateral until such time as a successor Administrative Agent or Collateral Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent or the Collateral Agent shall instead be made by or to each Bank and Issuing Bank directly, until such time, if any, as the Requisite Banks appoint a successor Administrative Agent or Collateral Agent as provided for above.

(c) Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent and Collateral Agent and the retiring Administrative Agent or Collateral Agent shall be discharged from all of its duties and obligations hereunder and or under the Credit Documents and shall promptly (i) transfer to such successor Administrative Agent or Collateral Agent all monies and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent or Collateral Agent under the Credit Documents and (ii) execute and deliver to such successor Administrative Agent or Collateral Agent such amendments to financing statements, and take all other action necessary or appropriate in connection with such assignment of the security interest created under the Collateral Documents. The fees payable by the Borrowers to the successor Administrative Agent and Collateral Agent shall be the same as those payable to the predecessor unless otherwise agreed between the Borrowers and such successors. After the retiring Administrative Agent or Collateral Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Section 9.7 and Sections 10.2 and 10.4 shall continue in effect for the benefit of such retiring Administrative Agent or Collateral Agent, their respective sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent or Collateral Agent was acting as Administrative Agent or Collateral Agent.

(d) Any resignation by a Person acting as Administrative Agent pursuant to this Section 9.7 shall, unless such Person shall notify the Borrowers and the Banks and the Issuing Banks otherwise, also act to relieve such Person and its Affiliates of any obligation to advance or issue new, or extend existing, Swing Loans or Letters of Credit where such advance, issuance or extension is to occur on or after the effective date of such resignation. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and Swing Loan Lender, (ii) the retiring Issuing Bank and Swing Loan Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, (iii) the successor Swing Loan Lender shall enter into an Assignment and Assumption and acquire from the retiring Swing Loan Lender each outstanding Swing Loan of such retiring Swing Loan Lender for a purchase price equal to par plus accrued interest and (iv) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit. After any retiring Administrative Agent’s or Collateral Agent’s resignation hereunder as Administrative Agent or Collateral Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Collateral Agent hereunder.

9.8 Collateral Documents and Guaranty.

(a) Agents under Collateral Documents and Guaranty. Each Bank hereby further authorizes the Administrative Agent or the Collateral Agent, as applicable (each under release from the restrictions of section 181 of the German Civil Code) on behalf of and for the benefit of the Banks, to be the agent for and representative of the Banks with respect to the Guaranty, the Collateral and the

Collateral Documents. To the extent necessary and for the sake of clarity, each Bank hereby empowers the Collateral Agent to sign, execute and deliver in its name and on its behalf (i) an agreement for the creation of a first ranking pledge over the shares representing the entire share capital of Italia SpA and (ii) an agreement for the creation of a first ranking pledge over the shares representing the entire share capital of Huyck Italia S.p.A. Subject to Section 10.6, without further written consent or authorization from the Banks, the Administrative Agent or the Collateral Agent, as applicable, may execute any documents or instruments necessary to (i) release any Lien encumbering any item of Collateral (A) upon termination of all of the Revolving Commitments and payment in full of the Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (B) that is the subject of a sale or other disposition of assets permitted hereby or (C) to which the Requisite Banks (or such other Banks as may be required to give such consent under Section 10.6) have otherwise consented, (ii) release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which the Requisite Banks (or such other Banks as may be required to give such consent under Section 10.6) have otherwise consented and (iii) subordinate any Lien encumbering any item of Collateral to the holder of any Lien on such Collateral that is permitted by Section 6.2. Upon request by the Administrative Agent or the Collateral Agent at any time, the Requisite Banks will confirm in writing such Agent’s authority to release or subordinate its interest in particular types of Collateral, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.8(a). Neither the Administrative Agent nor the Collateral Agent shall be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent or the Collateral Agent thereon, any or any certificate prepared by any Credit Party in connection therewith, nor that any Agent be responsible or liable to the Banks for any failure to monitor or maintain any portion of the Collateral.

(b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, each Borrower, the Administrative Agent, the Collateral Agent and each Bank hereby agrees that (i) no Bank shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Banks in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent, and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale, the Collateral Agent or any Bank may be the purchaser of any or all of such Collateral at any such sale and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Bank or Banks in its or their respective individual capacities unless the Requisite Banks shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale.

(c) Collateral Agent’s Power of Attorney. Each Secured Party, including each Agent, Issuing Bank, Bank, the Swing Loan Lender and each Bank Counterparty, irrevocably constitutes, to the extent necessary, the Collateral Agent as the holder of an irrevocable power of attorney (i.e. “fondé de pouvoir” within the meaning of Article 2692 of the Civil Code of Québec) in order to hold security granted by any Credit Party in the Province of Quebec to secure the Indebtedness of such Credit Party under any bond, debenture or similar title of indebtedness issued by such Credit Party, and further agrees that Collateral Agent may act as the holder and mandatary (i.e. agent) with respect to any such bond, debenture or similar title of indebtedness pledged in favour of the Collateral Agent, for the benefit of Secured Parties. Notwithstanding the provisions of section 32 of an Act respecting the special powers of a legal person (Québec), each Secured Party, including each Agent, Issuing Bank, Bank, the Swing Loan Lender and each Bank Counterparty, acknowledges that the Collateral Agent may acquire and be the holder of any bond, debenture or similar title of indebtedness issued by any Credit Party. Each Person that becomes a Secured Party shall be deemed to have confirmed and ratified the constitution of the Collateral Agent as the holder of such irrevocable power of attorney (“fondé de pouvoir”) and the acquisition and holding by the Collateral Agent of any bonds, debentures or similar titles of indebtedness issued by any Credit Party and pledged in favour of the Collateral Agent, for the benefit of Secured Parties. Each of the Credit Parties hereby acknowledges that, for the purposes of holding any security granted by any Credit Party on property pursuant to the laws of the Province of Québec to secure the Indebtedness of any Credit Party under any bonds, debentures or titles of indebtedness issued by any Credit Party, the Collateral Agent shall be the holder of an irrevocable power of attorney (i.e. “fondé de pouvoir” within the meaning of Article 2692 of the Civil Code of Québec) for each Secured Party, including each Agent, Issuing Bank, Bank, the Swing Loan Lender and each Bank Counterparty), and that the Collateral Agent may act as the holder and mandatary (i.e. agent) with respect to any such bond, debenture or similar title of indebtedness pledged in favour of the Collateral Agent, for the benefit of the Secured Parties. Each of the Credit Parties hereby acknowledges that such bond, debenture or title of indebtedness constitutes a “title on indebtedness” as such term is used in Article 2692 of the Civil Code of Québec. The execution by the Collateral Agent, acting as fondé de pouvoir and holder and mandatary (i.e. agent) as aforesaid, prior to the date of this Agreement of any deeds of hypothec or other security documents is hereby ratified and confirmed.

(d) Power of attorney and trusteeship for German law purposes.

(i) Each Beneficiary (other than the Collateral Agent) hereby authorizes and grants power of attorney (Vollmacht) to the Collateral Agent to:

(A) execute for and on such Beneficiary’s behalf the German Law Collateral Documents;

(B) make and receive all declarations and statements which are necessary or desirable in connection with the German Law Collateral Documents;

(C) realize the German Collateral in accordance with the terms of the relevant German Law Collateral Documents (including, but not limited to, by way of entering into one or more realization agreements (Verwertungsvereinbarungen) with a potential insolvency receiver (Insolvenzverwalter));

(D) undertake all other necessary or desirable actions and measures; and

(E) execute for and on such Beneficiary’s behalf any and all amendments, extensions, supplements and cancellations to any of the agreements, documents, measures and actions referred to in this Section 9.8 (d) (Power of attorney and trusteeship for German law purposes) in such form as the Administrative Agent may approve and to file the same and all other documents related thereto with the applicable Governmental Authorities or any other Persons.

(ii) The Collateral Agent is released from the restrictions of section 181 of the German Civil Code, pursuant to which a representative cannot, unless otherwise authorized, enter into a transaction on behalf of his principal with himself in his own name or in his capacity as representative of a third party, unless the transaction exclusively involves the fulfillment of an obligation, and shall have the power to grant sub-powers of attorney including the release from the restrictions of such section 181 of the German Civil Code.

(iii) At the request of the Collateral Agent, each Beneficiary shall provide the Collateral Agent with a separate written power of attorney (Spezialvollmacht) for the purposes of executing any relevant agreements and documents on its behalf.

(iv) If and to the extent that the Collateral Agent has already made any statements or declarations or taken any other actions (including, but not limited to, the granting of sub-powers of attorney (including any indemnifications, waivers and consents on behalf of each Beneficiary as reasonably agreed upon by the Collateral Agent) and the release of any sub-representatives from the restrictions of section 181 of the German Civil Code) which fall within the scope of this power of attorney, such statements, declarations and actions are hereby ratified and approved (genehmigt).

(v) Each Beneficiary hereby appoints the Collateral Agent as trustee and administrator (Treuhänder) for the purpose of holding and administering the German Collateral for and on behalf of, inter alios, the Beneficiaries.

(vi) The Collateral Agent declares that it shall hold the German Collateral on trust (treuhänderisch) for, inter alios, the Beneficiaries on the terms contained in this Agreement and the German Law Collateral Documents.

(vii) The Collateral Agent shall:

(A) hold and administer any German Collateral which is security assigned (Sicherungseigentum/Sicherungsabtretung) or otherwise transferred under a non accessory security right (nicht akzessorische Sicherheit), including, but not limited to, land charges, to it as trustee (treuhänderisch) for the benefit of, inter alios, the Beneficiaries; and

(B) administer any German Collateral which is pledged (Verpfändung) or otherwise transferred to any Beneficiary under an accessory security right (akzessorische Sicherheit), for the benefit of, inter alios, the Beneficiaries.

(e) Collateral Governed by French Law. For the purposes of its role as Collateral Agent hereunder in respect of any Collateral governed by French law, the Collateral Agent is hereby appointed, and shall have all power and authority to act, as a collateral agent as set out in Article 2328-1 of the French Civil Code.

9.9 Reliance and Engagement Letters. Each Bank confirms that each of the Administrative Agent and the Collateral Agent has authority (and is released from the restrictions of section 181 of the German Civil Code) to accept on its behalf the terms of any reliance or engagement letters relating to any reports or letters provided by accountants in connection with the Credit Documents or the transactions contemplated in the Credit Documents (including any net asset letter in connection with the financial assistance procedures) and to bind it in respect of those reports or letters and to sign such on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

9.10 Administrative Agent May File Proofs of Claim. In the case of the pendency of any proceeding under the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions as in effect from time to time or any other judicial proceeding relating to any other Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Obligations shall be then due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and the Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Banks, the Issuing Banks and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Banks, the Issuing Banks and the Agents under Sections 2.4, 2.11, 10.2 and 10.4 allowed in such judicial proceeding); and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Bank and Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Banks and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due to the Administrative Agent under Sections 2.4, 10.2 and 10.4.

9.11 Posting of Communications to Platform. (a) Although the Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a dual firewall and a User ID/Password Authorization System) and the Platform is secured through a single-user-per-deal authorization method whereby each user may access the Platform only on a deal-by-deal basis, each Credit Party and each of the Banks, Issuing Banks and the Swing Loan Lender agrees that the Administrative Agent may, but shall not be obligated to, make the Communications available to such Bank, Issuing Bank or Swing Loan Lender by posting the Communications on Debtdomain™ or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (each such system, a “Platform”). Each Credit Party acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Banks, Issuing Banks and the Swing Loan Lender and each Credit Party hereby approves distribution of the Communications through the Platform and understands and assumes the risks of such distribution.

(b) EACH PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF ANY PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS

FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR ANY PLATFORM. IN NO EVENT SHALL ANY AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, THE “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWERS, ANY OTHER CREDIT PARTY, ANY BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWERS’ OR THE AGENTS’ TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(c) Each Bank agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to a Platform shall constitute effective delivery of the Communications to such Bank for purposes of Section 10.1. Each Bank agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Bank’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address.

(d) Nothing in this Section 9.11 shall prejudice the right of any Agent or any Bank to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

(e) Each of the Banks, Issuing Banks and the Swing Loan Lender and each Credit Party agree that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.

SECTION 10. MISCELLANEOUS

10.1 Notices. (a) Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Credit Party, the Agents or the Lead Arrangers, shall be sent, in writing, or by any telecommunication device capable of creating a written record (including electronic mail), and addressed to such Person at its address as set forth on Appendix C or in the other relevant Credit Document or at such other address as shall be notified in writing (x) in the case of the Borrower, the Administrative Agent, the Collateral Agent or the Swing Loan Lender, to the other parties, (y) in the case of any Bank, to the Administrative Agent and (z) in the case of all other parties, to the Borrowers and the Administrative Agent.

(b) Effectiveness of Notices. All notices, demands, requests, consents and other communications described in clause (a) above shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by mail, when deposited in the mails, (iii) if delivered by posting to a Platform, an Internet website or a similar telecommunication device requiring that a user have prior access to such Platform, website or other device (to the extent permitted by Section 9.11 to be delivered thereunder), when such notice, demand, request, consent and other communication shall have been made generally available on such Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and such Person has been notified that such communication has been posted to such Platform and (iv) if delivered by electronic mail or any other telecommunications device, when transmitted to an electronic mail address (or by another means of electronic delivery) as provided in clause (a) above; provided, however, that notices and communications to any Agent shall not be effective until received by such Agent and all notices from or to a Credit Party shall be sent through the applicable Agent.

(c) Use of Platform. Notwithstanding clauses (a) and (b) above (unless the Administrative Agent requests that the provisions of clauses (a) and (b) above be followed) and any other provision in this Agreement or any other Credit Document providing for the delivery of any Communication by any other means, the Credit Parties shall deliver all Communications to the Administrative Agent by properly transmitting such Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com or such other electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify the Borrowers. Nothing in this clause (c) shall prejudice the right of the Administrative Agent or any of the Banks, Issuing Bank or Swing Loan Lender to deliver any Approved Electronic Communication to any Credit Party in any manner authorized in this Agreement or to request that the Borrowers effect delivery in such manner.

10.2 Expenses. Whether or not the transactions contemplated hereby shall be consummated, each Borrower agrees to pay promptly (a) all the actual and reasonable costs and expenses of preparation of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) all the costs of furnishing all opinions by counsel for each Borrower and the other Credit Parties; (c) the reasonable fees, expenses and disbursements of counsel to the Agents (in each case including allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Credit Documents, advising the Administrative Agent and the Collateral Agent of their respective rights and obligations under the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by any Borrower; (d) all the actual costs and reasonable expenses of creating and perfecting Liens in favor of the Collateral Agent, for the benefit of the Secured Parties pursuant hereto, including filing and recording fees, expenses stamp, registration, transfer, documentary and other similar taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or the Requisite Banks may reasonably request in respect of the Collateral or the Liens created pursuant to the Collateral Documents or any Agent’s rights and obligations under any Credit Document; (e) all the actual costs and reasonable fees, expenses and disbursements of any auditors, accountants, consultants, advisors or appraisers retained by the Administrative Agent or the Collateral Agent with the prior consent of Xerium (not to be unreasonably withheld); (f) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by the Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (g) all other actual and reasonable costs and expenses incurred by each Agent in connection with the syndication of the Loans and Commitments and the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; provided, that, in each of the cases in the foregoing clauses (a) through (g), attorneys’ fees shall be limited to the fees of one (1) outside counsel to the Agents and the Banks in each relevant jurisdiction (and in the case of a conflict of interests among or between the Agents or the Banks, one additional counsel to each affected Agent or Bank and, if necessary, one local counsel to the Agents and Banks taken as a whole in each appropriate jurisdiction); and (h) after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable attorneys’ fees and costs of settlement, incurred by any Agent and the Banks in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings.

10.3 VAT. All amounts set out or expressed to be payable under a Credit Document by a Credit Party to a Bank shall be exclusive of any applicable VAT and (subject to the provisions regarding reimbursement of VAT below) the Credit Party shall in addition pay to the Bank an amount equal to the amount of the VAT, following receipt by the Credit Party of a valid VAT invoice. Where a Credit Party is required by a Credit Document to reimburse a Bank for any costs or expenses, that Credit Party shall also reimburse the Bank for any VAT incurred by the Bank in respect of the relevant costs or expenses to the extent that neither the Bank nor any member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant Tax authority in respect of the VAT.

10.4 Indemnity. (a) In addition to the payment of expenses pursuant to Sections 10.2 and 10.3 and subject to the limitations applicable to certain Non-U.S. Guarantors as set out in Section 7.14, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ reasonable approval of counsel, which shall be limited to one (1) counsel to the Indemnitees taken as a whole (and in the case of a conflict of interests among or between Indemnitees, one additional counsel to each affected Indemnitee and, if necessary, one local counsel to the Indemnitees taken as a whole in each appropriate jurisdiction)), indemnify, pay and hold harmless, each Agent and Bank and the officers, partners, directors, trustees, investment advisors, employees, agents and Affiliates of each Agent, Lead Arranger and each Bank (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnitee; provided, further, that Section 2.20 (instead of this Section 10.4) shall govern indemnities for Taxes. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.4 may be unenforceable in whole or in part because they are in violation of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b) To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against the Banks, the Agents, the Lead Arrangers and their respective Affiliates, directors, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) in connection with, arising out of, as a result of, or in any way relating to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Xerium and each other Credit Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c) Currency indemnity.

(i) If any sum due from a Credit Party under the Credit Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(A) making or filing a claim or proof against that Credit Party; or

(B) obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Credit Party shall as an independent obligation, within three Business Days of demand, indemnify the Agent and each Bank to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (x) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (y) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(ii) Each Credit Party waives any right it may have in any jurisdiction to pay any amount under the Credit Documents in a currency or currency unit other than that in which it is expressed to be payable.

10.5 Set Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and continuation of any Event of Default each Bank and each of its respective Affiliates is hereby authorized by each Credit Party at any time or from time to time subject to the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than the Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Bank or its Affiliate to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Bank hereunder, the Letters of Credit and participations therein and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto, the Letters of Credit and participations therein or with any other Credit Document, irrespective of whether or not (a) such Bank shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured provided that in the event that any Defaulting Bank exercises any such right of setoff (i) all amounts so set off will be paid over immediately to the Administrative Agent for further application in accordance with the provisions of to Section 2.23, and, pending such payment, will be segregated by such Defaulting Bank from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, the Swing Loan Lender and the Banks and (ii) the Defaulting Bank will provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Bank as to which it exercised such rights of setoff.

10.6 Amendments and Waivers.

(a) Requisite Banks’ and Borrower Consent. Subject to clauses (b) and (c) of this Section 10.6, no amendment, modification, termination or waiver (other than any Permitted Amendment or Facility Increase Amendment in accordance with the terms hereof) of any provision of the Credit Documents (other than the Fee Letters), or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of the Credit Parties and the Requisite Banks; provided, however, that the Administrative Agent may, with the consent of the Credit Parties, amend, modify or supplement this Agreement to cure any ambiguity, omission, defect or inconsistency or to grant a new Lien for the benefit of the Secured Parties or extend an existing Lien over additional property, so long as such amendment, modification or supplement does not adversely affect the rights of any Bank, any Issuing Bank or the Swing Loan Lender.

(b) Affected Banks’ Consent. Without the written consent of the Credit Parties and each Bank (other than a Defaulting Bank) that would be adversely affected thereby, no amendment, modification, termination, or consent (other than any Permitted Amendment or Facility Increase Amendment in accordance with the terms hereof) shall be effective if the effect thereof would:

(i) extend the scheduled final maturity of any Loan;

(ii) waive, reduce or postpone any scheduled repayment (but not prepayment);

(iii) extend the stated expiration date of any Letter of Credit beyond the Revolving Commitment Termination Date;

(iv) reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.10) or any fee payable hereunder;

(v) extend the time for payment of any such interest or fees;

(vi) reduce or forgive the principal amount of any Loan or any reimbursement obligation in respect of any Letter of Credit;

(vii) amend, modify, terminate or waive any provision of this Section 10.6(b) or Section 10.6(c);

(viii) amend the definition of “Requisite Banks” or “Pro Rata Share”; provided, with the consent of Requisite Banks, additional extensions of credit or additional tranches established pursuant hereto may be included in the determination of “Requisite Banks” or “Pro Rata Share” on substantially the same basis as the Term Loans, the Revolving Commitments and the Revolving Loans are included on the Closing Date;

(ix) extend the Revolving Commitment Termination Date;

(x) release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Credit Documents;

(xi) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document (other than the Fee Letters);

(xii) amend, modify or waive any provision of Section 2.15 or 2.16(g); or

(xiii) consent to currency changes.

(c) Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents (other than the Fee Letters), or consent to any departure by any Credit Party therefrom, shall:

(i) increase any Revolving Commitment of any Bank over the amount thereof then in effect without the consent of each Credit Party and such Bank; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Revolving Commitment of any Bank;

(ii) amend, modify, terminate or waive the rights or duties of the Issuing Banks or the Swing Loan Lender, as applicable, under this Agreement or the other Credit Documents without the consent of each Credit Party, Administrative Agent and of the Issuing Banks or the Swing Loan Lender, as applicable;

(iii) amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent or Lead Arranger, or any other provision hereof as the same applies to the rights or obligations of any Agent or Lead Arranger, in each case without the consent of each Credit Party and such Agent or Lead Arranger; or

(iv) amend, modify, terminate or waive any provision in an manner that affects the grant or nature of any option granted to any Special Purpose Vehicle pursuant to Section 10.7 or the right or duties of such Special Purpose Vehicle hereunder, in each case without the consent of such Special Purpose Vehicle.

(d) Execution of Amendments, etc. The Administrative Agent may, but shall have no obligation to, with the concurrence of any Bank, execute amendments, modifications, waivers or consents on behalf of such Bank. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.6 shall be binding upon each Bank at the time outstanding, each future Bank and, if signed by a Credit Party, on such Credit Party.

(e) Defaulting Banks. Anything herein to the contrary notwithstanding, during such period as a Bank is a Defaulting Bank, to the fullest extent permitted by applicable law, such Bank will not be entitled to vote in respect of amendments and waivers hereunder and the Revolving Commitment and the outstanding Loans of such Bank hereunder will not be taken into account in determining with the Requisite Banks or all of the Banks, as required, have approved any such amendment or waiver (and the definition of “Requisite Banks” will automatically be deemed modified accordingly for the duration of such period); provided that any such amendment or waiver that would increase or extend the term of the Revolving Commitment of such Defaulting Bank, extend the date fixed for the payment of principal or interest owing to such Defaulting Bank, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Bank or of any fee payable to such Defaulting Bank hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Bank.

(f) Loan Modification Offer. Notwithstanding the foregoing, either Borrower may, by written notice to the Administrative Agent from time to time, make one or more offers (each, a “Loan Modification Offer”) on a pro rata basis to all the Banks holding any Tranche of Loans to make one or more amendments or modifications to (A) allow the maturity and scheduled amortization (if any) of the Term Loans and/or the Revolving Loans and Revolving Commitments of the accepting Banks to be extended and (B) increase the Applicable Margins and/or fees payable with respect to the Term Loans and/or the Revolving Loans and Revolving Commitments of the Accepting Banks (as defined below) (“Permitted Amendments”) pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to Xerium. Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective. Permitted Amendments shall become effective only with respect to the Term Loans and/or the Revolving Loans and Revolving Commitments of the Banks that accept the applicable Loan

Modification Offer (such Banks, the “Accepting Banks”) and, in the case of any Accepting Bank, only with respect to such Bank’s Term Loans and/or Revolving Loans and Revolving Commitments as to which such Bank’s acceptance has been made. The applicable Borrower, each other Credit Party and each Accepting Bank shall execute and deliver to the Administrative Agent an agreement containing the terms of the Permitted Amendments (a “Loan Modification Agreement”) and such other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof. The Administrative Agent shall promptly notify each Bank as to the effectiveness of each Loan Modification Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Loan Modification Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Amendment evidenced thereby and only with respect to the Term Loans and/or the Revolving Loans and Revolving Commitments of the Accepting Banks as to which such Banks’ acceptance has been made. Following any Permitted Amendment, the Loans extended or modified pursuant to this Section 10.6(f) shall constitute a new Tranche for purposes of the Credit Documents.

10.7 Successors and Assigns; Participations.

(a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Banks. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of the Agents and all Banks. No Bank may assign or otherwise transfer any of its rights or obligations hereunder except (A) to an assignee in accordance with the provisions of subsection (c) of this Section 10.7, (B) by way of participation in accordance with the provisions of subsection (h) of this Section 10.7, (C) by way of pledge or assignment of a security interest in accordance with the provisions of subsection (i) of this Section 10.7, (D) in accordance with subsection (j) of this Section 10.7 or (E) by way of option in accordance with subsection (k) of this Section 10.7. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, participants to the extent provided in clause (h) below, Special Purpose Vehicles to the extent provided in clause (k) below and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Banks) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Register. Each Borrower, the Administrative Agent and each Bank shall deem and treat the Persons listed as Banks in the Register as the holders and owners of the corresponding Revolving Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Revolving Commitment or Loan shall be effective, in each case, unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been delivered to and accepted by the Administrative Agent and recorded in the Register as provided in Section 10.7(e). Prior to such recordation, all amounts owed with respect to the applicable Revolving Commitment or Loan shall be owed to the Bank listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Bank shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Revolving Commitments or Loans.

(c) Right to Assign; Eligible Assignees; Minimum Amounts. (i) Each Bank shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its Revolving Commitment or Loans owing to it or other Obligation (provided, however, that each such assignment shall be of a proportionate percentage of all of the assigning Bank’s rights and obligations under and in respect of any Loan and any related Revolving Commitments) and provided, further, that nothing shall prohibit any Bank from assigning all or a portion of its rights and obligations under separate Tranches on a non-pro rata basis:

(A) to any Person meeting the criteria of clause (i) of the definition of the term “Eligible Assignee” upon the giving of notice to Xerium and the Administrative Agent; and

(B) to any Person meeting the criteria of clause (ii) of the definition of the term “Eligible Assignee” upon the giving of notice to Xerium and the Administrative Agent; subject, however, in the case of assignments of (1) Revolving Loans or Revolving Commitments to any such Person, to prior written consent by Xerium, the Administrative Agent, the Swing Loan Lender and the Issuing Bank and (2) in the case of assignments of Term Loans to any such Person, to the prior written consent by Xerium and the Administrative Agent (such consent not to be (x) in the case of the Administrative Agent and Xerium, unreasonably withheld or delayed or, (y) in the case of Xerium, required at any time an Event of Default shall have occurred and then be continuing); provided that Xerium shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof.

(ii) Each such assignment pursuant to this Section 10.7(c) shall be in an aggregate amount of not less than (determined as of the date the Assignment Agreement with respect to such assignment is delivered to the Administrative Agent, or, if a “Trade Date” is specified in the Assignment Agreement, as of such Trade Date) (A) with respect to the assignment of the Revolving Commitments and the Revolving Loans, $2,500,000, unless the Administrative Agent and, so long as no Event of Default shall have occurred and be continuing, Xerium otherwise consents (each such consent not to be unreasonably withheld or delayed) and (B) with respect to the assignment of Term Loans, $1,000,000 (with respect to U.S. Term Loans) and €1,000,000 (with respect to Euro Term Loans), unless the Administrative Agent and, so long as no Event of Default shall have occurred and be continuing, Xerium otherwise consents (each such consent not to be unreasonably withheld or delayed) provided in the case of an assignment of (1) the entire remaining amount of the assigning Bank’s Loans at the time owing to it and/or Revolving Commitments, (2) contemporaneous assignments to related Related Funds that equal at the least the amount specified in clause (B) above in the aggregate or (3) of an assignment to a Bank, an Affiliate of a Bank or a Related Fund, no minimum amount need be assigned.

(iii) In connection with any assignment of rights and obligations of any Defaulting Bank hereunder, no such assignment will be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Bank, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Bank to the Administrative Agent, the Issuing Bank, the Swing Loan Lender, each other Bank hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Bank hereunder becomes effective under any applicable Requirement of Law without compliance with the provisions of this paragraph, then the assignee of such interest will be deemed to be a Defaulting Bank for all purposes of this Agreement until such compliance occurs.

(d) Mechanics. The assigning Bank and the assignee thereof shall execute and deliver to the Administrative Agent an Assignment Agreement, together with (i) a processing and recordation fee of $3,500 (except (A) in the case of assignments pursuant to Section 10.7(c)(i)(A), no processing or recordation fee shall be required, (B) that only one fee shall be payable in the case of contemporaneous assignments to or by Related Funds and (C) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment), and (ii) such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to the Administrative Agent pursuant to Section 2.20(c).

(e) Notice of Assignment. Upon its receipt of a duly executed and completed Assignment Agreement, together with the processing and recordation fee referred to in Section 10.7(d) (and any forms, certificates or other evidence required by this Agreement in connection therewith), the Administrative Agent shall record the information contained in such Assignment Agreement in the Register, shall give prompt notice thereof to each Borrower (which notice shall include the name of the assigning Bank and the name, address and jurisdiction of organization of the assignee thereof) and shall maintain a copy of such Assignment Agreement. Each Italian Guarantor expressly accepts in advance any assignment made in compliance with this Section 10.7.

(f) Representations and Warranties of Assignee. Each Bank, upon execution and delivery hereof or upon executing and delivering an Assignment Agreement, as the case may be, represents and warrants as of the Closing Date or as of the applicable Effective Date (as defined in the applicable Assignment Agreement) that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Revolving Commitments or Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Revolving Commitments or Loans for its own account in the Ordinary Course and without a view to distribution of such Revolving Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.7, the disposition of such Revolving Commitments or Loans or any interests therein shall at all times remain within its exclusive control).

(g) Effect of Assignment. Subject to the terms and conditions of this Section 10.7, as of the “Effective Date” specified in the applicable Assignment Agreement: (i) the assignee thereunder shall have the rights and obligations of a “Bank” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a “Bank” for all purposes hereof, and in the case of an assignment from the Issuing Bank, shall have the rights and obligations of an “Issuing Bank” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be an “Issuing Bank” for all purposes hereof; (ii) the assigning Bank thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 10.9) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Bank’s rights and obligations hereunder, such Bank shall cease to be a party hereto and, if such Bank were an Issuing Bank, relinquish its rights (other than any rights which survive the termination hereof under Section 10.9) and be released from its obligations hereunder as an “Issuing Bank”; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Bank shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Bank as a Bank hereunder) provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Bank will constitute a waiver or release of any claim of any party hereunder arising from that Bank’s having been a Defaulting Bank ; (iii) the Revolving Commitments shall be modified to reflect the Revolving Commitment of such assignee and any Revolving Commitment of such assigning Bank, if any; and (iv) for the purposes of article 1263 of the Italian Civil Code, it is expressly agreed that the security created or evidenced by the Collateral Documents shall be preserved for the benefit of the assignee and each other Bank. Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with subsections (c) through (g) of this Section 10.7 shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with clause (h).

(h) Participations. (i) Each Bank shall have the right at any time to sell one or more participations to any Person (other than Xerium, any of its Subsidiaries or any of its Affiliates (excluding Affiliate Banks)) in all or any part of its Revolving Commitments or Loans or in any other Obligation; provided, that (x) such Bank’s obligations under this Agreement shall remain unchanged, (y) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (z) the Borrowers, the Administrative Agent, the Issuing Bank and the Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. For the avoidance of doubt, each Bank shall be responsible for the indemnity under Section 9.6 with respect to any payments made by such Bank to its participants.

(ii) The holder of any such participation, other than an Affiliate of the Bank granting such participation, shall not be entitled to require such Bank to take or omit to take any action hereunder except that the participation agreement may provide that such Bank shall not, without the consent of the participant, agree to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Loan, or any Letter of Credit (unless such Letter of Credit is not extended beyond the Revolving Commitment Termination Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Revolving Commitments shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under the Collateral Documents (except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating. The Borrowers agree that each participant shall be entitled to the benefits of Sections 2.18(c), 2.19 and 2.20 to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to paragraph (c) of this Section provided that such participant agrees to be subject to the provisions of Sections 2.21 and 2.24 as though it were a Bank; provided, further, (i) a participant shall not be entitled to receive any greater payment under Section 2.19 or 2.20 than the applicable Bank would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with each Borrower’s prior written consent, and (ii) a participant that would be a Non-U.S. Bank if it were a Bank shall not be entitled to the benefits of Section 2.20 unless each Borrower is notified of the participation sold to such participant and such participant agrees, for the benefit of each Borrower, to comply with Section 2.20 as though it were a Bank. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.6 as though it were a Bank, provided such participant agrees to be subject to Section 2.17 as though it were a Bank.

(i) Certain Other Assignments. In addition to any other assignment permitted pursuant to this Section 10.7, any Bank may assign and/or pledge all or any portion of its Loans, the other Obligations owed by or to such Bank, to secure obligations of such Bank including, without limitation, any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided, no Bank, as between each Borrower and such Bank, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided, further, in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Bank” or be entitled to require the assigning Bank to take or omit to take any action hereunder.

(j) Notwithstanding anything to the contrary contained herein, any Bank may assign all or any portion of its Loans hereunder to any of the Borrowers or their respective Subsidiaries, but only if:

(i) such assignment is made pursuant to a Dutch Auction open to all Banks holding Term Loans on a pro rata basis;

(ii) such assignment does not relate to, or purport to assign, any Revolving Loan or Revolving Commitment;

(iii) no Default or Event of Default has occurred and is continuing or would result therefrom;

(iv) at the time of and immediately after giving effect to such assignments, the Borrowers are in pro forma compliance with the financial covenants set forth in Sections 6.8(a) and (b) hereof (as determined in accordance with Section 6.8(e));

(v) such Borrower or Subsidiary, as applicable, shall at the time of such assignment affirm the No Undisclosed Information Representation;

(vi) any such Term Loans shall be automatically and permanently cancelled immediately upon acquisition thereof by any of the Borrowers or their respective Subsidiaries; and

(vii) the Borrowers or their respective Subsidiaries shall not use the proceeds of the Revolving Loans to acquire such Term Loans.

(k) In addition to the other assignment rights provided in this Section 10.7, each Bank may grant to a Special Purpose Vehicle the option to make all or any part of any Loan that such Bank would otherwise be required to make hereunder and the exercise of such option by any such Special Purpose Vehicle and the making of Loans pursuant thereto shall satisfy (once and to the extent that such Loans are made) the obligation of such Bank to make such Loans thereunder, provided, however, that (x)

nothing herein shall constitute a commitment or an offer to commit by such a Special Purpose Vehicle to make Loans hereunder and no such Special Purpose Vehicle shall be liable for any indemnity or other Obligation (other than the making of Loans for which such Special Purpose Vehicle shall have exercised an option, and then only in accordance with the relevant option agreement) and (y) such Bank’s obligations under the Credit Documents shall remain unchanged, such Bank shall remain responsible to the other parties for the performance of its obligations under the terms of this Agreement and shall remain the holder of the Obligations for all purposes hereunder. Each party hereto acknowledges and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any such Special Purpose Vehicle, such party shall not institute against, or join any other Person in instituting against, any Special Purpose Vehicle that has been granted an option pursuant to this clause (k) any bankruptcy, reorganization, insolvency or liquidation proceeding (such agreement shall survive the payment in full of the Obligations). The terms of the designation of, or assignment to, such Special Purpose Vehicle shall not restrict such Bank’s ability to, or grant such Special Purpose Vehicle the right to, consent to any amendment or waiver to this Agreement or any other Credit Document or to the departure by any Borrower from any provision of this Agreement or any other Credit Document without the consent of such Special Purpose Vehicle except, as long as the Administrative Agent and the Banks, Issuing Banks, Swing Loan Lender and other Secured Parties shall continue to, and shall be entitled to continue to, deal solely and directly with such Bank in connection with such Bank’s obligations under this Agreement, to the extent any such consent would reduce the principal amount of, or the rate of interest on, any Obligations, amend this clause (k) or postpone any scheduled date of payment of such principal or interest. Each Special Purpose Vehicle shall be entitled to the benefits of Sections 2.18(b), 2.19(b) and 2.20 as if it were such Bank; provided, however, that anything herein to the contrary notwithstanding, no Borrower shall, at any time, be obligated to make under Sections 2.18(b), 2.19(b) and 2.20 to any such Special Purpose Vehicle and any such Bank any payment in excess of the amount any of the Borrowers would have been obligated to pay to such Bank in respect of such interest if such Special Purpose Vehicle had not been assigned the rights of such Bank hereunder; provided, further, that such Special Purpose Vehicle shall have no direct right to enforce any of the terms of this Agreement against the Borrower, the Administrative Agent or the other Banks.

10.8 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.9 Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.18(c), 2.19, 2.20, 10.2, 10.3, 10.4 and 10.5 and the agreements of the Banks set forth in Sections 2.17, 9.3(b) and 9.6 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination hereof.

10.10 No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Bank in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Bank hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or any of the applicable documentation creating Hedging Obligations. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.11 Marshalling; Payments Set Aside. Neither any Agent nor any Bank shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to the Administrative Agent or the Banks (or to the Administrative Agent, on behalf of the Banks), or the Administrative Agent or the Banks enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other provincial, state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.12 Severability. In case any provision in or obligation hereunder shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.13 Obligations Several. The obligations of the Banks hereunder are several and no Bank shall be responsible for the obligations or Revolving Commitment of any other Bank hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Banks pursuant hereto or thereto, shall be deemed to constitute Banks as a partnership, an association, a joint venture or any other kind of entity.

10.14 Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.15 APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK INCLUDING GENERAL OBLIGATIONS LAW 5-1401.

10.16 CONSENT TO JURISDICTION AND SERVICE OF PROCESS. (a) ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY CREDIT PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT IN THE CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (i) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS, UNLESS OTHERWISE PROVIDED IN A COLLATERAL DOCUMENT; (ii) WAIVES ANY DEFENSE OF FORUM NON-CONVENIENS; (iii) AGREES THAT, NOTWITHSTANDING SECTION 10.16(c), SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (iv) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (iii) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (v) AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW;

(b) IN ADDITION TO SECTION 10.16(a), AUSTRIA GMBH IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS IN ENGLAND FOR THE PURPOSE OF HEARING AND DETERMINING ANY DISPUTE ARISING OUT OF THIS AGREEMENT, ANY OTHER CREDIT DOCUMENT OR ANY OF THE OBLIGATIONS OR RELATING HERETO AND FOR THE PURPOSES OF ENFORCEMENT OF ANY JUDGMENT AGAINST ITS ASSETS (IN NO EVENT SHALL THE COURTS OF AUSTRIA HAVE JURISDICTION FOR THE PURPOSE OF HEARING AND DETERMINING ANY DISPUTE ARISING OUT OF THIS AGREEMENT, ANY OTHER CREDIT DOCUMENT OR ANY OF THE OBLIGATIONS OR RELATING HERETO AND FOR THE PURPOSES OF ENFORCEMENT OF ANY JUDGMENT AGAINST ITS ASSETS); AND

(c) EACH CREDIT PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY APPOINTS CORPORATION SERVICE COMPANY WITH AN OFFICE ON THE DATE HEREOF AT 1209 ORANGE STREET, CITY OF WILMINGTON, COUNTY OF NEW CASTLE, DE 19801 AND ITS SUCCESSORS HEREUNDER (THE “PROCESS AGENT”), AS ITS AGENT TO RECEIVE ON BEHALF OF SUCH CREDIT PARTY AND ITS PROPERTY SERVICE OF COPIES OF THE SUMMONS AND COMPLAINTS AND ANY OTHER PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY COURT SPECIFIED IN SECTION 10.16(a). SUCH SERVICE MAY BE MADE BY MAILING OR DELIVERING A COPY OF SUCH PROCESS TO A CREDIT PARTY IN CARE OF THE PROCESS AGENT AT THE ADDRESS SPECIFIED ABOVE FOR THE PROCESS AGENT, AND EACH CREDIT PARTY HEREBY IRREVOCABLY AUTHORIZES AND DIRECTS THE PROCESS AGENT TO ACCEPT SUCH SERVICE ON ITS BEHALF. EACH CREDIT PARTY FURTHER CONSENTS TO MAILING COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH CREDIT PARTY AT ITS ADDRESSES FOR NOTICE HEREUNDER, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER MAILING. FAILURE OF THE PROCESS AGENT TO GIVE NOTICE TO ANY CREDIT PARTY OR FAILURE OF A CREDIT PARTY TO RECEIVE NOTICE OF SUCH SERVICES OF PROCESS SHALL NOT AFFECT IN ANY WAY THE VALIDITY OF SUCH SERVICE ON THE PROCESS AGENT OR SUCH CREDIT PARTY. EACH CREDIT PARTY COVENANTS AND AGREES THAT IT SHALL TAKE ANY AND ALL REASONABLE ACTION, INCLUDING THE EXECUTION AND FILING OF ANY AND ALL DOCUMENTS, THAT MAY BE NECESSARY FOR THE PROCESS AGENT TO ACT AS SUCH. IN THE EVENT THAT AT ANY TIME SUCH PROCESS AGENT SHALL FOR ANY REASON CEASE TO MAINTAIN AN OFFICE IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY, OR CEASE TO ACT AS PROCESS AGENT, THEN, SUCH CREDIT PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ACCORDANCE WITH THE TERMS OF CLAUSE (iii) OF SECTION 10.16(a). EACH CREDIT PARTY ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS SECTION 10.16(b) SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

10.17 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE BANK/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS

INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.17 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.18 Confidentiality. Each Agent, the Issuing Bank and each Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, trustees, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, including the NAIC, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.18, to (i) any assignee of, participant in, or Special Purpose Vehicle grantee of any option described in Section 10.7(k), or any prospective assignee of, participant in, or Special Purpose Vehicle grantee of any option described in Section 10.7(k), any of its rights or obligations under this Agreement, (ii) any rating agency, or (iii) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Borrowers, (h) to any pledgee referred to in Section 10.7(i) or any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors or other representatives) to any swap or derivatives or similar transaction under which payments are to be made by reference to the Borrowers and the Obligations, this Agreement or payments hereunder, so long as such pledgee or any actual or prospective counterparty (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) agrees to be bound by the provisions of this Section 10.18, or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 10.18 or (ii) becomes available to any Agent, the Issuing Bank or any Bank on a non-confidential basis from a source other than the Borrowers. For the purposes of this Section 10.18, “Information” means all information received from the Borrowers relating to the Borrowers or their business, other than any such information that is available to any Agent, the Issuing Bank or any Bank on a non-confidential basis prior to disclosure by the Borrowers. Any Person required to maintain the confidentiality of Information as provided in this Section 10.18 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding anything in this Agreement or in any other Credit Document to the contrary, the Borrowers and each Bank (and each employee, representative or other agent of the Borrowers) may disclose to any taxing authority and to any tax advisor of such party, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Borrowers relating to such U.S. tax treatment and U.S. tax structure.

10.19 Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, each Borrower shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of each Bank and each Borrower to conform strictly to any applicable usury laws. Accordingly, if any Bank contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Bank’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to each Borrower, as applicable.

10.20 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission or “PDF” shall be effective as delivery of a manually executed counterpart hereof.

10.21 Effective Date. This Agreement shall become effective on the Closing Date.

10.22 Importation of Credit Documents into Austria. Each of the parties hereto covenants and agrees that it will not send, or cause to be sent, bring or cause to be brought, or otherwise import, or cause otherwise to be imported, into the Republic of Austria any original counterpart or certified or conformed copy of any executed Credit Document or any document constituting or evidencing any transfer by any party of any right or interest under any Credit Document, or make use of any Credit Document or document before any fiscal or governmental authority or agency or any court of Austria; provided that, any party may, at the joint and several cost and expense of the Credit Parties, send, or cause to be sent, bring, or cause to be brought, or otherwise import, or cause otherwise to be imported, any such Credit Document or document into the Republic of Austria if required to do so by applicable law or if such Credit Document or document is required to be presented in Austria in order to assist, enforce, protect or preserve any right of or remedy available to such party arising under or in respect of any of the Credit Documents or applicable law. Each of the parties hereto further agrees not to: (i) object to the introduction into evidence of (a) any uncertified copy of a signed original of a Credit Document or notarized or certified copy thereof or (b) any written minutes recording the transactions contemplated by a Credit Document and signed by a party or its representative (for the purpose of this Section 10.22, each an “Original”); (ii) raise as a defense to any action or exercise of a remedy a failure to introduce an Original into evidence; (iii) object to the submission of any uncertified copy of a Credit Document in any proceedings relating to a dispute before any court, arbitral body or governmental authority in Austria (for the purpose of this Section 10.22, the “Proceedings”); (iv) contest the authenticity, and conformity to the Original (Ubereinstimmung mit dem echten Original), of an uncertified copy of an Original, in each case, unless any such uncertified copy actually introduced into evidence in Proceedings does not accurately reflect the content of such Original.

10.23 USA Patriot Act Notice. Each Bank and the Agents (for the Agents and not on behalf of any Bank) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-5 (signed into law on October 26, 2001)), as amended (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Bank or the applicable Agent, as applicable, to identify the Borrowers in accordance with the Patriot Act.

10.24 No Setoffs and Defenses. Each Credit Party acknowledges it has no setoffs or defenses to their respective obligations under the Credit Documents and no claims or counterclaims against any of the Agents or the Banks.

10.25 Entire Agreement. This Agreement and the other Credit Documents represent the entire agreement of the Credit Parties, the Agents, and the Banks with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Agents or any Bank relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents. If and to the extent that any provision of any Credit Document limits, qualifies or conflicts with a provision of this Agreement, such provision of this Agreement shall control.

10.26 Pledge of Intercompany Debt. To the extent not already pledged, charged, or otherwise provided as security pursuant to the Collateral Documents, subject to Section 7.14, each of the Non-U.S. Credit Parties, other than the Australian Obligor, hereby pledges to the Collateral Agent, as collateral for its Non-U.S. Obligations, its right, title and interest in and to all Indebtedness owed to it by any Subsidiary of Xerium. For all purposes of law, the Collateral Agent shall be considered the depositary of the rights pledged hereunder.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

XERIUM TECHNOLOGIES, INC.

By:	/s/ Stephen R. Light

Name:	Stephen R. Light
Title:	President and Chief Executive Officer

[Signature Page to Credit and Guaranty Agreement]

XERIUM TECHNOLOGIES LIMITED

By:	/s/ Theodore D. Orban
Name:	Theodore D. Orban
Title:	Director

[Signature Page to Credit and Guaranty Agreement]

HUYCK LICENSCO INC.

By:	/s/ Theodore D. Orban
Name:	Theodore D. Orban
Title:	Secretary and Treasurer

[Signature Page to Credit and Guaranty Agreement]

ROBEC BRAZIL LLC

By:	/s/ Theodore D. Orban
Name:	Theodore D. Orban
Title:	Secretary

[Signature Page to Credit and Guaranty Agreement]

STOWE WOODWARD LLC

By:	/s/ Theodore D. Orban
Name:	Theodore D. Orban
Title:	Secretary and Treasurer

[Signature Page to Credit and Guaranty Agreement]

STOWE WOODWARD LICENSCO LLC

By:	/s/ Theodore D. Orban
Name:	Theodore D. Orban
Title:	Secretary and Treasurer

[Signature Page to Credit and Guaranty Agreement]

WANGNER ITELPA I LLC

By:	/s/ Theodore D. Orban
Name:	Theodore D. Orban
Title:	Secretary

[Signature Page to Credit and Guaranty Agreement]

WANGNER ITELPA II LLC

By:	/s/ Theodore D. Orban
Name:	Theodore D. Orban
Title:	Secretary

[Signature Page to Credit and Guaranty Agreement]

WEAVEXX, LLC

By:	/s/ Theodore D. Orban
Name:	Theodore D. Orban
Title:	Secretary and Treasurer

[Signature Page to Credit and Guaranty Agreement]

XERIUM III (US) LIMITED

By:	/s/ Theodore D. Orban
Name:	Theodore D. Orban
Title:	Secretary and Treasurer

[Signature Page to Credit and Guaranty Agreement]

XERIUM IV (US) LIMITED

By:	/s/ Theodore D. Orban
Name:	Theodore D. Orban
Title:	Secretary and Treasurer

[Signature Page to Credit and Guaranty Agreement]

XERIUM V (US) LIMITED

By:	/s/ Theodore D. Orban
Name:	Theodore D. Orban
Title:	Secretary and Treasurer

[Signature Page to Credit and Guaranty Agreement]

XERIUM ASIA, LLC

By:	/s/ Theodore D. Orban
Name:	Theodore D. Orban
Title:	Secretary and Treasurer

[Signature Page to Credit and Guaranty Agreement]

XTI LLC

By:	/s/ Theodore D. Orban
Name:	Theodore D. Orban
Title:	Secretary

[Signature Page to Credit and Guaranty Agreement]

XERIUM CANADA INC.

By:	/s/ Theodore D. Orban
Name:	Theodore D. Orban
Title:	Secretary and Treasurer

[Signature Page to Credit and Guaranty Agreement]

HUYCK.WANGNER JAPAN LIMITED

By:	/s/ Stephen R. Light
Name:	Stephen R. Light
Title:	Director

[Signature Page to Credit and Guaranty Agreement]

XERIUM ITALIA S.P.A.

By:	/s/ Stephen Light
Name:	Stephen Light
Title:	Managing Director

[Signature Page to Credit and Guaranty Agreement]

HUYCK.WANGNER UK LIMITED

By:	/s/ Theodore D. Orban
Name:	Theodore D. Orban
Title:	Director

[Signature Page to Credit and Guaranty Agreement]

STOWE-WOODWARD (UK) LIMITED

By:	/s/ Theodore D. Orban
Name:	Theodore D. Orban
Title:	Director

[Signature Page to Credit and Guaranty Agreement]

XERIUM GERMANY HOLDING GMBH

By:	/s/ Donna Meserve
Name:	Donna Meserve
Title:	Managing Director

[Signature Page to Credit and Guaranty Agreement]

HUYCK.WANGNER GERMANY GMBH

By:	/s/ Donna Meserve
Name:	Donna Meserve
Title:	Managing Director

[Signature Page to Credit and Guaranty Agreement]

ROBEC WALZEN GMBH

By:	/s/ Donna Meserve
Name:	Donna Meserve
Title:	Managing Director

[Signature Page to Credit and Guaranty Agreement]

XERIUM (FRANCE) SAS

By:	/s/ Joan Badrinas Ardevol
Name:	Joan Badrinas Ardevol
Title:	President

[Signature Page to Credit and Guaranty Agreement]

STOWE-WOODWARD FRANCE SAS

By:	/s/ Joan Badrinas Ardevol
Name:	Joan Badrinas Ardevol
Title:	President

[Signature Page to Credit and Guaranty Agreement]

XERIUM DO BRASIL LTDA.

By:	/s/ Theodore D. Orban
Name:	Theodore D. Orban
Title:	Attorney-in-fact

[Signature Page to Credit and Guaranty Agreement]

WANGNER ITELPA PARTICIPAÇÕES LTDA.

By:	/s/ Theodore D. Orban
Name:	Theodore D. Orban
Title:	Attorney-in-fact

[Signature Page to Credit and Guaranty Agreement]

XERIUM TECHNOLOGIES BRASIL INDÚSTRIA E COMÉRCIO S.A.

By:	/s/ Theodore D. Orban
Name:	Theodore D. Orban
Title:	Attorney-in-fact

[Signature Page to Credit and Guaranty Agreement]

STOWE WOODWARD AKTIENGESELLSCHAFT

By:	/s/ David Pretty
Name:	David Pretty
Title:	Managing Director

[Signature Page to Credit and Guaranty Agreement]

HUYCK.WANGNER AUSTRIA GMBH

By:	/s/ Alexander Karnovsky
Name:	Alexander Karnovsky
Title:	Managing Director

[Signature Page to Credit and Guaranty Agreement]

Signed by
HUYCK.WANGNER AUSTRALIA PTY LIMITED (CAN 004 624 015) in accordance with section 127 of the
Corporations Act 2001 (Cth) by two directors:

/s/ Thomas C. Johnson
Signature of director

Thomas C. Johnson
Name of director (please print)

/s/ Theodore D. Orban
Signature of director

Theodore D. Orban
Name of director (please print)

[Signature Page to Credit and Guaranty Agreement]

CITIBANK, N.A.,
as Administrative Agent, Issuing Bank, Swing Loan Lender and as a Bank

By:	/s/ Wayne Beckmann
	Name:	Wayne Beckmann
	Title:	Vice President

[Signature Page to Credit and Guaranty Agreement]

CITIGROUP NORTH AMERICA, INC.,
as Collateral Agent

By:	/s/ Paul L. Burroughs, Jr.
	Name:	Paul L. Burroughs, Jr.
	Title:	Vice President

[Signature Page to Credit and Guaranty Agreement]

JEFFERIES FINANCE LLC,
as a Bank

By:	/s/ E.J. Hess
	Name:	E.J. Hess
	Title:	Managing Director

[Signature Page to Credit and Guaranty Agreement]

APPENDIX A-1

TO CREDIT AND GUARANTY AGREEMENT

Initial U.S. Term Loan Amounts

Bank	U.S. Term Loan Amount	Pro Rata Share
Citibank, N.A.	$125,000,000	100%
Total	$125,000,000	100%

APPENDIX A-1-1

APPENDIX A-2

TO CREDIT AND GUARANTY AGREEMENT

Initial Euro Term Loan Amounts

Bank	Euro Term Loan Amount	Pro Rata Share
Citibank, N.A.	€87,000,000	100%
Total	€87,000,000	100%

APPENDIX A-2-1

APPENDIX B

TO CREDIT AND GUARANTY AGREEMENT

Initial Revolving Loan Commitments

Bank	Revolving Loan Commitment	Pro Rata Share
Citibank, N.A.	$20,000,000	66.7%
Jefferies Finance LLC	$10,000,000	33.3%
Total	$30,000,000	100%

APPENDIX B-1

APPENDIX C

TO CREDIT AND GUARANTY AGREEMENT

Notice Addresses

“NOTE: THE TAKING OF THIS DOCUMENT OR ANY CERTIFIED COPY OR ANY DOCUMENT WHICH CONSTITUTES SUBSTITUTE DOCUMENTATION THEREOF, INCLUDING WRITTEN CONFIRMATIONS OR REFERENCES THERETO, INTO AUSTRIA AS WELL AS PRINTING OUT ANY E-MAIL COMMUNICATION WHICH REFERS TO THIS DOCUMENT IN AUSTRIA OR SENDING ANY E-MAIL COMMUNICATION TO WHICH A PDF SCAN OF THIS DOCUMENT IS ATTACHED TO AN AUSTRIAN ADDRESSEE OR SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO THIS DOCUMENT TO AN AUSTRIAN ADDRESSEE MAY CAUSE THE IMPOSITION OF AUSTRIAN STAMP DUTY. ACCORDINGLY, IN PARTICULAR KEEP THE ORIGINAL DOCUMENT AS WELL AS ALL CERTIFIED COPIES THEREOF AND WRITTEN AND SIGNED REFERENCES THERETO OUTSIDE OF AUSTRIA AND AVOID PRINTING OUT ANY EMAIL COMMUNICATION WHICH REFERS TO THIS DOCUMENT IN AUSTRIA OR SENDING ANY E-MAIL COMMUNICATION TO WHICH A PDF SCAN OF THIS DOCUMENT IS ATTACHED TO AN AUSTRIAN ADDRESSEE OR SENDING ANY EMAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO THIS DOCUMENT TO AN AUSTRIAN ADDRESSEE.”

XERIUM TECHNOLOGIES, INC.

8537 Six Forks Rd, Suite 300

Raleigh, NC 27615

Attn: Theodore D. Orban

Fax: 919 526-1430

Phone: 919 526-1406

Email: ted.orban@xerium.com

XTI LLC

HUYCK LICENSCO INC.

STOWE WOODWARD LLC

STOWE WOODWARD LICENSCO LLC

WEAVEXX, LLC

XERIUM III (US) LIMITED

XERIUM IV (US) LIMITED

XERIUM V (US) LIMITED

WANGNER ITELPA I LLC

WANGNER ITELPA II LLC

XERIUM ASIA, LLC

ROBEC BRAZIL LLC

8537 Six Forks Rd, Suite 300

Raleigh, NC 27615

Attn: Theodore D. Orban

Fax: 919 526-1430

Phone: 919 526-1406

Email: ted.orban@xerium.com

Appendix C-1

in each case, with a copy to:

Xerium Technologies, Inc.

8537 Six Forks Rd, Suite 300

Raleigh, NC 27615

Attn: Theodore D. Orban

Fax: 919 526-1430

Phone: 919 526-1406

Email: ted.orban@xerium.com

XERIUM ITALIA SPA

Casella Postale 109

Via Persicara 70

04100 Latina,

Italy

Attention: Clifford E. Pietrafitta

Telecopier: 39-077- 3 62-9008

XERIUM CANADA INC.

c/o Aird & Berlis

181 Bay Street

Suite 1800

Toronto, Ontario M5J2T9

Attention: Clifford E. Pietrafitta

Telecopier: 416-863-1515

HUYCK.WANGNER AUSTRIA GMBH

C/O XERIUM GERMANY HOLDING GMBH

Föhrstrasse 39

72760 Reutlingen

Germany

Attention: Clifford E. Pietrafitta

Telecopier: 49-712-130-6396

XERIUM GERMANY HOLDING GMBH

Föhrstrasse 39

72760 Reutlingen

Germany

Attention: Clifford E. Pietrafitta

Telecopier: 49-712-130-6396

HUYCK.WANGNER AUSTRALIA PTY. LIMITED

P.O. Box 757

Geelong, Victoria 3220

Australia

Attention: Clifford E. Pietrafitta

Telecopier: 61-352-237-099

WANGNER ITELPA PARTICIPAÇÕES LTDA.

Rod. Americana Piracicaba, Km 156,5

Piracicaba 13400-970, São Paulo, Brazil

Attention: Clifford E. Pietrafitta

Telecopier: 55-19-3424-1947

Appendix C-2

XERIUM TECHNOLOGIES BRASIL INDÚSTRIA E COMÉRCIO S.A.

Rod. Americana Piracicaba, Km 156,5

Piracicaba 13400-970, São Paulo, Brazil

Attention: Clifford E. Pietrafitta

Telecopier: 55-19-3424-1947

XERIUM DO BRASIL LTDA.

Avenida Barãs do Rio Branco, 1958/2000

Parte, Suite B, Centro

Petrópolis, Rio de Janeiro, 25680-270 Brazil

Attention: Clifford E. Pietrafitta

Telecopier: 55-24-2237-5449

XERIUM (FRANCE) SAS

12 rue Jean Jaurès

69330 Meyzieu, France

Attention: Clifford E. Pietrafitta

Telecopier: 33-4-72451771

STOWE WOODWARD FRANCE SAS

12 rue Jean Jaurès

69330 Meyzieu, France

Attention: Clifford E. Pietrafitta

Telecopier: 33-4-72451771

STOWE WOODWARD AG

Am Langen Graben 22

52353 Düren Germany

Attention: Clifford E. Pietrafitta

Telecopier: 49-242-184-05319

ROBEC WALZEN GMBH

Am Langen Graben 22

52353 Düren Germany

Attention: Clifford E. Pietrafitta

Telecopier: 49-242-184-05319

HUYCK. WANGNER GERMANY GMBH

Föhrstrasse 39

72760 Reutlingen

Germany

Attention: Clifford E. Pietrafitta

Telecopier: 49-7121-30-6396

HUYCK.WANGNER JAPAN LIMITED

5F, Kokusai Bldg.

2-13-11 Nihonbashi Kayaba-Cho

Chuo-ku, Tokyo, 103-0025

Japan

Attention: Clifford E. Pietrafitta

Telecopier: 81-33-667-0986

Appendix C-3

HUYCK.WANGNER UK LIMITED

The Links

2nd Floor, Suite 6

Herne Bay

Kent CT6 7GQ

England

Attention: Clifford E. Pietrafitta

Telecopier: 44-1227-744039

STOWE-WOODWARD (UK) LIMITED

Am Langen Graben 22

52353 Düren

Germany

Attention: Clifford E. Pietrafitta

Telecopier: 49-242-184-05319

XERIUM TECHNOLOGIES LIMITED

The Links

2nd Floor, Suite 6

Herne Bay

Kent CT6 7GQ

England

Attention: Clifford E. Pietrafitta

Telecopier: 44-1227-744039

in each case, with a copy to:

Xerium Technologies, Inc.

8537 Six Forks Rd, Suite 300

Raleigh, NC 27615

Attn: Theodore D. Orban

Fax: 919 526-1430

Phone: 919 526-1406

Email: ted.orban@xerium.com

Appendix C-4

CITIBANK, N.A.,

as Administrative Agent, Issuing Bank, Swing Loan Lender, and a Bank

For Payments and Borrowing Requests/Interest Election Requests:

Citibank, N.A.

1616 Brett Rd

OPSIII

New Castle, DE 19720

Attention: Annemarie Pavco

Telephone: 302- 894- 6010

Facsimile: 212- 994-0961

Email: glagentofficeops@citigroup.com

Email (for notices by Banks to update administrative details only):

opsloanwebadmin@citigroup.com

Other Notices as Administrative Agent:

Citibank, N.A.

388 Greenwich Street, 34th Floor

New York, NY 10013

Attention: Paul Burroughs, Director

Telephone: 212 816-5053

Facsimile: 646 291-1742

CITICORP NORTH AMERICA, INC.,

as Collateral Agent

Citicorp North America, Inc.

388 Greenwich Street, 34th Floor

New York, NY 10013

Attention: Paul Burroughs, Director

Telephone: 212 816-5053

Facsimile: 646 291-1742

Appendix C-5

APPENDIX D

TO CREDIT AND GUARANTY AGREEMENT

Mandatory Cost Formula

1.	For the purposes of this Appendix D:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the Financial Services Authority Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

2.	The Mandatory Cost is an addition to the interest rate to compensate Banks for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

3.	On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Bank, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Banks’ Additional Cost Rates (weighted in proportion to the percentage participation of each Bank in the relevant Term Loan) and will be expressed as a percentage rate per annum.

4.	The Additional Cost Rate for any Bank lending from a Facility Office in a Participating Member State will be the percentage notified by that Bank to the Administrative Agent. This percentage will be certified by that Bank in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Bank’s participation in all Term Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

5.	The Additional Cost Rate for any Bank lending from a Facility Office in the United Kingdom will be calculated by the Administrative Agent as follows:

in relation to a Term Loan in any currency other than Sterling:

E × 0.01	per cent per annum

300

APPENDIX D-1

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Bank is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Applicable Margin and the Mandatory Cost and, if the Term Loan is an Unpaid Sum, the additional rate of interest specified in Section 2.10 (Default Interest)) payable for the relevant Interest Period on the Term Loan.

C	is the percentage (if any) of Eligible Liabilities which that Bank is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

E	is designed to compensate Banks for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

6.	In application of the above formula, A, B, C and D will be included in the formula as percentages (i.e. 5 per cent will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Administrative Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.	Each Bank shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Bank shall supply the following information on or prior to the date on which it becomes a Bank:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Administrative Agent may reasonably require for such purpose.

Each Bank shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

APPENDIX D-2

9.	The percentages of each Bank for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Bank notifies the Administrative Agent to the contrary, each Bank’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.	The Administrative Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Bank and shall be entitled to assume that the information provided by any Bank or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Banks on the basis of the Additional Cost Rate for each Bank based on the information provided by each Bank and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Administrative Agent pursuant to this Appendix D in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Bank shall, in the absence of manifest error, be conclusive and binding on all parties to this Agreement.

13.	The Administrative Agent may from time to time, after consultation with Xerium and the Banks, determine and notify to all parties to this Agreement any amendments which are required to be made to this Appendix D in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties to this Agreement.

APPENDIX D-3